                                                                    Exhibit 1.01



================================================================================

                    FIRST LIEN CREDIT AND GUARANTY AGREEMENT

                          DATED AS OF DECEMBER 23, 2005

                                      AMONG

                            AAH HOLDINGS CORPORATION,

                             AMSCAN HOLDINGS, INC.,

                 CERTAIN SUBSIDIARIES OF AMSCAN HOLDINGS, INC.,
                                 AS GUARANTORS,

                                VARIOUS LENDERS,

                       GOLDMAN SACHS CREDIT PARTNERS L.P.,
                  AS JOINT LEAD ARRANGER, JOINT BOOKRUNNER AND
                               SYNDICATION AGENT,

                         BANC OF AMERICA SECURITIES LLC,
                  AS JOINT LEAD ARRANGER AND JOINT BOOKRUNNER,

                             BANK OF AMERICA, N.A.,
                             AS DOCUMENTATION AGENT,

                                       AND

                      GENERAL ELECTRIC CAPITAL CORPORATION,
                  AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT

                                   ----------

                  $410,000,000 SENIOR SECURED CREDIT FACILITIES

                                   ----------

================================================================================

                                TABLE OF CONTENTS

                                                                                Page
                                                                                ----
SECTION 1.  DEFINITIONS AND INTERPRETATION...................................      2
   1.1.     Definitions......................................................      2
   1.2.     Accounting Terms.................................................     32
   1.3.     Interpretation, Etc..............................................     32

SECTION 2.  LOANS AND LETTERS OF CREDIT......................................     33
   2.1.     Term Loans.......................................................     33
   2.2.     Revolving Loans..................................................     33
   2.3.     Swing Line Loans.................................................     34
   2.4.     Issuance of Letters of Credit and Purchase of Participations
               Therein.......................................................     36
   2.5.     Pro Rata Shares; Availability of Funds...........................     40
   2.6.     Use of Proceeds..................................................     40
   2.7.     Evidence of Debt; Register; Lenders' Books and Records; Notes....     41
   2.8.     Interest on Loans................................................     41
   2.9.     Conversion/Continuation..........................................     43
   2.10.    Default Interest.................................................     44
   2.11.    Fees.............................................................     44
   2.12.    Scheduled Installments...........................................     45
   2.13.    Voluntary Prepayments/Commitment Reductions......................     46
   2.14.    Mandatory Prepayments/Commitment Reductions......................     48
   2.15.    Application of Prepayments/Reductions............................     51
   2.16.    General Provisions Regarding Payments............................     52
   2.17.    Ratable Sharing..................................................     53
   2.18.    Making or Maintaining Eurodollar Rate Loans......................     53
   2.19.    Increased Costs; Capital Adequacy................................     55
   2.20.    Taxes; Withholding, Etc..........................................     56
   2.21.    Obligation To Mitigate...........................................     58
   2.22.    Defaulting Lenders...............................................     58
   2.23.    Removal or Replacement of a Lender...............................     59
   2.24.    Application of Proceeds..........................................     59

SECTION 3.  CONDITIONS PRECEDENT.............................................     60
   3.1.     Closing Date.....................................................     60
   3.2.     Conditions to Each Credit Extension..............................     64

SECTION 4.  REPRESENTATIONS AND WARRANTIES...................................     65
   4.1.     Organization; Requisite Power and Authority; Qualification.......     65
   4.2.     Capital Stock and Ownership......................................     65
   4.3.     Due Authorization................................................     65
   4.4.     No Conflict......................................................     65
   4.5.     Governmental Consents............................................     66
   4.6.     Binding Obligation...............................................     66
   4.7.     Historical Financial Statements..................................     66

                                                                                Page
                                                                                ----
   4.8.     Projections......................................................     66
   4.9.     No Material Adverse Change.......................................     66
   4.10.    No Restricted Junior Payments....................................     67
   4.11.    Adverse Proceedings, Etc.........................................     67
   4.12.    Payment of Taxes.................................................     67
   4.13.    Properties.......................................................     67
   4.14.    Environmental Matters............................................     67
   4.15.    No Defaults......................................................     68
   4.16.    Material Contracts...............................................     68
   4.17.    Governmental Regulation..........................................     68
   4.18.    Margin Stock.....................................................     68
   4.19.    Employee Matters.................................................     68
   4.20.    Employee Benefit Plans...........................................     69
   4.21.    Certain Fees.....................................................     69
   4.22.    Solvency.........................................................     69
   4.23.    Compliance with Statutes, Etc....................................     69
   4.24.    Disclosure.......................................................     69
   4.25.    Patriot Act......................................................     70
   4.26.    Second Lien Credit Documents.....................................     70

SECTION 5.  AFFIRMATIVE COVENANTS............................................     70
   5.1.     Financial Statements and Other Reports...........................     70
   5.2.     Existence........................................................     74
   5.3.     Payment of Taxes and Claims......................................     74
   5.4.     Maintenance of Properties........................................     74
   5.5.     Insurance........................................................     74
   5.6.     Inspections......................................................     75
   5.7.     Lenders Meetings.................................................     75
   5.8.     Compliance with Laws.............................................     75
   5.9.     Environmental....................................................     75
   5.10.    Subsidiaries.....................................................     76
   5.11.    Additional Material Real Estate Assets...........................     77
   5.12.    Further Assurances...............................................     78
   5.13.    Interest Rate Protection.........................................     78
   5.14.    Post-Closing Covenant............................................     78

SECTION 6.  NEGATIVE COVENANTS...............................................     79
   6.1.     Indebtedness.....................................................     79
   6.2.     Liens............................................................     81
   6.3.     Equitable Lien...................................................     83
   6.4.     No Further Negative Pledges......................................     84
   6.5.     Restricted Junior Payments.......................................     84
   6.6.     Restrictions on Subsidiary Distributions.........................     85
   6.7.     Investments......................................................     85
   6.8.     Financial Covenants..............................................     86
   6.9.     Fundamental Changes; Disposition of Assets; Acquisitions.........     88
   6.10.    Disposal of Subsidiary Interests.................................     89
   6.11.    Sales and Lease-Backs............................................     89


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

                                                                                Page
                                                                                ----
   6.12.    Transactions with Shareholders and Affiliates....................     90
   6.13.    Conduct of Business..............................................     90
   6.14.    Amendments or Waivers of Certain Related Agreements..............     90
   6.15.    Amendments of or Waivers with Respect to Certain Indebtedness....     90
   6.16.    Fiscal Year......................................................     90
   6.17.    Permitted Activities of Holdings.................................     90

SECTION 7.  GUARANTY.........................................................     91
   7.1.     Guaranty of the Obligations......................................     91
   7.2.     Contribution by Guarantors.......................................     91
   7.3.     Payment by Guarantors............................................     92
   7.4.     Liability of Guarantors Absolute.................................     92
   7.5.     Waivers by Guarantors............................................     94
   7.6.     Guarantors' Rights of Subrogation, Contribution, Etc.............     94
   7.7.     Subordination of Other Obligations...............................     95
   7.8.     Continuing Guaranty..............................................     95
   7.9.     Authority of Guarantors or Company...............................     95
   7.10.    Financial Condition of Company...................................     95
   7.11.    Bankruptcy, Etc..................................................     95
   7.12.    Discharge of Guaranty upon Sale of Guarantor.....................     96

SECTION 8.  EVENTS OF DEFAULT................................................     96
   8.1.     Events of Default................................................     96

SECTION 9.  AGENTS...........................................................     99
   9.1.     Appointment of Agents............................................     99
   9.2.     Powers and Duties................................................     99
   9.3.     General Immunity.................................................    100
   9.4.     Agents Entitled To Act as Lender.................................    100
   9.5.     Lenders' Representations, Warranties and Acknowledgment..........    101
   9.6.     Right to Indemnity...............................................    101
   9.7.     Successor Administrative Agent and Swing Line Lender.............    102
   9.8.     Collateral Documents and Guaranty................................    102

SECTION 10. MISCELLANEOUS....................................................    103
   10.1.    Notices..........................................................    103
   10.2.    Expenses.........................................................    104
   10.3.    Indemnity........................................................    104
   10.4.    Set-Off..........................................................    105
   10.5.    Amendments and Waivers...........................................    105
   10.6.    Successors and Assigns; Participations...........................    107
   10.7.    Independence of Covenants........................................    110
   10.8.    Survival of Representations, Warranties and Agreements...........    110
   10.9.    No Waiver; Remedies Cumulative...................................    111
   10.10.   Marshalling; Payments Set Aside..................................    111
   10.11.   Severability.....................................................    111
   10.12.   Obligations Several; Independent Nature of Lenders' Rights.......    111

                                                                                Page
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
   10.13.   Headings.........................................................    111
   10.14.   Applicable Law...................................................    111
   10.15.   Consent to Jurisdiction..........................................    112
   10.16.   Waiver of Jury Trial.............................................    112
   10.17.   Confidentiality..................................................    112
   10.18.   Usury Savings Clause.............................................    113
   10.19.   Counterparts.....................................................    113
   10.20.   Effectiveness....................................................    113
   10.21.   Patriot Act......................................................    114
   10.22.   Electronic Transmissions.........................................    114
   10.23.   Disclosure.......................................................    115

APPENDICES: A-1      Term Loan Commitments
            A-2      Revolving Commitments
            B        Notice Addresses

SCHEDULES:  1.1(b)   Existing Letters of Credit
            4.1      Jurisdictions of Organization and Qualification
            4.2      Capital Stock and Ownership
            4.13     Real Estate Assets
            4.16     Material Contracts
            5.14     Post-Closing Matters
            6.1(i)   Certain Indebtedness
            6.1(t)   Contingent Obligations
            6.2      Certain Liens
            6.7      Certain Investments
            6.12     Transactions with Affiliates

EXHIBITS:   A-1      Funding Notice
            A-2      Conversion/Continuation Notice
            A-3      Issuance Notice
            B-1      Term Loan Note
            B-2      Revolving Loan Note
            B-3      Swing Line Note
            C        Compliance Certificate
            D-1      Opinion of Ropes & Gray LLP
            D-2      Opinions of Local Counsel
            E        Assignment Agreement
            F        Certificate Re Non-Bank Status
            G-1      Closing Date Certificate
            G-2      Solvency Certificate
            H        Counterpart Agreement
            I        Pledge and Security Agreement
            J        Mortgage
            K        Perfection Certificate
            L        Perfection Certificate Supplement
            M        Intercreditor Agreement

                    FIRST LIEN CREDIT AND GUARANTY AGREEMENT

          This CREDIT AND GUARANTY AGREEMENT, dated as of December 23, 2005, is entered into by and among AMSCAN HOLDINGS, INC., a Delaware corporation ("COMPANY"), AAH HOLDINGS CORPORATION, a Delaware corporation ("HOLDINGS"), certain subsidiaries of Company, as Guarantors, the Lenders party hereto from time to time, GOLDMAN SACHS CREDIT PARTNERS L.P. ("GSCP"), as Joint Lead Arranger and Joint Bookrunner and Syndication Agent (in such capacity, the "SYNDICATION AGENT"), BANC OF AMERICA SECURITIES LLC ("BAS"), as Joint Lead Arranger and Joint Bookrunner (each of GSCP and BAS in such capacity, an "ARRANGER" and together, the "ARRANGERS"), BANK OF AMERICA, N.A., as Documentation Agent (in such capacity, the "DOCUMENTATION AGENT"), and GENERAL ELECTRIC CAPITAL CORPORATION ("GECC"), as Administrative Agent (together with its permitted successors in such capacity, "ADMINISTRATIVE AGENT") and Collateral Agent (together with its permitted successors and permitted assigns in such capacity, "COLLATERAL AGENT").

                                    RECITALS:

          WHEREAS, capitalized terms used in these Recitals and not otherwise defined herein shall have the respective meanings set forth for such terms in
Section 1.1 hereof;

          WHEREAS, (i) Company and BWP Acquisition, Inc., a Delaware corporation ("MERGER CO."), have entered into the Merger Agreement with Party City Corporation, a Delaware corporation ("TARGET"), pursuant to which Company has agreed to acquire (the "ACQUISITION") Target through a merger in which Merger Co., a wholly-owned subsidiary of Company, will merge with and into Target with Target being the surviving corporation and a wholly-owned subsidiary of Company (the "MERGER"); and (ii) in connection with the transactions contemplated by the Merger Agreement, Holdings shall have issued common or preferred equity to Sponsor and management in an amount equal to not less than $155,000,000, and Company shall have received the proceeds thereof as a contribution to its common equity (the "EQUITY FINANCING");

          WHEREAS, Company has requested that Lenders extend certain credit facilities in an aggregate principal amount of $410,000,000 consisting of $325,000,000 aggregate principal amount of Term Loans and up to $85,000,000 aggregate principal amount of Revolving Loans;

          WHEREAS, simultaneously herewith Company shall enter into the Second Lien Credit Agreement providing for Second Lien Term Loans in the aggregate principal amount of $65,000,000;

          WHEREAS, the full amount of the Term Loans and the full amount of the Second Lien Term Loans will be used, together with the proceeds of the Equity Financing, to satisfy the Merger Financing Requirements on the Closing Date and thereafter, the Revolving Loans will be available for working capital and general corporate purposes of Company and its Subsidiaries;

          WHEREAS, Company has agreed to secure all of its Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of its assets, including a pledge of all of the Capital Stock of each of Company's Domestic Subsidiaries and not more than 66% of the Capital Stock of each of Company's first-tier Foreign Subsidiaries and all intercompany debt owing to Company; and

          WHEREAS, Guarantors have agreed to guarantee the obligations of Company hereunder and to secure their respective Obligations by granting to Collateral Agent, for the benefit of Secured Par-ties, a First Priority Lien on substantially all of their respective assets, including a pledge of all of the Capital Stock of each of their respective Domestic Subsidiaries (including Company) and not more than 66% of the Capital Stock of each of their respective first-tier Foreign Subsidiaries and all intercompany debt owing to Guarantors.

          NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

     1.1. DEFINITIONS. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

          "ACQUISITION" as defined in the recitals hereto.

          "ADJUSTED EURODOLLAR RATE" means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/100 of 1%) (i) (a) the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate which appears on the page of the Telerate Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being page number 3740 or 3750, as applicable) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the offered quotation rate to first class banks in the London interbank market by GECC for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of Administrative Agent, in its capacity as a Lender, for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement.

          "ADMINISTRATIVE AGENT" as defined in the preamble hereto.

          "ADVERSE PROCEEDING" means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Company or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Company or any of its Subsidiaries, threatened against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries.

          "AFFECTED LENDER" as defined in Section 2.18(b).

          "AFFECTED LOANS" as defined in Section 2.18(b).

          "AFFILIATE" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, "CONTROL" (including, with correlative meanings, the terms "CONTROLLING", "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

          "AGENT" means each of Syndication Agent, Administrative Agent, Collateral Agent and Documentation Agent and their sub-agents.

          "AGGREGATE AMOUNTS DUE" as defined in Section 2.17.

          "AGGREGATE PAYMENTS" as defined in Section 7.2.

          "AGREEMENT" means this Credit and Guaranty Agreement, dated as of December 23, 2005, as it may be amended, supplemented or otherwise modified from time to time.

          "APPLICABLE MARGIN" shall mean (i) with respect to Term Loans that are Eurodollar Rate Loans, 3.00% per annum; (ii) with respect to Revolving Loans that are Eurodollar Rate Loans, (a) from the Closing Date until the date of delivery of the Compliance Certificate and the financial statements for the period ending June 30, 2006, 3.00%; and (b) thereafter, a percentage per annum determined by reference to the Leverage Ratio in effect from time to time as set forth below:

                   APPLICABLE MARGIN FOR
LEVERAGE RATIO        REVOLVING LOANS
--------------     ---------------------
> or = 5.00:1.00           3.00%
< 5.00:1.00                2.75%
> or = 4.50:1.00
< 4.50:1.00                2.50%
> or = 4.00:1.00
< 4.00:1.00                2.25%

and (iii) with respect to Swing Line Loans and Term Loans and Revolving Loans that are Base Rate Loans, an amount equal to (a) the Applicable Margin for Eurodollar Rate Loans as set forth in clause (i), (ii)(a) or (ii)(b) above, as applicable, minus (b) 1.00% per annum. No change in the Applicable Margin shall be effective until three Business Days after the date on which Administrative Agent shall have received the applicable financial statements and a Compliance Certificate pursuant to Section 5.1(d) calculating the Leverage Ratio. At any time Company has not submitted to Administrative Agent the applicable information as and when required under Section 5.1(d), the Applicable Margin shall be determined as if the Leverage Ratio were in excess of 5.00:1.00 until the date Company shall deliver such Compliance Certificate. Within one Business Day of receipt of the applicable information under Section 5.1(d), Administrative Agent shall give each Lender telefacsimile or telephonic notice (confirmed in writing) of the Applicable Margin in effect from such date.

          "APPLICABLE RESERVE REQUIREMENT" means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against "Eurocurrency liabilities" (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to
(i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans. A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

          "ARRANGERS" as defined in the preamble hereto.

          "ASSET SALE" means the sale by Holdings or any of its Subsidiaries to any Person other than Company or any of its wholly-owned Subsidiaries of (i) any of the Capital Stock of any of Holdings' Subsidiaries (including by issuance of such Capital Stock), (ii) substantially all of the assets of any division or line of business of Company or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of Company or any of its Subsidiaries (other than (a) inventory sold in the ordinary course of business, (b) sales of Cash Equivalents for the fair market value thereof, and (c) any such other assets to the extent that (x) the aggregate value of such assets sold in any single transaction or related series of transactions is equal to $1,000,000 or less and (y) the aggregate value of such assets sold is equal to $3,000,000 or less in any Fiscal Year).

          "ASSIGNMENT AGREEMENT" means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by Administrative Agent.

          "AUTHORIZED OFFICER" means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person's chief financial officer or treasurer.

          "BANKRUPTCY CODE" means Title 11 of the United States Code entitled "Bankruptcy," as now and hereafter in effect, or any successor statute.

          "BAS" as defined in the preamble hereto.

          "BASE RATE" means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

          "BASE RATE LOAN" means a Loan bearing interest at a rate determined by reference to the Base Rate.

          "BERKSHIRE" means Berkshire Partners LLC and shall include any fund affiliated with Berkshire Partners LLC.

          "BOARD OF GOVERNORS" means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

          "BUSINESS DAY" means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term "Business Day" shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

          "CAPITAL LEASE" means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

          "CAPITAL STOCK" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

          "CASH" means money, currency or a credit balance in any demand or Deposit Account.

          "CASH EQUIVALENTS" means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody's; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that has Tier 1 capital (as defined in the regulations of its primary federal banking regulator) of not less than $100,000,000 (each Lender and each commercial bank referred to herein as a "CASH EQUIVALENT BANK"); (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody's; and (vi) with respect to Foreign Subsidiaries, investments of the types described in clause (iv) above issued by a Cash Equivalent Bank or any commercial bank of recognized international standing chartered in the country where such Foreign Subsidiary is domiciled having unimpaired capital and surplus of at least $500,000,000.

          "CERTIFICATE RE NON-BANK STATUS" means a certificate substantially in the form of Exhibit F.

          "CHANGE OF CONTROL" means, at any time, (i) if Sponsor shall cease to beneficially own and control 51% or more of the combined voting power of all of the Capital Stock of Holdings, (ii) any Person or "group" (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than

Sponsor shall have after the Closing Date obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Holdings, (iii) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Holdings cease to be occupied by Persons who either (a) were members of the board of directors of Holdings on the Closing Date or (b) were nominated for election by a majority of the board of directors of Holdings, who were either (I) directors on the Closing Date or (II) whose election or nomination for election was previously approved by a majority of such directors or by Sponsor, (iv) Holdings shall cease to own 100% of the Capital Stock of Company or (v) any "change of control" or similar event under the Senior Subordinated Note Indenture shall occur.

          "CHESTER DISTRIBUTION CENTER" means the distribution center located at 47 Elizabeth Drive, Chester, New York.

          "CHESTER DISTRIBUTION CENTER COLLATERAL" means the land and improvements comprising the Chester Distribution Center.

          "CHESTER DISTRIBUTION CENTER PERMANENT FINANCING" means Indebtedness of Company pursuant to that certain mortgage dated December 20, 2001 with the New York Job Development Authority in an individual principal amount, as of the Closing Date, of $7,916,919, the proceeds of which have been used by Company to finance a portion of the construction and development of the Chester Distribution Center.

          "CIT" means The CIT Group/Commercial Services, Inc. or a replacement counterparty under the CIT Factoring Agreement.

          "CIT FACTORING AGREEMENT" means the Factoring Agreement dated as of June 27, 2005 by and between Party City Corporation and CIT (or any replacement thereof that is on terms and conditions no less favorable to the Lenders as the CIT Factoring Agreement as in effect on the Closing Date).

          "CLASS" means (i) with respect to Lenders, each of the following classes of Lenders: (a) Lenders having Term Loan Exposure and (b) Lenders having Revolving Exposure (including Swing Line Lender); and (ii) with respect to Loans, each of the following classes of Loans: (a) Term Loans and (b) Revolving Loans (including Swing Line Loans).

          "CLOSING DATE" means the date on which the Term Loans, up to $5,000,000 of Revolving Loans and the Second Lien Term Loans are made.

          "CLOSING DATE CERTIFICATE" means a Closing Date Certificate substantially in the form of Exhibit G-1.

          "COLLATERAL" means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Secured Obligations.

          "COLLATERAL AGENT" as defined in the preamble hereto.

          "COLLATERAL DOCUMENTS" means the Pledge and Security Agreement, the Mortgages and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to Collateral Agent, for the benefit of Lend-ers, a Lien on any real, personal or mixed property of that Credit Party as security for the Secured Obligations as provided for in such documents.

          "COMMITMENT" means any Revolving Commitment or Term Loan Commitment.

          "COMPANY" as defined in the preamble hereto.

          "COMPLIANCE CERTIFICATE" means a Compliance Certificate substantially in the form of Exhibit C.

          "CONSOLIDATED ADJUSTED EBITDA" means, for any period, an amount determined for Holdings and its Subsidiaries on a consolidated basis equal to the total of (I) Consolidated Net Income for such period plus (II) the sum, without duplication, of (to the extent deducted in calculating Consolidated Net Income) the amounts of:

          (a)  Consolidated Interest Expense;

          (b)  taxes paid and provisions for taxes based on income or profits;

          (c)  total depreciation expense;

          (d)  total amortization expense;

          (e) other non-Cash items reducing Consolidated Net Income including without limitation provisions for minority interests, and items resulting from marking hedging obligations to market, purchase accounting and from compensation charges due to stock awards or stock options (excluding any such non-Cash item to the extent that it represents (x) an accrual or reserve for potential Cash items in any future period, (y) amortization of a prepaid Cash item that was paid in a prior period or (z) a reserve against or write down or write-off of inventory in accordance with GAAP);

          (f) Transaction Costs;

          (g) any non-recurring or unusual Cash costs incurred in the relevant period which are properly classified as such on the income statement of Holdings in accordance with GAAP; provided that the aggregate amount of such non-recurring or unusual Cash costs included in this clause (g) incurred (x) during the Fiscal Year ending on or about December 31, 2006 shall not exceed $8,000,000, and (y) in any subsequent Fiscal Year shall not exceed $5,000,000; and

          (h) Management Fees accrued or paid in such period (excluding any Management Fees paid in such period to the extent they represent an accrual in a prior period);

minus (III) non-Cash items increasing Consolidated Net Income for such period. Notwithstanding anything to the contrary, it is agreed that for the purpose of calculating the covenants in Section 6.8 and for purposes of computing the Leverage Ratio, for any period that includes the Fiscal Quarter ended on September 30, 2005, Consolidated Adjusted EBITDA for the Fiscal Quarter ended on September 30, 2005 shall be deemed to be $18,046,000 without giving effect to any Permitted Acquisitions or Asset Sales consummated after the date hereof. In addition, (a) for the Fiscal Quarter ended on December 31, 2005, Consolidated Adjusted EBITDA shall be adjusted to exclude the following: (i) rental payments for Party City Corporation headquarters at 25 Green Pond Road, Rockaway, New Jersey and moving costs of con-solidating such headquarters with Party City Corporation's existing headquarters at 450 Commons Way, Rockaway, New Jersey, (ii) board of director fees for directors of, and costs of investor relations for, Party City Corporation, and
(iii) the cost of director's and officer's insurance for Party City Corporation; provided that in each case, such amount shall be substantially similar in amount and scope as the amounts actually incurred therefor during the Fiscal Quarter ended September 30, 2005, and (b) for any four Fiscal Quarter Period ending on or prior to the end of Fiscal Year 2006, the intercompany inventory profit elimination on sales of inventory by Company and its Subsidiaries (other than Party City Corporation and its Subsidiaries) to Party City Corporation and its Subsidiaries (which sales are in the ordinary course of business and consistent with past practices of sales by Company to Party City Corporation (other than to account for replacement of third party suppliers)) recorded by Company in preparing consolidated financial statements in accordance with GAAP for the last Fiscal Quarter in such period shall be added back for purposes of Consolidated Adjusted EBITDA for such period.

          "CONSOLIDATED CAPITAL EXPENDITURES" means, for any period, the aggregate of all expenditures of Holdings and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in "purchase of property and equipment" or similar items reflected in the consolidated statement of cash flows of Holdings and its Subsidiaries. Notwithstanding the foregoing, Consolidated Capital Expenditures shall not include (i) any amounts reinvested from Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds, (ii) expenditures made with tenant allowances received by Company or any of its Subsidiaries from landlords in the ordinary course of business and subsequently capitalized, or (iii) any amounts spent in connection with Investments permitted pursuant to Section 6.7 and Permitted Acquisitions permitted pursuant to Section 6.9(f).

          "CONSOLIDATED CASH INTEREST EXPENSE" means, for any period, Consolidated Interest Expense for such period, excluding any amount not payable currently in Cash, and excluding any amounts referred to in Section 2.11(d) or any similar fees under the Second Lien Credit Agreement.

          "CONSOLIDATED CURRENT ASSETS" means, as at any date of determination, the total assets of Holdings and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

          "CONSOLIDATED CURRENT LIABILITIES" means, as at any date of determination, the total liabilities of Holdings and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding all Revolving Loans and the current portion of long term debt.

          "CONSOLIDATED EXCESS CASH FLOW" means, for any period, an amount (if positive) equal to:

          (i) the sum, without duplication, of the amounts for such period of
     (a) Consolidated Adjusted EBITDA, plus (b) the Consolidated Working Capital Adjustment, minus

          (ii) the sum, without duplication, of the amounts for such period of:

               (a) scheduled repayments of Consolidated Total Debt;

               (b) Consolidated Capital Expenditures (net of any proceeds of (x) any related financings with respect to such expenditures and (y) any sales of assets used to finance such expenditures);

               (c) Consolidated Cash Interest Expense;

               (d) up to $15,000,000 of expenditures during such period relating to Permitted Acquisitions which are not paid for by borrowings or financed with equity; provided that the Leverage Ratio calculated on a Pro Forma Basis after giving effect to such Permitted Acquisitions shall be less than 5.0:1.0;

               (e) Transaction Costs and any non-recurring or unusual Cash costs to the extent they were added back to derive Consolidated Adjusted EBITDA;

               (f) taxes based on income or profits of Holdings and its Subsidiaries payable in Cash with respect to such period;

               (g) Management Fees pursuant to clause (h) of the definition of Consolidated Adjusted EBITDA;

               (h) any amounts referred to in Section 2.11(d) or similar fees under the Second Lien Credit Agreement paid in Cash during such period, other than agency fees payable after the Closing Date; and

               (i) any amounts pursuant to the last sentence of the definition of Consolidated Adjusted EBITDA to the extent they were added back to derive Consolidated Adjusted EBITDA.

          "CONSOLIDATED INTEREST EXPENSE" means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Holdings and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Holdings and its Subsidiaries, including (i) all commissions, discounts and other fees and charges owed with respect to letters of credit, (ii) any amounts referred to in
Section 2.11(d) or similar fees under the Second Lien Credit Agreement, other than agency fees payable after the Closing Date and (iii) any commitment fees on the unused portion of the Revolving Commitments as set forth in Section 2.11(a). For avoidance of doubt, Consolidated Interest Expense shall be net of payments made or received under Interest Rate Agreements.

          "CONSOLIDATED NET INCOME" means, for any period, the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, provided that there shall be excluded, without duplication, (a) the income (or loss) of any Person (other than a Subsidiary of Company and other than Amscan de Mexico, S.A. de C.V. for so long as it is treated as a consolidated subsidiary of Company in accordance with GAAP) in which any other Person (other than Holdings or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Holdings or any of its Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person's assets are acquired by Holdings or any of its Subsidiaries, (c) the income of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (d) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, and
(e) any net extraordinary gains or net extraordinary losses.

          "CONSOLIDATED TOTAL DEBT" means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that to the extent the aggregate amount of rental payments in respect of all contingent obligations permitted by Section 6.1(t)(ii) exceeds $20,000,000, the amount of such excess shall be included in "Consolidated Total Debt" for purposes of the Leverage Ratio.

          "CONSOLIDATED WORKING CAPITAL" means, as at any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities.

          "CONSOLIDATED WORKING CAPITAL ADJUSTMENT" means, for any period on a consolidated basis, the amount (which may be a negative number) equal to Consolidated Working Capital as of the beginning of such period minus Consolidated Working Capital as of the end of such period.

          "CONTRACTUAL OBLIGATION" means, as applied to any Person, any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

          "CONTRIBUTING GUARANTORS" as defined in Section 7.2.

          "CONVERSION/CONTINUATION DATE" means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

          "CONVERSION/CONTINUATION NOTICE" means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

          "COUNTERPART AGREEMENT" means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Credit Party pursuant to Section 5.10.

          "CREDIT DATE" means the date of a Credit Extension.

          "CREDIT DOCUMENT" means any of this Agreement, the Notes, if any, the Collateral Documents, the Intercreditor Agreement, any documents or certificates executed by Company in favor of Issuing Bank relating to Letters of Credit, and all other documents, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent, Issuing Bank or any Lender in connection herewith.

          "CREDIT EXTENSION" means the making of a Loan or the issuing of a Letter of Credit.

          "CREDIT PARTY" means each Person (other than any Arranger, Agent, Issuing Bank or any Lender or any other representative thereof) from time to time party to a Credit Document.

          "CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party, each of which is for the purpose of hedging the foreign currency risk associated with Company's and its Subsidiaries' operations and not for speculative purposes.

          "DEFAULT" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

          "DEFAULT EXCESS" means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender's Pro Rata Share of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (other than such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.

          "DEFAULT PERIOD" means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates: (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of Section 2.13 or Section
2.14 or by a combination thereof) and (b) such Defaulting Lender shall have delivered to Company and Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, and (iii) the date on which Company, Administrative Agent and Requisite Lenders waive all Funding Defaults of such Defaulting Lender in writing.

          "DEFAULTED LOAN" as defined in Section 2.22.

          "DEFAULTING LENDER" as defined in Section 2.22.

          "DEPOSIT ACCOUNT" means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

          "DISQUALIFIED CAPITAL STOCK" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (i) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Term Loan Maturity Date, (ii) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (a) debt securities or (b) any Equity Interests referred to in (i) above, in each case at any time on or prior to the first anniversary of the Term Loan Maturity Date, or (iii) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations; provided, however, that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of a change in control or an asset sale occurring prior to the first anniversary of the Term Loan Maturity Date shall not constitute Disqualified Capital Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to the repayment in full of the Obligations.

          "DOCUMENTATION AGENT" as defined in the preamble hereto.

          "DOLLARS" and the sign "$" mean the lawful money of the United States of America.

          "DOMESTIC SUBSIDIARY" means any Subsidiary organized under the laws of the United States of America, any state thereof or the District of Columbia.

          "EDEN PRAIRIE FACILITY" means that certain facility located at 7700 Anagram Drive, Eden Prairie, Minnesota 55344.

          "E-FAX" means any system used to receive or transmit faxes electronically.

          "ELECTRONIC TRANSMISSION" means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.

          "ELIGIBLE ASSIGNEE" means (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an "accredited investor" (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses; provided neither Holdings nor any of its Affiliates (including Sponsor) shall be an Eligible Assignee.

          "EMPLOYEE BENEFIT PLAN" means any "employee benefit plan" as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

          "ENVIRONMENTAL CLAIM" means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or
(iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

          "ENVIRONMENTAL LAWS" means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities and the common law relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Company or any of its Subsidiaries or any Facility.

          "EQUITY FINANCING" as defined in the recitals hereto.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

          "ERISA AFFILIATE" means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of
Section 414(b) of the Internal Revenue Code of which that Person is a member; and (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of
Section 414(c) of the Internal Revenue Code of which that Person is a member. Any former ERISA Affiliate of Company or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Company or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Company or such Subsidiary to the extent that the Company or such Subsidiary would reasonably be expected to have any liability with respect to obligations of such former ERISA Affiliate which arose during such period under the Internal Revenue Code or ERISA.

          "ERISA EVENT" means (i) a "reportable event" within the meaning of
Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Company, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA;
(viii) the occurrence of an act or omission which could reasonably be expected to give rise to the imposition on Company, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Company, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan with a material likelihood of success; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

          "E-SIGNATURE" means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

          "E-SYSTEM" means any electronic system, including Intralinks(R) and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Administrative Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

          "EURODOLLAR RATE LOAN" means a Loan or any portion thereof bearing interest by reference to the Adjusted Eurodollar Rate.

          "EVENT OF DEFAULT" means each of the conditions or events set forth in
Section 8.1.

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

          "EXCHANGE RATE" means, on any date when an amount expressed in a currency other than Dollars is to be determined with respect to any Letter of Credit, the nominal rate of exchange of the applicable Issuing Bank in the New York foreign exchange market for the purchase by such Issuing Bank (by cable transfer) of such currency in exchange for Dollars at 12:00 noon (New York time) one Business Day prior to such date, expressed as a number of units of such currency per one Dollar.

          "EXISTING CREDIT AGREEMENT" means the Credit and Guaranty Agreement, dated as of April 30, 2004 (as amended through the date hereof), among Holdings, Company, certain subsidiaries of Company, as guarantors, Goldman Sachs Credit Partners L.P., as joint lead arranger, joint bookrunner and co-syndication agent, General Electric Capital Corporation, as administrative agent and as collateral agent, and J.P. Morgan Securities Inc., as joint lead arranger, joint bookrunner and co-syndication agent.

          "EXISTING LETTERS OF CREDIT" means the Letters of Credit made pursuant to the Existing Credit Agreement and listed on Schedule 1.1(b).

          "EXISTING NOTES" means the $175,000,000 in the aggregate principal amount of 8.75% Senior Subordinated Notes of Company due 2014.

          "FACILITY" means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or, except with respect to Sections 5 and 6, heretofore owned, leased, operated or used by Company or any of its Subsidiaries or any of their respective predecessors or Affiliates.

          "FAIR SHARE" as defined in Section 7.2.

          "FAIR SHARE CONTRIBUTION AMOUNT" as defined in Section 7.2.

          "FAIR SHARE SHORTFALL" as defined in Section 7.2.

          "FEDERAL FUNDS EFFECTIVE RATE" means for any day, the rate per annum (expressed as a decimal rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by Administrative Agent.

          "FINANCIAL OFFICER CERTIFICATION" means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Company that such financial statements fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

          "FINANCIAL PLAN" as defined in Section 5.1(i).

          "FIRST PRIORITY" means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.

          "FISCAL QUARTER" means a fiscal quarter of any Fiscal Year.

          "FISCAL YEAR" means the fiscal year of Holdings and its Subsidiaries ending on December 31 of each calendar year or the Saturday closest to December 31 of each calendar year.

          "FLOOD HAZARD PROPERTY" means any Real Estate Asset subject to a mortgage in favor of Collateral Agent, for the benefit of Lenders, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

          "FOREIGN SUBSIDIARY" means any Subsidiary that is not a Domestic Subsidiary.

          "FUNDING DEFAULT" as defined in Section 2.22.

          "FUNDING GUARANTORS" as defined in Section 7.2.

          "FUNDING NOTICE" means a notice substantially in the form of Exhibit A-1.

          "GAAP" means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

          "GECC" as defined in the preamble hereto.

          "GOVERNMENTAL ACTS" means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

          "GOVERNMENTAL AUTHORITY" means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

          "GOVERNMENTAL AUTHORIZATION" means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

          "GRANTOR" as defined in the Pledge and Security Agreement.

          "GSCP" as defined in the preamble hereto.

          "GUARANTEED OBLIGATIONS" as defined in Section 7.1.

          "GUARANTOR" means Holdings and each Domestic Subsidiary of Company.

          "GUARANTOR SUBSIDIARY" means each Guarantor other than Holdings.

          "GUARANTY" means the guaranty of each Guarantor set forth in Section
7.

          "HAZARDOUS MATERIALS" means any chemical, material, substance or waste, or any constituent thereof, exposure to which is prohibited, limited or regulated by any Environmental Law or any Governmental Authority or which may or could pose a hazard to the health and safety or to the indoor or outdoor environment.

          "HAZARDOUS MATERIALS ACTIVITY" means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Material, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Material, and any corrective action or response action with respect to any of the foregoing.

          "HEDGE AGREEMENT" means an Interest Rate Agreement or a Currency Agreement entered into with a Lender Counterparty in the ordinary course of Company's or any of its Subsidiaries' businesses.

          "HIGHEST LAWFUL RATE" means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

          "HISTORICAL FINANCIAL STATEMENTS" means as of the Closing Date, (i) the audited financial statements of Company and its Subsidiaries for the three year period ended December 31, 2004, consisting of balance sheets and the related consolidated statements of income, stockholders' equity and cash flows for such period, (ii) the audited financial statements of Target and its Subsidiaries for the three year period ended July 2, 2005, consisting of balance sheets and the related consolidated statements of income, stockholders' equity and cash flows for such period, (iii) the unaudited financial statements of Company and its Subsidiaries for the nine month periods ended September 30, 2005 and 2004, consisting of a balance sheet and the related consolidated statements of income, stockholders' equity and cash flows for such period, and (iv) the unaudited financial statements of Target and its Subsidiaries for the fiscal quarters ended October 1, 2005 and 2004, and, in the case of (x) clauses (i) and
(iii), certified by the chief financial officer of Company and (y) clauses (ii) and (iv), certified by the chief financial officer of Target, that such financial statements fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their respective operations and their respective cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and in the case of interim financial statements, the absence of footnotes.

          "HOLDINGS" as defined in the preamble hereto.

          "IMMATERIAL SUBSIDIARY" means, as of any date, any Subsidiary whose total assets, as of that date, are less than $100,000 and whose total revenues for the most recent twelve-month period do not exceed $100,000; provided that the total asset value and total revenues of all Subsidiaries designated as such shall not exceed $500,000 in the aggregate.

          "INCREASED-COST LENDERS" as defined in Section 2.23.

          "INDEBTEDNESS", as applied to any Person, means, without duplication,
(i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or twelve months in the case of a bona fide trade payable or (b) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (ix) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclause (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above; and (x) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any Interest Rate Agreement and Currency Agreement, whether or not entered into for hedging or speculative purposes; provided in no event shall obligations under any Interest Rate Agreement and any Currency Agreement be deemed "Indebtedness" for any calculation of the Leverage Ratio or the Interest Coverage Ratio under this Agreement. Any contingent earnout obligations incurred pursuant to any acquisition agreements shall not constitute Indebtedness until actually earned and thereafter shall constitute Indebtedness until paid but shall not be treated as Indebtedness for Section 6.8 unless such earned obligations remain unpaid for more than 30 days.

          "INDEMNIFIED LIABILITIES" means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the reasonable costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any reasonable fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including Lenders' agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (ii) the statements contained in the commitment letter delivered by any

Lender to Company with respect to the transactions contemplated by this Agreement; or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Company or any of its Subsidiaries.

          "INDEMNITEE" as defined in Section 10.3.

          "INSTALLMENT" as defined in Section 2.12.

          "INSTALLMENT DATE" as defined in Section 2.12.

          "INTERCREDITOR AGREEMENT" means an Intercreditor Agreement substantially in the form of Exhibit M, as it may be amended, supplemented or otherwise modified from time to time.

          "INTEREST COVERAGE RATIO" means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ended, to (ii) Consolidated Cash Interest Expense for such four-Fiscal Quarter period.

          "INTEREST PAYMENT DATE" means with respect to (i) any Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date, and the final maturity date of such Loan; and (ii) any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three months, "Interest Payment Date" shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

          "INTEREST PERIOD" means, with respect to any Eurodollar Rate Loan, each period commencing on a LIBOR Business Day and ending one, two, three or six months thereafter (or nine or twelve months to the extent agreed to by all applicable Lenders), as selected by Company in the applicable Funding Notice or Conversion/Continuation Notice; provided that the foregoing provision relating to Interest Periods is subject to the following:

          (a) if any Interest Period would otherwise end on a day that is not a LIBOR Business Day, such Interest Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding LIBOR Business Day;

          (b) any Interest Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last LIBOR Business Day of a calendar month;

          (c) Company shall select Interest Periods so that there shall be no more than 5 separate Eurodollar Rate Loans in existence at any one time; and

          (d) no Interest Period with respect to any portion of (x) the Term Loans shall extend beyond the Term Loan Maturity Date and (y) the Revolving Loans shall extend beyond the Revolving Commitment Termination Date.

          "INTEREST RATE AGREEMENT" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party, each of which is for the purpose of hedging the interest rate exposure associated with Company's and its Subsidiaries' operations and not for speculative purposes.

          "INTEREST RATE DETERMINATION DATE" means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

          "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

          "INVESTMENT" means (i) any direct or indirect purchase or other acquisition by Holdings or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than the Company or a Guarantor Subsidiary); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Holdings from any Person (other than Holdings, Company or any Guarantor Subsidiary), of any Capital Stock of such Subsidiary; and (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Holdings or any of its Subsidiaries to any other Person (other than Holdings, Company or any Guarantor Subsidiary), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

          "ISSUANCE NOTICE" means an Issuance Notice substantially in the form of Exhibit A-3.

          "ISSUING BANK" means (i) for any Existing Letters of Credit outstanding and issued prior to the Closing Date under the Existing Credit Agreement, GECC and (ii) for any Letters of Credit issued on or after the Closing Date, GECC, Bank of America, N.A. and such other Issuing Bank designated pursuant to Section 2.4(h), as an Issuing Bank hereunder, together with its permitted successors and assigns in such capacity.

          "LANDLORD CONSENT AND ESTOPPEL" means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, pursuant to which, among other things, the landlord consents to the granting of a Mortgage on such Leasehold Property by the Credit Party tenant, such Landlord Consent and Estoppel to be in form and substance acceptable to the Collateral Agent in its reasonable discretion, but in any event sufficient for the Collateral Agent to obtain a Title Policy with respect to such Mortgage.

          "LEASEHOLD PROPERTY" means any leasehold interest of any Credit Party as lessee under any lease of real property, other than any such leasehold interest designated from time to time by Collateral Agent in its sole discretion as not being required to be included in the Collateral.

          "LENDER" means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

          "LENDER COUNTERPARTY" means each counterparty to a Hedge Agreement if, at the date of entering into such Hedge Agreement, such counterparty was a Lender, an Arranger, or an Affiliate of a Lender or an Arranger.

          "LETTER OF CREDIT" means a commercial or standby letter of credit issued or to be issued by Issuing Bank pursuant to this Agreement.

          "LETTER OF CREDIT SUBLIMIT" means the lesser of (i) $25,000,000 and
(ii) the aggregate unused amount of the Revolving Commitments then in effect.

          "LETTER OF CREDIT USAGE" means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus
(ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Bank and not theretofore reimbursed by Company (including any such reimbursement out of the proceeds of Revolving Loans pursuant to Section 2.4(d)). For purposes of this definition, any amount described in clause (i) or
(ii) of the preceding sentence which is denominated in a currency other than Dollars shall be valued based on the applicable Exchange Rate for such currency as of the applicable date of determination.

          "LEVERAGE RATIO" means the ratio as of the last day of any Fiscal Quarter or other date of determination of (i) Consolidated Total Debt as of such day to (ii) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ended on such date (or if such date of determination is not the last day of a Fiscal Quarter, for the four-Fiscal Quarter period ended as of the most recently concluded Fiscal Quarter).

          "LIBOR BUSINESS DAY" means a Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions.

          "LIEN" means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

          "LOAN" means each of a Term Loan, a Revolving Loan and a Swing Line Loan.

          "MANAGEMENT AGREEMENT" means the management agreement by and among Berkshire Partners LLC, Weston Presidio Service Company LLC and Company dated April 30, 2004.

          "MANAGEMENT FEES" means the fees paid by Company to Berkshire Partners LLC and Weston Presidio Service Company LLC under the Management Agreement in exchange for services provided to Company under the Management Agreement as in effect on the date hereof.

          "MARGIN STOCK" as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

          "MATERIAL ADVERSE EFFECT" means (i) a material adverse change in the condition (business, financial or otherwise), assets or results of operations of Holdings or any of its Subsidiaries, taken as a whole, or (ii) the impairment (other than as a result of circumstances of the type described in clause (i) above) in any material respect of the ability of the Credit Parties, taken as a whole, to perform, or of Administrative Agent, Collateral Agent or Lenders to enforce, the Obligations.

          "MATERIAL CONTRACT" means any contract or other arrangement to which Company or any of its Subsidiaries is a party (other than the Credit Documents or other agreements evidencing or relating to Indebtedness) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

          "MATERIAL REAL ESTATE ASSET" means (i) any fee-owned Real Estate Asset (other than the Old Chester Facility and the Eden Prairie Facility) or (ii) any Real Estate Asset (other than the Old Chester Facility and the Eden Prairie Facility) not included in clause (i) above; provided, however, that (i) no Leasehold Property with respect to which the aggregate payments under the lease are during any one Fiscal Year less than $500,000 and (ii) no fee-owned Real Estate Asset having a fair market value of less than $1,000,000 as of the date of acquisition thereof shall be a "Material Real Estate Asset".

          "MERGER" as defined in the recitals hereto.

          "MERGER AGREEMENT" means that certain Agreement and Plan of Merger dated as of September 26, 2005, by and among Company, Merger Co. and Target, as amended as of October 11, 2005.

          "MERGER CO." as defined in the recitals hereto.

          "MERGER FINANCING REQUIREMENTS" means the amounts necessary (i) to pay the cash portion of the purchase price to be paid in connection with the Merger,
(ii) to repay in full all Indebtedness outstanding under the Existing Credit Agreement and Target's Existing Credit Agreement, (iii) to pay all other amounts payable as of the Closing Date pursuant to the Merger Agreement and (iv) to pay Transaction Costs.

          "MOODY'S" means Moody's Investors Service, Inc.

          "MORTGAGE" means a Mortgage substantially in the form of Exhibit J, as it may be amended, supplemented or otherwise modified from time to time or in such other form as may be approved by Collateral Agent in its sole discretion, in each case with such changes thereto as may be recommended by Collateral Agent's local counsel based on local laws or customary local mortgage or deed of trust practice. "MORTGAGES" means all such instruments collectively.

          "MULTIEMPLOYER PLAN" means any Employee Benefit Plan which is a "multiemployer plan" as defined in Section 3(37) of ERISA.

          "NAIC" means The National Association of Insurance Commissioners, and any successor thereto.

          "NARRATIVE REPORT" means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Holdings and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.

          "NET ASSET SALE PROCEEDS" means, with respect to any Asset Sale, an amount equal to: (i) cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Holdings or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs (including, without limitation, transaction costs) incurred in connection with such Asset Sale, including (a) all income or gains taxes payable at any time by the seller as a result of any gain recognized in connection with such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any In-debtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller's indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Holdings or any of its Subsidiaries in connection with such Asset Sale.

          "NET INSURANCE/CONDEMNATION PROCEEDS" means an amount equal to: (i) any Cash payments or proceeds received by Holdings or any of its Subsidiaries
(a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of Holdings or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Holdings or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Holdings or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes payable as a result of any gain recognized in connection therewith and (c) any amounts required to be applied to the repayment of any Indebtedness secured by a Lien which is prior to any Liens of the Lenders on the asset or assets that are subject to the taking, condemnation or casualty but excluding, however, in each case any payments or proceeds relating to assets having a value of $1,500,000 or less in any single transaction or related series of transactions.

          "NON-CONSENTING LENDER" as defined in Section 2.23.

          "NON-US LENDER" as defined in Section 2.20(c).

          "NOTE" means each of a Term Loan Note, a Revolving Loan Note or a Swing Line Note.

          "NOTICE" means each of a Funding Notice, an Issuance Notice, or a Conversion/Continuation Notice.

          "OBLIGATIONS" means all obligations of every nature of each Credit Party from time to time owed to the Agents, the Lenders (which, for purposes of this definition, shall include Issuing Banks) or any of them, under any Credit Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise.

          "OBLIGEE GUARANTOR" as defined in Section 7.7.

          "OFFER" as defined in Section 2.13(c)(ii).

          "OFFER LOANS" as defined in Section 2.13(c)(ii).

          "OFFICERS' CERTIFICATE" means, as applied to any corporation, a certificate executed on behalf of such corporation by its chairman of the board (if an officer) or its president or one of its vice presidents and by its chief financial officer or its treasurer; provided that every Officers' Certificate with respect to the compliance with a condition precedent to the making of any Revolving Loans hereunder shall include (i) a statement that the officer or officers making or giving such Officers' Certificate have read such condition and any definitions or other provisions contained in this Agreement relating thereto, (ii) a statement that, in the opinion of the signers, they have made or have caused to be made such exami-nation or investigation as is necessary to enable them to express an informed opinion as to whether or not such condition has been complied with, and (iii) a statement as to whether, in the opinion of the signers, such condition has been complied with.

          "OLD CHESTER FACILITY" means that certain facility located at 32 Leone Lane, Chester, New York 10918.

          "OLD CHESTER TRANSACTION" means a sale or sale and leaseback of the Old Chester Facility.

          "ORGANIZATIONAL DOCUMENTS" means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization or certificate of formation, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such "Organizational Document" shall only be to a document of a type customarily certified by such governmental official.

          "PATRIOT ACT" as defined in Section 4.25.

          "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

          "PENSION PLAN" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

          "PERFECTION CERTIFICATE" means a certificate in the form of Exhibit K or any other form approved by Collateral Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

          "PERFECTION CERTIFICATE SUPPLEMENT" means a certificate supplement in the form of Exhibit L or any other form approved by Collateral Agent.

          "PERMITTED ACQUISITION" means any acquisition by Company or any of its Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all or substantially all of the Capital Stock of, or a business line or unit or a division of, any Person; provided that

          (i) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

          (ii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

          (iii) in the case of the acquisition of Capital Stock, all of the Capital Stock (except for any such Securities in the nature of directors' qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of Company in connection with such acquisition shall be owned by Company or a Subsidiary thereof, and Com-pany shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Company, each of the actions set forth in Sections
     5.10 and/or 5.11, as applicable;

          (iv) Holdings and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.8 on a Pro Forma Basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended;

          (v) Company shall have delivered to Administrative Agent at least ten
     (10) Business Days prior to such acquisition, a Compliance Certificate evidencing compliance with Section 6.8 as required under clause (iv) above, together with (A) all relevant financial information with respect to such acquired assets, including, without limitation, the aggregate consideration for such acquisition and any other information required to demonstrate compliance with clause (iv) above and (B) an Officers' Certificate stating that any related incurrence of Indebtedness is permitted pursuant to this Agreement; and

          (vi) any Person or assets or division as acquired in accordance herewith shall be in the same business or lines of business in which Holdings and/or its Subsidiaries are engaged as of the Closing Date or similar or related businesses.

          "PERMITTED LIENS" means each of the Liens permitted pursuant to
Section 6.2.

          "PERSON" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

          "PHASE I REPORT" means, with respect to any Facility, a report that
(i) conforms to the ASTM Standard Practice for Environmental Site Assessments:
Phase I Environmental Site Assessment Process, E 1527, (ii) was conducted no more than six months prior to the date such report is required to be delivered hereunder, by one or more environmental consulting firms reasonably satisfactory to Administrative Agent, (iii) includes an assessment of asbestos-containing materials at such Facility, (iv) is accompanied by (a) an estimate of the reasonable worst-case cost of investigating and remediating any Hazardous Materials Activity identified in the Phase I Report as giving rise to an actual or potential material violation of any Environmental Law or as presenting a material risk of giving rise to a material Environmental Claim, and (b) a current compliance audit setting forth an assessment of Company's, its Subsidiaries' and such Facility's current and past compliance with Environmental Laws and an estimate of the cost of rectifying any non-compliance with current Environmental Laws identified therein and the cost of compliance with reasonably anticipated future Environmental Laws identified therein.

          "PLEDGE AND SECURITY AGREEMENT" means the First Lien Pledge and Security Agreement to be executed by Company and each Guarantor substantially in the form of Exhibit I, as it may be amended, supplemented or otherwise modified from time to time.

          "PRIME RATE" means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation's thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Administrative Agent and any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

          "PRINCIPAL OFFICE" means, for each of Administrative Agent, Swing Line Lender and Issuing Bank, and on the Closing Date, GSCP, such Person's "Principal Office" as set forth on Appendix B, or such other office as such Person may from time to time designate in writing to Company, Administrative Agent and each Lender.

          "PRO FORMA BASIS" means with respect to determining compliance with the financial covenants set forth in Section 6.8 after giving effect to Permitted Acquisitions and Asset Sales and the incurrence or assumption of any Indebtedness in connection therewith (each, a "SUBJECT TRANSACTION"), Consolidated Adjusted EBITDA shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such Subject Transactions or which are to be implemented by the business subject to the Subject Transaction or by Company and its Subsidiaries as a result of the Subject Transaction, are factually supportable and are expected to have a continuing impact, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges and raw material and other cost savings expected to be realized in connection with the Subject Transaction, which pro forma adjustments are certified by an Officers' Certificate and which are determined
(i) on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the Securities and Exchange Commission or (ii) solely in the case of additional pro forma adjustments to Consolidated Adjusted EBITDA not determined in a manner consistent with clause (i) above (for all Subject Transactions during the period of determination) not to exceed 5.0% of pro forma Consolidated Adjusted EBITDA (as reformulated) and realizable within one year of the date of determination for the period of determination, on such other basis as may be certified by Officers' Certificate to be in compliance with the requirements of this definition), using the historical financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Company and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period). In addition, in calculating compliance with Section 6.8, to the extent Company or any of its Subsidiaries has entered into a letter of intent approved by the Board of Directors or a definitive agreement to sell within one year of the date of calculation any operations that it has classified as a "discontinued operation", such discontinued operations will be given pro forma effect as follows: (1) Consolidated Adjusted EBITDA attributable to such discontinued operation, as determined in accordance with GAAP shall be excluded, and (2) interest expense attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded, but only to the extent that the obligations giving rise to such interest expense are not and will not be obligations of Company or any of its Subsidiaries following the calculation date.

          For purposes of such calculations any Indebtedness incurred under
Section 6.1(n) or otherwise incurred or assumed in connection with Permitted Acquisitions subsequent to the beginning of the four quarter calculation period, but on or prior to the date of calculation of the Leverage Ratio, shall be deemed to have been incurred or assumed at the beginning of such four quarter calculation period. In addition, Permitted Acquisitions that have been made or are being made by Company or any of its Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to the calculation date (including through mergers or consolidations and including any related financing transactions) shall be deemed to have occurred on the first day of the four-quarter reference period.

          "PRO RATA SHARE" means (i) with respect to all payments, computations and other matters relating to the Term Loan of any Lender, the percentage obtained by dividing (a) the Term Loan Exposure of that Lender by (b) the aggregate Term Loan Exposure of all Lenders; and (ii) with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans of any Lender or any Letters of Credit issued or participations purchased therein by any Lender or any participations in any Swing Line Loans purchased by any Lender, the percentage obtained by dividing (a) the Revolving Exposure of that Lender by (b) the aggregate Revolving Exposure of all Lenders. For all other purposes with respect to each Lender, "Pro Rata Share" means the percentage obtained by dividing (A) an amount equal to the sum of the Term Loan Exposure and the Revolving Exposure of that Lender, by (B) an amount equal to the sum of the aggregate Term Loan Exposure and the aggregate Revolving Exposure of all Lenders.

          "PROJECTIONS" as defined in Section 4.8.

          "QUALIFIED CAPITAL STOCK" of any Person means any Capital Stock of such Person that is not Disqualified Capital Stock.

          "REAL ESTATE ASSET" means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.

          "RECORD DOCUMENT" means, with respect to any Leasehold Property, (i) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (ii) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give constructive notice upon recordation and otherwise in form reasonably satisfactory to Collateral Agent.

          "RECORDED LEASEHOLD INTEREST" means a Leasehold Property with respect to which a Record Document has been recorded in all places necessary or desirable, in Administrative Agent's reasonable judgment, to give constructive notice of such Leasehold Property to third-party purchasers and encumbrances of the affected real property.

          "REFINANCED TERM LOAN" as defined in Section 10.5(e).

          "REFUNDED SWING LINE LOANS" as defined in Section 2.3(b)(iv).

          "REGISTER" as defined in Section 2.7(b).

          "REGULATION D" means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          "REIMBURSEMENT DATE" as defined in Section 2.4(d).

          "RELATED AGREEMENTS" means the Merger Agreement, the Management Agreement, the Senior Subordinated Note Indenture, the Stockholders Agreement and the definitive documentation governing the Equity Financing.

          "RELATED FUND" means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

          "RELATED PERSONS" means, with respect to any specified Person, such Person's Affiliates and the directors, officers, employees, agents, trustees, advisors of such Person and any Person that pos-sesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

          "RELEASE" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

          "REPLACEMENT LENDER" as defined in Section 2.23.

          "REPLACEMENT TERM LOANS" as defined in Section 10.5(e).

          "REQUIREMENTS OF LAW" means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          "REQUISITE CLASS LENDERS" means, at any time of determination, (i) for the Class of Lenders having Term Loan Exposure, Lenders holding more than 50% of the aggregate Term Loan Exposure of all Lenders; and (ii) for the Class of Lenders having Revolving Exposure, Lenders holding more than 50% of the aggregate Revolving Exposure of all Lenders.

          "REQUISITE LENDERS" means one or more Lenders having or holding Term Loan Exposure and/or Revolving Exposure and representing more than 50% of the sum of (i) the aggregate Term Loan Exposure of all Lenders and (ii) the aggregate Revolving Exposure of all Lenders.

          "RESTRICTED JUNIOR PAYMENT" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Holdings or Company now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Holdings or Company now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Holdings or Company now or hereafter outstanding; (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, Subordinated Indebtedness or Second Lien Term Loans; and (v) any payment of management or similar fees to Sponsor or any of its Affiliates.

          "REVOLVING COMMITMENT" means, with respect to each Lender, the amount set forth on Appendix A-2 opposite the name of such Lender or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Closing Date is $85,000,000.

          "REVOLVING COMMITMENT PERIOD" means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

          "REVOLVING COMMITMENT TERMINATION DATE" means the earliest to occur of
(i) December 23, 2011, (ii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.13(b) or 2.14, and (iii) the date of the termination of the Revolving Commitments pursuant to Section 8.1.

          "REVOLVING EXPOSURE" means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Commitments, that Lender's Revolving Commitment; and (ii) after the termination of the Revolving Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (b) in the event such Lender is the Issuing Bank, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (net of any participations by Lenders in such Letters of Credit or any unreimbursed drawings thereunder), (c) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit, (d) in the event such Lender is the Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any participations therein by other Lenders), and
(e) the aggregate amount of all participations therein by that Lender in any outstanding Swing Line Loans.

          "REVOLVING LOAN" means a Loan made by a Lender to Company pursuant to
Section 2.2(b).

          "REVOLVING LOAN NOTE" means a promissory note in the form of Exhibit B-2, as it may be amended, supplemented or otherwise modified from time to time.

          "S&P" means Standard & Poor's Ratings Group, a division of The McGraw Hill Companies, Inc.

          "SECOND LIEN CREDIT AGREEMENT" means (i) the Second Lien Credit Agreement dated as of the Closing Date among Company as borrower, Holdings, certain subsidiaries of Company, GSCP, as joint lead arranger, joint bookrunner, BAS, as joint lead arranger and joint bookrunner, GSCP, as administrative agent and collateral agent, and the lenders party thereto, as amended, restated, supplemented or modified from time to time to the extent permitted by this Agreement and the Intercreditor Agreement and (ii) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend (subject to the limitations set forth herein and in the Intercreditor Agreement) or refinance in whole or in part the indebtedness and other obligations outstanding under the
(x) credit agreement referred to in clause (i) or (y) any subsequent Second Lien Credit Agreement, unless such agreement or instrument expressly provides that it is not intended to be and is not a Second Lien Credit Agreement hereunder. Any reference to the Second Lien Credit Agreement hereunder shall be deemed a reference to any Second Lien Credit Agreement then in existence.

          "SECOND LIEN CREDIT DOCUMENTS" means the Second Lien Credit Agreement, the Credit Documents as defined in the Second Lien Credit Agreement, including each mortgage and other security documents, guaranties and the notes issued thereunder.

          "SECOND LIEN TERM LOANS" means the term loans incurred pursuant to the Second Lien Credit Agreement.

          "SECURED OBLIGATIONS" shall mean (i) the Obligations, (ii) the due and punctual payment and performance of all obligations of Company and the other Credit Parties under each Hedge Agreement, including payments for early termination thereof and (iii) the due and punctual payment and per-formance of all obligations in respect of overdrafts and related liabilities owed to any Arranger or any Affiliate of an Arranger arising from Treasury Services Agreements.

          "SECURED PARTIES" has the meaning assigned to that term in the Pledge and Security Agreement.

          "SECURITIES" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing; provided that "Securities" shall not include any earnout agreement or obligation or any employee bonus or other incentive compensation plan or agreement.

          "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time, and any successor statute.

          "SENIOR SUBORDINATED NOTE INDENTURE" means the indenture pursuant to which the Senior Subordinated Notes were issued, as such indenture may hereafter be amended from time to time to the extent permitted under Section 6.15.

          "SENIOR SUBORDINATED NOTES" means the $175,000,000 in the aggregate principal amount of 8.75% Senior Subordinated Notes due 2014 of Company issued pursuant to the Senior Subordinated Note Indenture.

          "SETTLEMENT CONFIRMATION" as defined in Section 10.6(b).

          "SETTLEMENT SERVICE" as defined in Section 10.6(d).

          "SOLVENCY CERTIFICATE" means a Solvency Certificate of the chief financial officer of Company substantially in the form of Exhibit G-2.

          "SOLVENT" means, with respect to any Credit Party, that as of the date of determination both (i) (a) the sum of such Credit Party's debt (including contingent liabilities) does not exceed the present fair saleable value of such Credit Party's present assets; (b) such Credit Party's capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated or undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is "solvent" within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

          "SPONSOR" means collectively Berkshire and Weston.

          "SPONSOR EQUITY CONTRIBUTIONS" means equity contributions made on or after the Closing Date by Sponsor or its Affiliates and any other stockholder of Holdings on the Closing Date to Holdings.

          "STOCKHOLDERS AGREEMENT" means the stockholders agreement dated April 30, 2004 by and among Holdings and the Stockholders (as defined therein), as amended as of the date hereof.

          "SUBORDINATED INDEBTEDNESS" means (i) Indebtedness of Company evidenced by the Senior Subordinated Notes and (ii) any other Indebtedness of Company subordinated in right of payment to the Obligations pursuant to documentation containing maturities, amortization schedules, covenants, defaults, remedies, subordination provisions and other material terms in form and substance satisfactory to Administrative Agent and Requisite Lenders.

          "SUBSIDIARY" means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a "qualifying share" of the former Person shall be deemed to be outstanding. References to Subsidiaries of Holdings or Company include Target unless expressly specified otherwise.

          "SWING LINE LENDER" means GECC in its capacity as Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.

          "SWING LINE LOAN" means a Loan made by Swing Line Lender to Company pursuant to Section 2.3.

          "SWING LINE NOTE" means a promissory note in the form of Exhibit B-3, as it may be amended, supplemented or otherwise modified from time to time.

          "SWING LINE SUBLIMIT" means the lesser of (i) $7,500,000, and (ii) the aggregate unused amount of Revolving Commitments then in effect.

          "SYNDICATION AGENT" as defined in the preamble hereto.

          "TARGET" as defined in the recitals hereto.

          "TARGET MATERIAL ADVERSE EFFECT" means any event, change, effect, development, occurrence or state of facts that either individually or in the aggregate, when taken together with all other events, changes, effects, developments, occurrences or states of facts, (i) is materially adverse to the business, assets, operations, properties, condition (financial or otherwise), liabilities or results of operations of Target and its Subsidiaries taken as a whole, or (ii) materially and adversely affects the ability of Target to consummate the Acquisition and the Merger or prevent or delay the consummation of the Acquisition and the Merger; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Target Material Adverse Effect: (a) any adverse event, change, effect, development, occurrence or state of facts to the extent primarily attributable to (I) the announcement or pendency of the Merger Agreement or the Acquisition and Merger, (II) the identity of Holdings or Merger Co. or (III) any actions taken in compliance herewith or otherwise with the consent of Holdings, including, without limitation, the impact on the relationships of Target with any customer, vendor, distributor, supplier, franchisee, landlord, tenant, consultant, employee or independent contractor with whom Target has any relationship; (b) any adverse event, change, effect, development, occurrence or state of facts attributable to conditions generally affecting (I) the retail party supply industry or (II) the United States or world economy as a whole, including, but not limited to, changes in economic, financial market, regulatory or political conditions, whether resulting from acts of terrorism, war or otherwise, except in each case, any adverse event, change, effect, development, occurrence or state of facts that has had or is reasonably likely to have a disproportionate effect on Target and its Subsidiaries taken as a whole as compared to other Persons in the industry in which Target and its Subsidiaries conduct their business; or (c) any adverse event, change, effect, development, occurrence or state of facts arising from or relating to any change in generally accepted accounting principles or any change in applicable laws, in each case, proposed, adopted or enacted after the date hereof or the interpretation or enforcement thereof.

          "TARGET'S EXISTING CREDIT AGREEMENT" means the Loan and Security Agreement dated as of January 9, 2003 among Target, Wells Fargo Retail Finance, LLC, as arranger, collateral agent and administrative agent and Bank of America, N.A., as the documentation agent, as amended by the First Amendment Agreement, dated as of February 10, 2005, by the Second Amendment Agreement, dated as of June 23, 2005 and by the Third Amendment Agreement, dated as of July 15, 2005.

          "TAX" means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided "Tax on the overall net income" of a Person shall be (i) construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or any political subdivision thereof or as a result of that Person's applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business (a "RELEVANT TAX JURISDICTION") on all or part of the net income or profits or gains (whether worldwide, or only insofar as such income (or franchise or other taxes imposed in lieu thereof), profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office) and (ii) include all franchise taxes, branch taxes, taxes on doing business or taxes on the overall capital or net worth of any such Person (and/or in the case of a Lender, its Principal Office), in each case imposed by any Relevant Tax Jurisdiction in lieu of income, profits or gains taxes.

          "TERM LOAN" means a Loan made by a Lender to Company pursuant to
Section 2.1(b).

          "TERM LOAN COMMITMENTS" means, with respect to each Lender, the amount set forth on Appendix A-1 opposite the name of such Lender. The aggregate amount of the Term Loan Commitments as of the Closing Date is $325,000,000.

          "TERM LOAN EXPOSURE" means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender; provided, at any time prior to the making of the Term Loans, the Term Loan Exposure of any Lender shall be equal to such Lender's Term Loan Commitment.

          "TERM LOAN MATURITY DATE" means the earlier of (i) December 23, 2012, and (ii) the date that all Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

          "TERM LOAN NOTE" means a promissory note in the form of Exhibit B-1, as it may be amended, supplemented or otherwise modified from time to time.

          "TERMINATED LENDER" as defined in Section 2.23.

          "TITLE POLICY" shall have the meaning set forth in Section 5.11(b).

          "TOTAL UTILIZATION OF REVOLVING COMMITMENTS" means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing Issuing Bank for any amount drawn under any Letter of Credit, but not yet so applied), (ii) the aggregate principal amount of all outstanding Swing Line Loans, and (iii) the Letter of Credit Usage.

          "TRANSACTION COSTS" means the fees, costs and expenses payable by Company on or before the Closing Date in connection with the transactions contemplated by the Credit Documents, the Second Lien Credit Documents and the Related Agreements including without limitation, compensation paid to option holders to the extent expensed on the income statement, the write-off of deferred financing costs and interest and investment banking, advisory and other fees paid to financing sources and others in connection with said transactions.

          "TREASURY SERVICES AGREEMENTS" means any agreement entered into by a Credit Party and an Arranger or Lender or an Affiliate of an Arranger or Lender relating to treasury, depository, overdraft, credit or debit cards, electronic funds transfer and other cash management services or automated clearinghouse transfer of funds.

          "TYPE OF LOAN" means (i) with respect to either Term Loans or Revolving Loans, a Base Rate Loan or a Eurodollar Rate Loan, and (ii) with respect to Swing Line Loans, a Base Rate Loan.

          "UCC" means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

          "UNREINVESTED NET ASSET SALE PROCEEDS" shall have the meaning set forth in Section 2.14(a).

          "WESTON" means Weston Presidio Service Company LLC and shall include any fund affiliated with Weston Presidio Service Company LLC.

     1.2. ACCOUNTING TERMS. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to Sections 5.1(a), 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements for the period ended December 31, 2004.

     1.3. INTERPRETATION, ETC. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word "include" or "in-cluding," when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The term "documents" means all writings, however evidenced and whether in physical or electronic form, including all documents, instruments, agreements, notices, demands, certificates, forms, financial statements, opinions and reports.

SECTION 2. LOANS AND LETTERS OF CREDIT

     2.1. TERM LOANS.

          (a) Term Loan Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Closing Date, a Term Loan to Company in an amount equal to such Lender's Term Loan Commitment; provided however that the aggregate amount funded by each Lender on the Closing Date shall be equal to 99.0% of the Term Loan Commitments (it being understood and agreed that the funding of such amount shall be deemed to be 100.0% of the Lenders' Term Loan Commitments). Company may make only one borrowing under the Term Loan Commitments which shall be on the Closing Date. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.13(a) and 2.14, all amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Term Loan Maturity Date. Each Lender's Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender's Term Loan Commitment on such date.

          (b) Borrowing Mechanics for Term Loans.

          (i) Company shall deliver to GSCP a fully executed Funding Notice no later than one (1) Business Day prior to the Closing Date. Promptly upon receipt by GSCP of the Funding Notice, GSCP shall notify each Lender of the proposed borrowing.

          (ii) Each Lender shall make its Term Loan available to GSCP not later than 12:00 noon (New York time) on the Closing Date, by wire transfer of same day funds in Dollars, at GSCP's Principal Office. Upon satisfaction or waiver of the conditions precedent specified herein, GSCP shall make the proceeds of the Term Loans available to Company on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by GSCP from Lenders to be credited to the account of Company at GSCP's Principal Office or to such other account as may be designated in writing to GSCP by Company.

     2.2. REVOLVING LOANS.

          (a) Revolving Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Revolving Loans to Company in the aggregate amount up to but not exceeding such Lender's Revolving Commitment; provided, after giving effect to the making of any Revolving Loans in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.2(a) may be repaid and reborrowed during the Revolving Commitment Period. Each Lender's Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.


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

          (b) Borrowing Mechanics for Revolving Loans.

          (i) Except pursuant to 2.4(d), Revolving Loans that are Base Rate Loans shall be made in an aggregate minimum amount of $100,000 and integral multiples of $100,000 in excess of that amount, and Revolving Loans that are Eurodollar Rate Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount.

          (ii) Whenever Company desires that Lenders make Revolving Loans, Company shall deliver to Administrative Agent a fully executed and delivered Funding Notice no later than 10:00 a.m. (New York time) at least three Business Days in advance of the proposed Credit Date in the case of a Eurodollar Rate Loan, and at least one Business Day in advance of the proposed Credit Date in the case of a Revolving Loan that is a Base Rate Loan. Except as otherwise provided herein, a Funding Notice for a Revolving Loan that is a Eurodollar Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to make a borrowing in accordance therewith.

          (iii) Notice of receipt of each Funding Notice in respect of Revolving Loans, together with the amount of each Lender's Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by Administrative Agent to each applicable Lender by telefacsimile or other means with reasonable promptness, but (provided Administrative Agent shall have received such notice by 10:00 a.m. (New York time)) not later than 2:00 p.m. (New York time) on the same day as Administrative Agent's receipt of such Notice from Company.

          (iv) Each Lender shall make the amount of its Revolving Loan available to Administrative Agent not later than 12:00 noon (New York time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Administrative Agent's Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Revolving Loans available to Company on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by Administrative Agent from Lenders to be credited to the account of Company at the Administrative Agent's Principal Office or such other account as may be designated in writing to Administrative Agent by Company.

     2.3. SWING LINE LOANS.

          (a) Swing Line Loans Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, Swing Line Lender hereby agrees to make Swing Line Loans to Company in the aggregate amount up to but not exceeding the Swing Line Sublimit; provided, after giving effect to the making of any Swing Line Loan, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.3 may be repaid and reborrowed during the Revolving Commitment Period. Swing Line Lender's Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans and the Revolving Commitments shall be paid in full no later than such date.

          (b) Borrowing Mechanics for Swing Line Loans.

          (i) Swing Line Loans shall be made in an aggregate minimum amount of $100,000 and integral multiples of $100,000 in excess of that amount.


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

          (ii) Whenever Company desires that Swing Line Lender make a Swing Line Loan, Company shall deliver to Administrative Agent a Funding Notice no later than 12:00 noon (New York time) on the proposed Credit Date.

          (iii) Swing Line Lender shall make the amount of its Swing Line Loan available to Administrative Agent not later than 2:00 p.m. (New York time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Administrative Agent's Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Swing Line Loans available to Company on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Swing Line Loans received by Administrative Agent from Swing Line Lender to be credited to the account of Company at the Administrative Agent's Principal Office, or to such other account as may be designated in writing to Administrative Agent by Company.

          (iv) With respect to any Swing Line Loans that have not been voluntarily prepaid by Company pursuant to Section 2.13, Swing Line Lender may at any time in its sole and absolute discretion, deliver to Administrative Agent (with a copy to Company), no later than 11:00 a.m. (New York time) at least one
(1) Business Day in advance of the proposed Credit Date, a notice (which shall be deemed to be a Funding Notice given by Company) requesting that each Lender holding a Revolving Commitment make Revolving Loans that are Base Rate Loans to Company on such Credit Date in an amount equal to the amount of such Swing Line Loans (the "REFUNDED SWING LINE LOANS") outstanding on the date such notice is given which the Swing Line Lender requests Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by the Lenders other than Swing Line Lender shall be immediately delivered by Administrative Agent to Swing Line Lender (and not to Company) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, Swing Line Lender's Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender to Company, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note of Swing Line Lender but shall instead constitute part of Swing Line Lender's outstanding Revolving Loans to Company and shall be due under the Revolving Loan Note issued by Company to Swing Line Lender. Company hereby authorizes Administrative Agent and Swing Line Lender to charge Company's accounts with Administrative Agent and Swing Line Lender (up to the amount available in each such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by Lenders, including the Revolving Loan deemed to be made by the Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of Company from Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 2.17.

          (v) If for any reason Revolving Loans are not made pursuant to Section 2.3(b)(iv) in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of any outstanding Swing Line Loans on or before the third Business Day after demand for payment thereof by Swing Line Lender, each Lender holding a Revolving Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans, and in an amount equal to its Pro Rata Share of the applicable unpaid amount together with accrued interest thereon. Upon one (1) Business Day's notice from Swing Line Lender, each Lender holding a Revolving Commitment shall deliver to Swing Line Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Principal Office of Swing Line Lender. In order to evidence such participation


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

each Lender holding a Revolving Commitment agrees to enter into a participation agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to Swing Line Lender. In the event any Lender holding a Revolving Commitment fails to make available to Swing Line Lender the amount of such Lender's participation as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Swing Line Lender for the correction of errors among banks and thereafter at the Base Rate, as applicable.

          (vi) Notwithstanding anything contained herein to the contrary, (1) each Lender's obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the second preceding paragraph and each Lender's obligation to purchase a participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, any Credit Party or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Default or Event of Default or the failure to satisfy any other condition set forth in Section 3.2 at such time; (C) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Credit Party; (D) any breach of this Agreement or any other Credit Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject to the condition that Swing Line Lender believed in good faith that all conditions under Section 3.2 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, were satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made, or the satisfaction of any such condition not satisfied had been waived by Requisite Lenders prior to or at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made; and (2) Swing Line Lender shall not be obligated to make any Swing Line Loans (A) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default or the failure to satisfy any other condition set forth in Section 3.2 at such time; or (B) at a time when a Funding Default exists unless Swing Line Lender has entered into arrangements satisfactory to it and Company to eliminate Swing Line Lender's risk with respect to the Defaulting Lender's participation in such Swing Ling Loan, including by cash collateralizing such Defaulting Lender's Pro Rata Share of the outstanding Swing Line Loans.

     2.4. ISSUANCE OF LETTERS OF CREDIT AND PURCHASE OF PARTICIPATIONS THEREIN.

          (a) Letters of Credit. During the Revolving Commitment Period, subject to the terms and conditions hereof, Issuing Bank agrees to issue or cause to be issued Letters of Credit for the account of Company in the aggregate amount up to but not exceeding the Letter of Credit Sublimit; provided (i) the stated amount of each Letter of Credit shall not be less than $10,000 or such lesser amount as is acceptable to Issuing Bank and shall be in form acceptable to such Issuing Bank; (ii) after giving effect to such issuance, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect; (iii) after giving effect to such issuance, in no event shall the Letter of Credit Usage exceed the Letter of Credit Sublimit then in effect; (iv) in no event shall any standby Letter of Credit have an expiration date later than the earlier of (1) the Revolving Commitment Termination Date and (2) the date which is one year from the date of issuance of such standby Letter of Credit; and (v) in no event shall any commercial Letter of Credit (x) have an expiration date later than the earlier of (1) the Revolving Commitment Termination Date and (2) the date which is 180 days from the date of issuance of such commercial Letter of Credit or (y) be issued if such commercial Letter of Credit is otherwise unacceptable to the Issuing Bank in its reasonable discretion. Subject to the foregoing, Issuing Bank may agree that a standby Letter of Credit will automatically be extended for one or more successive periods each not to exceed the length of the existing Letter of Credit, unless Issuing Bank elects not to extend for


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

any such additional period; provided that Issuing Bank shall not extend any such Letter of Credit if it has received written notice that a Default or an Event of Default has occurred and is continuing (or any other condition in Section 3.2 is not satisfied) at the time Issuing Bank must elect to allow such extension; provided, further, in the event a Funding Default exists, Issuing Bank shall not be required to issue or cause to be issued any Letter of Credit unless Issuing Bank has entered into arrangements satisfactory to it and Company to eliminate Issuing Bank's risk with respect to the participation in Letters of Credit of the Defaulting Lender, including by cash collateralizing such Defaulting Lender's Pro Rata Share of the Letter of Credit Usage.

          Company acknowledges and confirms that Issuing Bank has issued Existing Letters of Credit in the respective principal amounts outstanding as of the Closing Date set forth opposite its name on Schedule 1.1(b) annexed hereto. Company hereby represents, warrants, agrees, covenants and (1) reaffirms that it is not aware of any defense, set-off, claim or counterclaim against any Agent or Issuing Bank in regard to its Obligations in respect of such Existing Letters of Credit and (2) reaffirms its obligation to pay such Existing Letters of Credit in accordance with the terms and conditions of this Agreement and the other Credit Documents. Based on the foregoing, Company and each Lender agree that, other than any amounts owed (whether or not presently due and payable, and including all interest and fees accrued to the Closing Date) by Company to Issuing Bank or in respect of the Existing Letters of Credit as of the Closing Date, all Existing Letters of Credit as of the Closing Date shall, as of the Closing Date, be converted to, maintained as, and owed by Company under or in respect of Letters of Credit hereunder and shall constitute Letter of Credit Usage hereunder for purposes of the Letter of Credit Sublimit.

          (b) Notice of Issuance. Whenever Company desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent an Issuance Notice no later than 12:00 noon (New York time) at least three Business Days (in the case of standby letters of credit) or five Business Days (in the case of commercial letters of credit), or in each case such shorter period as may be agreed to by Issuing Bank in any particular instance, in advance of the proposed date of issuance. Upon satisfaction or waiver of the conditions set forth in Section 3.2, the receipt of any fee due in connection with such issuance and the receipt by such Issuing Bank, duly executed by Company and in form and substance satisfactory to such Issuing Bank, of all documents that such Issuing Bank generally uses in the ordinary course of its business for the issuance of Letters of Credit of the type of the Letter of Credit to be issued, the applicable Issuing Bank shall issue or caused to be issued the requested Letter of Credit only in accordance with such Issuing Bank's standard operating procedures. Upon the issuance of any Letter of Credit or amendment or modification to a Letter of Credit, the applicable Issuing Bank shall promptly notify each Lender of such issuance. In the event of any conflict between the terms of a Letter of Credit application and this Agreement, the terms of this Agreement shall govern and control.

          (c) Responsibility of Issuing Bank with Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit without any gross negligence or willful misconduct. As between Company and Issuing Bank, Company assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by or on behalf of such Issuing Bank, by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuing Bank shall not be responsible for (i) the form, validity, sufficiency, enforceability, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity, enforceability or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds


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

thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, e-mail, electronic transmissions or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuing Bank, including any Governmental Acts; and none of the above shall affect or impair, or prevent the vesting of, any of Issuing Bank's rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered by it thereunder, if taken or omitted in the absence of gross negligence or willful misconduct, shall not give rise to any liability on the part of Issuing Bank to Company. Notwithstanding anything to the contrary contained in this Section 2.4(c), Company shall retain any and all rights it may have against Issuing Bank for any liability arising solely out of the gross negligence or willful misconduct of Issuing Bank.

          (d) Reimbursement by Company of Amounts Drawn or Paid Under Letters of Credit. In the event Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall immediately notify Company and Administrative Agent, and Company shall reimburse Issuing Bank on or before the Business Day immediately following the date on which such drawing is honored (the "REIMBURSEMENT DATE") in an amount in Dollars (which amount, in the case of a drawing under a Letter of Credit which is denominated in a currency other than Dollars, shall be calculated by reference to the applicable Exchange Rate) and in same day funds equal to the amount of such honored drawing; provided, anything contained herein to the contrary notwithstanding, (i) unless Company shall have notified Administrative Agent and Issuing Bank prior to 10:00 a.m. (New York time) on the date such drawing is honored that Company intends to reimburse Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, Company shall be deemed to have given a timely Funding Notice to Administrative Agent requesting Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars (which amount, in the case of a drawing under a Letter of Credit which is denominated in a currency other than Dollars, shall be calculated by reference to the applicable Exchange Rate) equal to the amount of such honored drawing, and (ii) subject to satisfaction or waiver of the conditions specified in Section 3.2, Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse Issuing Bank for the amount of such honored drawing; and provided, further, if for any reason proceeds of Revolving Loans are not received by Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, Company shall reimburse Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this
Section 2.4(d) shall be deemed to relieve any Lender from its obligation to make Revolving Loans on the terms and conditions set forth herein, and Company shall retain any and all rights it may have against any Lender resulting from the failure of such Lender to make such Revolving Loans under this Section 2.4(d).

          (e) Lenders' Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender's Pro Rata Share (with respect to the Revolving Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder. In the event that Company shall fail for any reason to reimburse Issu-ing Bank as provided in Section 2.4(d), Issuing Bank shall promptly notify each Lender of the unreimbursed amount of such honored drawing and of such Lender's respective participation therein based on such Lender's Pro Rata Share of the Revolving Commitments. Each Lender shall make available to Issuing Bank an amount equal to its respective participation, in Dollars (calculated in the case of a drawing of a Letter of Credit denominated in a currency other than Dollars, by reference to the applicable Exchange Rate) and in same day funds, at the office of Issuing Bank specified in such notice, not later than 12:00 noon (New York time) on the first Business Day (under the laws of the jurisdiction in which such office of Issuing Bank is located) after the date notified by Issuing Bank. In the event that any Lender fails to make available to Issuing Bank on such Business Day the amount of such Lender's participation in such Letter of Credit as provided in this Section 2.4(e), Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Issuing Bank for the correction of errors among banks and thereafter at the Base Rate. Nothing in this Section 2.4(e) shall be deemed to prejudice the right of any Lender to recover from Issuing Bank any amounts made available by such Lender to Issuing Bank pursuant to this Section 2.4(e) in the event that it is determined that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of Issuing Bank. In the event Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.4(e) for all or any portion of any drawing honored by Issuing Bank under a Letter of Credit, such Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under this
Section 2.4(e) with respect to such honored drawing such Lender's Pro Rata Share of all payments subsequently received by Issuing Bank from Company in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on Appendix B or at such other address as such Lender may request.

          (f) Obligations Absolute. The obligation of Company to reimburse Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Lenders pursuant to Section 2.4(d) and the obligations of Lenders under Section 2.4(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set-off, defense or other right which Company or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), Issuing Bank, Lender or any other Person or, in the case of a Lender, against Company, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Company or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries;
(vi) any breach hereof or any other Credit Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that an Event of Default or a Default shall have occurred and be continuing; provided, in each case, that payment by Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of Issuing Bank under the circumstances in question.

          (g) Indemnification. Without duplication of any obligation of Company under Section 10.2 or 10.3, in addition to amounts payable as provided herein, Company hereby agrees to protect, indemnify, pay and save harmless Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by Issuing Bank, other than as a result of the gross negligence or willful misconduct of Issuing Bank, (ii) the wrongful dishonor by Issuing Bank of a proper demand for payment under any Letter of Credit issued by it or
(iii) the failure of Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.

          (h) Additional Issuing Banks. From time to time, Company may by notice to the Administrative Agent designate any Lender (in addition to GECC) that agrees (in its sole discretion) to act in such capacity and is reasonably satisfactory to the Administrative Agent as an Issuing Bank. Such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an Issuing Bank hereunder for all purposes.

     2.5. PRO RATA SHARES; AVAILABILITY OF FUNDS.

          (a) Pro Rata Shares. All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender's obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Term Loan Commitment or any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender's obligation to make a Loan requested hereunder or purchase a participation required hereby.

          (b) Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender's Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent's demand therefor, Administrative Agent shall promptly notify Company and Company shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Class of Loans. Nothing in this Section 2.5(b) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments and Revolving Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.

     2.6. USE OF PROCEEDS. The proceeds of the Term Loans and up to $5,000,000 of the Revolving Loans, if any, made on the Closing Date shall be applied by Company to pay a portion of the Merger Financing Requirements. Revolving Loans, Swing Line Loans and Letters of Credit made after the Closing Date shall be applied by Company for working capital and general corporate purposes of Company which may include Permitted Acquisitions, permitted capital expenditures and the making of intercompany loans to any of Company's Subsidiaries, in accordance with Section 6.1(b), for their own working capital and general corporate purposes; provided, however, that in no event will the proceeds of Revolving Loans be used for the purposes of repurchasing Term Loans as permitted under
Section 2.13(c)
hereof. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

     2.7. EVIDENCE OF DEBT; REGISTER; LENDERS' BOOKS AND RECORDS; NOTES.

          (a) Lenders' Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Indebtedness of Company to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Company, absent manifest error; provided failure to make any such recordation, or any error in such recordation, shall not affect any Lender's Revolving Commitments or Company's Obligations in respect of any applicable Loans; and provided, further, in the event of any inconsistency between the Register and any Lender's records, the recordations in the Register shall govern.

          (b) Register. Administrative Agent shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Revolving Commitments and Loans of each Lender from time to time (the "REGISTER"). At any reasonable time and from time to time upon reasonable prior notice, (i) the Register shall be available for inspection by Company and the Arrangers and (ii) information in the Register in respect of a Lender shall be available for inspection by such Lender. Administrative Agent shall record in the Register the Revolving Commitments and the Loans, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Company and each Lender, absent manifest error; provided failure to make any such recordation, or any error in such recordation, shall not affect Company's Obligations to repay any Obligation. Company hereby designates GECC to serve as Company's agent solely for purposes of maintaining the Register as provided in this Section 2.7, and Company hereby agrees that, to the extent GECC serves in such capacity, GECC and its officers, directors, employees, agents and affiliates shall constitute "Indemnitees."

          (c) Notes. If so requested by any Lender by written notice to Company (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time after the Closing Date, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Company's receipt of such notice) a Note or Notes to evidence such Lender's Term Loan, Revolving Loan or Swing Line Loan, as the case may be.

     2.8. INTEREST ON LOANS.

          (a) Except as otherwise set forth herein, each Class of Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

          (i) in the case of Term Loans and Revolving Loans:

               (1) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

               (2) if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin; and

          (ii) in the case of Swing Line Loans, at the Base Rate plus the Applicable Margin.

          (b) The basis for determining the rate of interest with respect to any Loan (except a Swing Line Loan which can be made and maintained as Base Rate Loans only), and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by Company and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be; provided that the Term Loans initially shall be made as (1) Eurodollar Rate Loans having an Interest Period of no longer than one month or
(2) Base Rate Loans. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be Base Rate Loan.

          (c) In connection with Eurodollar Rate Loans there shall be no more than five (5) Interest Periods outstanding at any time. In the event Company fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event Company fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, Company shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each Lender.

          (d) Interest payable pursuant to Section 2.8(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided that, if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

          (e) Except as otherwise set forth herein, interest on each Loan shall be payable (i) in arrears on and to each Interest Payment Date applicable to that Loan; (ii) upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity, including final maturity; provided, however, with respect to any voluntary prepayment of a Revolving Loan that is an Base Rate Loan or a Swing Line Loan (except to the extent accompanied by a reduction in the Revolving Commitments), accrued interest on such Loan through the date of such prepayment shall instead be payable on the next succeeding Interest Payment Date.

          (f) Company agrees to pay to Issuing Bank, with respect to drawings honored under any Letter of Credit, interest on the amount paid by Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of Company at a rate equal to (i) for the period from the date such drawing is honored to but exclud-ing the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (ii) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans.

          (g) Interest payable pursuant to Section 2.8(f) shall be computed on the basis of a 365/366-day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by Issuing Bank of any payment of interest pursuant to Section 2.8(f), Issuing Bank shall distribute to each Lender, out of the interest received by Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event Issuing Bank shall have been reimbursed by Lenders for all or any portion of such honored drawing, Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under Section 2.4(e) with respect to such honored drawing such Lender's Pro Rata Share of any interest received by Issuing Bank in respect of that portion of such honored drawing so reimbursed by Lenders for the period from the date on which Issuing Bank was so reimbursed by Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by Company.

     2.9. CONVERSION/CONTINUATION.

          (a) Subject to Section 2.18 and so long as no Default or Event of Default shall have occurred and then be continuing (which the Requisite Lenders have notified Company will prevent the following), Company shall have the option:

          (i) to convert at any time all or any part of any Term Loan or Revolving Loan equal to (y) $1,000,000 and integral multiples of $100,000 in excess of that amount from a Base Rate Loan to a Eurodollar Rate Loan and (z) $100,000 and integral multiples of $100,000 in excess of that amount from a Eurodollar Rate Loan to a Base Rate Loan; provided a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless Company shall pay all amounts due under Section 2.18 in connection with any such conversion; or

          (ii) upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $1,000,000 and integral multiples of $100,000 in excess of that amount as a Eurodollar Rate Loan.

          (b) Company shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 10:00 a.m. (New York time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to effect a conversion or continuation in accordance therewith.

     2.10. DEFAULT INTEREST. The principal amount of all Loans and, to the extent permitted by applicable law, any interest payments on the Loans not paid when due or any fees or other amounts not paid when due, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

     2.11. FEES.

          (a) Company agrees to pay to Lenders having Revolving Exposure:

          (i) commitment fees equal to (1) the average of the daily difference between the Revolving Commitments and (b) the sum of (x) the aggregate principal amount of outstanding Revolving Loans (but not any outstanding Swing Line Loans) plus (y) the Letter of Credit Usage), times (2) 0.50% per annum; and

          (ii) letter of credit fees equal to (1) the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans, times (2) the average aggregate daily maximum amount available to be drawn under all such Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).

All fees referred to in this Section 2.11(a) shall be paid to Administrative Agent at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.

          (b) Company agrees to pay directly to Issuing Bank, for its own account, the following fees:

          (i) a fronting fee equal to 0.250%, per annum, times the average aggregate daily maximum amount available to be drawn under all Letters of Credit (determined as of the close of business on any date of determination); and

          (ii) such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with Issuing Bank's standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

          (c) All fees referred to in Sections 2.11(a) and 2.11(b)(i) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year during the Revolving Commitment Period, commencing on the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date.

          (d) In addition to any of the foregoing fees, Company agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon.

     2.12. SCHEDULED INSTALLMENTS. The principal amounts of the Term Loans shall be repaid in consecutive quarterly installments (each, an "INSTALLMENT") in the aggregate amounts set forth below on the last day of each Fiscal Quarter (each, an "INSTALLMENT DATE"), commencing June 30, 2006:

     FISCAL QUARTER       TERM LOAN INSTALLMENTS
     --------------       ----------------------
June 30, 2006                  $    812,500
September 30, 2006             $    812,500
December 31, 2006              $    812,500
March 31, 2007                 $    812,500
June 30, 2007                  $    812,500
September 30, 2007             $    812,500
December 31, 2007              $    812,500
March 31, 2008                 $    812,500
June 30, 2008                  $    812,500
September 30, 2008             $    812,500
December 31, 2008              $    812,500
March 31, 2009                 $    812,500
June 30, 2009                  $    812,500
September 30, 2009             $    812,500
December 31, 2009              $    812,500
March 31, 2010                 $    812,500
June 30, 2010                  $    812,500
September 30, 2010             $    812,500
December 31, 2010              $    812,500
March 31, 2011                 $    812,500
June 30, 2011                  $    812,500
September 30, 2011             $    812,500
December 31, 2011              $    812,500
March 31, 2012                 $    812,500
June 30, 2012                  $    812,500
September 30, 2012             $    812,500
Term Loan Maturity Date        $303,875,000

Notwithstanding the foregoing, (x) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with Sections 2.13, 2.14 and 2.15, as applicable; and (y) the Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Term Loan Maturity Date. For the avoidance of doubt, all payments required by this Section 2.12, Section 2.13, 2.14 or any other clause of this Agreement shall be for the full principal amount of the applicable Loans regardless of whether original issue discount is applicable to such Loans.

     2.13. VOLUNTARY PREPAYMENTS/COMMITMENT REDUCTIONS.

          (a) Voluntary Prepayments.

          (i) Any time and from time to time:

          (1) with respect to Base Rate Loans (other than Swing Line Loans), Company may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount (other than Swing Line Loans);

          (2) with respect to Eurodollar Rate Loans, Company may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount; and

          (3) with respect to Swing Line Loans, Company may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $100,000, and in integral multiples of $100,000 in excess of that amount.

          (ii) All such prepayments shall be made:

          (1) upon not less than one Business Day's prior written or telephonic notice in the case of Base Rate Loans (other than Swing Line Loans);

          (2) upon not less than three Business Days' prior written or telephonic notice in the case of Eurodollar Rate Loans; and

          (3) upon written or telephonic notice on the date of prepayment, in the case of Swing Line Loans; in each case given to Administrative Agent or Swing Line Lender, as the case may be, by 12:00 noon (New York time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such telephonic or original notice for Term Loans or Revolving Loans, as the case may be, by telefacsimile or telephone to each Lender) or Swing Line Lender, as the case may be. Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.15(a).

          (b) Voluntary Commitment Reductions.

          (i) Company may, upon not less than three Business Days' prior written or telephonic notice confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided, any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount.

          (ii) Company's notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in Company's notice and shall reduce the Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof. Any such voluntary reduction of the Revolving Commitments shall be applied as specified in Section 2.15(a).

          (c) Certain Permitted Term Loan Repurchases. Notwithstanding anything to the contrary contained in this Section 2.13 or any other provision of this Agreement, so long as (i) there is no Default, (ii) there is no Event of Default and (iii) no Default or Event of Default would result therefrom, Company may repurchase outstanding Term Loans on the following basis:

          (i) Company may repurchase all or any portion of the Term Loans of one or more Lenders pursuant to an Assignment Agreement, between Company and such Lender or Lenders in an aggregate principal amount not to exceed 35% of the initial aggregate principal amount of Term Loans with respect to all such repurchases pursuant to this clause (i); provided that, with respect to such repurchases, Company shall simultaneously provide a copy of such Assignment Agreement and any other agreements between Company and such Lender with respect to such repurchase to the Administrative Agent and Syndication Agent;

          (ii) In addition, Company may make one or more offers (each, an "OFFER") to repurchase all or any portion of the Term Loans (such Term Loans, the "OFFER LOANS") of the Lenders, provided that (A) Company delivers a notice of such Offer to the Administrative Agent and all Lenders no later than noon (New York time) at least five (5) Business Days in advance of a proposed consummation date of such Offer indicating (1) the last date on which such Offer may be accepted, (2) the maximum dollar amount of the Offer, (3) the repurchase price per dollar of principal amount of such Offer Loans at which Company is willing to repurchase the Offer Loans and (4) the instructions, consistent with this Section 2.13(c) with respect to the Offer (which shall be reasonably acceptable to Company, the Administrative Agent and the Syndication Agent), that a Lender must follow in order to have its Offer Loans repurchased; (B) the maximum dollar amount of the Offer shall be no less than an aggregate of $1,000,000; (C) Company shall hold the Offer open for a minimum period of two (2) Business Days; (D) a Lender who elects to participate in the Offer may choose to tender all or part of such Lender's Offer Loans; and (E) the Offer shall be made to Lenders holding the Offer Loans on a pro rata basis in accordance with their Pro Rata Shares; provided, further, that if any Lender elects not to participate in the Offer, either in whole or in part, the amount of such Lender's Offer Loans not being tendered shall be excluded in calculating the pro rata amount applicable to the balance of such Offer Loans;

          (iii) With respect to all repurchases made by Company pursuant to this
     Section 2.13(c), (A) Company shall pay all accrued and unpaid interest, if any, on the repurchased Term Loans to the date of repurchase of such Term Loans, (B) the repurchase of such Term Loans by Company shall not be taken into account in the calculation of Consolidated Excess Cash Flow or the prepayment required pursuant to Section 2.14(e), (C) Company shall only make such repurchases during the time period which is within thirty (30) days following the date on which Company files a 10K, 10Q or any other material filing with the SEC, (D) such repurchases shall not be deemed to be voluntary prepayments pursuant to this Section 2.13, Section 2.15 or
     2.16 hereunder except that the amount of the Loans so repurchased pursuant to Section 2.13(c)(ii) shall be applied on a pro rata basis to reduce the scheduled remaining Installments of principal on such Term Loan and (E) such repurchase of Term Loans pursuant to Section 2.13(c)(ii) shall be applied on a pro rata basis to Lenders selling Offer Loans in accordance with the Offer Loans being sold or offered for sale by such Lenders; and

          (iv) Following repurchase by Company pursuant to this Section 2.13(c), the Term Loans so repurchased shall be deemed cancelled for all purposes and no longer outstanding (and may not be resold by Company), for all purposes of this Agreement and all other Credit Documents, including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Credit Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Credit Document or (C) the determination of Requisite Lenders, or for any similar or related purpose, under this Agreement or any other Credit Document. Any payment made by Company in connection with a repurchase permitted by this Section 2.13(c) shall not be subject to the provisions of either Section 2.16(a) or Section
     2.17. Failure by Company to make any payment to a Lender required by an agreement permitted by this Section 2.13(c) shall not constitute an Event of Default under Section 8.1(a).

Notwithstanding any of the provisions set forth in this Agreement to the contrary, the Company, the Lenders and Agents hereby agree that nothing in this Agreement shall be understood to mean or suggest that the Term Loans constitute "securities" for purposes of either the Securities Act or the Exchange Act.

     2.14. MANDATORY PREPAYMENTS/COMMITMENT REDUCTIONS.

          (a) Asset Sales. No later than the first Business Day following the date of receipt by Holdings or any of its Subsidiaries of any Net Asset Sale Proceeds, Company shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.15(b) in an aggregate amount equal to such Net Asset Sale Proceeds; provided that so long as no Default or Event of Default shall have occurred and be continuing,

          (i) to the extent that Net Asset Sale Proceeds (x) from the Closing Date through the applicable date of determination do not exceed $10,000,000 in the aggregate (excluding such Net Asset Sale Proceeds described in the following clauses (ii) and (iii)), Company shall have the option, directly or through one or more of its Subsidiaries, to invest or commit to invest Net Asset Sale Proceeds within three hundred sixty (360) days of receipt thereof in long-term productive assets of the general type used in the business of Company and its Subsidiaries;

          (ii) to the extent that any such Net Asset Sale Proceeds (excluding such Net Asset Sale Proceeds described in clause (i) above) are from the Old Chester Transaction, Company shall have the option, directly or through one or more of its Subsidiaries, to invest or commit to invest such Net Asset Sale Proceeds within four hundred fifty (450) days of receipt thereof in long-term productive assets of the general type used in the business of Company and its Subsidiaries; provided that if a Responsible Officer of the Company delivers a certificate to the Administrative Agent within such 450-day period specifying in reasonable detail that the Company or its Subsidiaries have previously made capital expenditures in respect of the Chester Distribution Center in accordance with Section 6.8(c), the aggregate amount and the dates of such capital expenditures and such other facts as may be reasonably requested by the Administrative Agent, than the aggregate amount of such capital expenditures shall be off-set against the Net Asset Sale Proceeds from the Old Chester Transaction and shall otherwise not be subject to the reinvestment provisions of this clause
     (ii);

          (iii) to the extent that any such Net Asset Sale Proceeds (excluding such Net Asset Sale Proceeds described in clause (i) above) are from the sale of specified retail stores otherwise permitted pursuant to Section 6.9, Company shall have the option, directly or through one or more of its Subsidiaries, to invest or commit to invest such Net Asset Sale Proceeds within three hundred sixty (360) days of receipt thereof in long-term productive assets of the general type used in the business of Company and its Subsidiaries;

provided, further, pending any such investment all such Net Asset Sale Proceeds shall be applied to prepay Revolving Loans to the extent outstanding (without a reduction in Revolving Commitments); provided, further, that, with respect to an Asset Sale of any asset owned by a Foreign Subsidiary, any Net Asset Sale Proceeds in respect thereof which have not been reinvested or committed to be reinvested (the "UNREINVESTED NET ASSET SALE PROCEEDS") shall be applied (i) first, to the extent such Unreinvested Net Asset Sale Proceeds may be repatriated to the United States without in the reasonable judgment of the Company resulting in a material tax liability to Company in relation to the amount of proceeds to be repatriated, to prepay the Loans and/or permanently reduce the Revolving Commitments as set forth in Section 2.15(b), (ii) second, to the extent of any remaining portion of such Unreinvested Net Asset Sale Proceeds, to finance the general corporate purposes of such Foreign Subsidiary so long as the aggregate of all such amounts so applied by all Foreign Subsidiaries with respect to Asset Sales consummated after the Closing Date does not exceed $5,000,000, and (iii) third, to the extent of any remaining portion of such Unreinvested Net Asset Sale Proceeds, to prepay the Loans and/or reduce the Revolving Commitments as set forth in Section 2.15(b). Concurrently with any determination by Company that any portion of any Unreinvested Net Asset Sale Proceeds of any Foreign Subsidiary will be applied as described in clause (ii) of the immediately preceding proviso, Company shall deliver to Agent an Officers' Certificate (x) certifying that such Unreinvested Net Asset Sale Proceeds cannot be repatriated to the United States without resulting in a material tax liability to Company and the reasons therefor, (y) specifying the amount of Unreinvested Net Asset Sale Proceeds to be retained by such Foreign Subsidiary as described in said clause (ii) and the cumulative aggregate amount of all such Unreinvested Net Asset Sale Proceeds so retained by all Foreign Subsidiaries since the date of this Agreement and (z) demonstrating the derivation of the Unreinvested Net Asset Sale Proceeds of the correlative Asset Sale from the gross sales price thereof.

          (b) Insurance/Condemnation Proceeds. No later than the first Business Day following the date of receipt by Holdings or any of its Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds, Company shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.15(b) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided (i) so long as no Default or Event of Default shall have occurred and be continuing, and (ii) to the extent that aggregate Net Insurance/Condemnation Proceeds from the Closing Date through the applicable date of determination do not exceed $10,000,000 in the aggregate, Company shall have the option, directly or through one or more of its Subsidiaries to invest or commit to invest such Net Insurance/Condemnation Proceeds within three hundred sixty (360) days of receipt thereof in long term productive assets of the general type used in the business of Company and its Subsidiaries, which investment may include the repair, restoration or replacement of the applicable assets thereof; provided, further, pending any such investment all such Net Insurance/Condemnation Proceeds, as the case may be, shall be applied to prepay Revolving Loans to the extent outstanding (without a reduction in Revolving Commitments).

          (c) Issuance of Equity Securities. On the date of receipt by Holdings of any Cash proceeds from a capital contribution to, or the issuance of any Capital Stock of, Holdings to any Person other than any of its Subsidiaries (other than with respect to the receipt of any such proceeds pursuant to (i) any employee stock or stock option compensation plan, (ii) any Sponsor Equity Contributions or (iii) any equity issued by Holdings in connection with Permitted Acquisitions including, without limitation, any equity issued in connection with Section 6.9(f)), Company shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.15(b) in an aggregate amount equal to 50% of such proceeds, net of underwriting discounts and commissions and other reason-able costs and expenses associated therewith, including reasonable legal fees and expenses; provided, during any period in which the Leverage Ratio (determined for any such period by reference to the most recent Compliance Certificate delivered pursuant to Section 5.1(d) calculating the Leverage Ratio) shall be 2.50:1.00 or less, Company shall only be required to make the prepayments and/or reductions otherwise required hereby in an amount equal to 25% of such Cash proceeds.

          (d) Issuance of Debt. No later than the first Business Day following receipt by Holdings or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of Holdings or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to
Section 6.1), Company shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.15(b) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

          (e) Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with Fiscal Year
2006), Company shall, no later than one hundred and five (105) days after the end of such Fiscal Year, prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.15(b) in an aggregate amount equal to (i) 50% of such Consolidated Excess Cash Flow minus (ii) the sum of (x) voluntary prepayments of Term Loans (but not repurchases of Term Loans pursuant to Section 2.13(c)) and (y) prepayments of Revolving Loans or Swing Line Loans to the extent accompanied by a permanent reduction in Revolving Loan Commitments, in each case during such Fiscal Year; provided, during any period in which the Leverage Ratio (determined for any such period by reference to the most recent Compliance Certificate delivered pursuant to Section 5.1(d) calculating the Leverage Ratio) shall be 2.50:1.00 or less, Company shall only be required to make the prepayments and/or reductions otherwise required hereby in an amount equal to 25% of such Consolidated Excess Cash Flow.

          (f) Revolving Loans and Swing Loans. Company shall from time to time prepay first, the Swing Line Loans, and second, the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Commitments shall not at any time exceed the Revolving Commitments then in effect.

          (g) Prepayment Certificate. Concurrently with any prepayment of the Loans and/or reduction of the Revolving Commitments pursuant to Sections 2.14(a) through 2.14(e), Company shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds or Consolidated Excess Cash Flow, as the case may be. In the event that Company shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Company shall promptly make an additional prepayment of the Loans and/or the Revolving Commitments shall be permanently reduced in an amount equal to such excess, and Company shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

          (h) Prepayment Premium. In the event that the Loans are prepaid or repaid in whole or in part (i) pursuant to Section 2.13 (other than Section 2.13(c)) or (ii) pursuant to Section 2.14(c) or (d), in each case on or prior to the second anniversary of the Closing Date, Company shall pay to the Lenders a prepayment premium (expressed as a percentage of the prepayment amount) on the amount so prepaid or repaid as follows:

                Period                  Prepayment Premium
                ------                  ------------------
Closing Date - December 23, 2006                2%
December 24, 2006 - December 23, 2007           1%

     2.15. APPLICATION OF PREPAYMENTS/REDUCTIONS.

          (a) Application of Voluntary Prepayments by Type of Loans. Any prepayment of Term Loans pursuant to Section 2.13(a) shall be applied to repay the first four Installments of the Term Loans scheduled to occur after such prepayment and any excess shall be applied pro rata to the remaining Installments of the Term Loans scheduled to occur. Any prepayment of Revolving Loans or Swing Line Loans pursuant to Section 2.13(a) shall be applied as specified by Company in the applicable notice of prepayment; provided, in the event Company fails to specify such application, such prepayment shall be applied:

          first, to repay outstanding Swing Line Loans to the full extent thereof; and

          second, to repay outstanding Revolving Loans to the full extent thereof.

          (b) Application of Mandatory Prepayments by Type of Loans. Any amount required to be paid pursuant to Sections 2.14(a) through 2.14(e) shall be applied as follows:

          first, to repay the first four Installments of the Term Loans scheduled to occur after such prepayment and any excess shall be applied pro rata to the remaining Installments scheduled to occur after such prepayment of the Term Loans;

          second, to prepay the Swing Line Loans to the full extent thereof and to permanently reduce the Revolving Commitments by the amount of such prepayment;

          third, to prepay the Revolving Loans to the full extent thereof and to further permanently reduce the Revolving Commitments by the amount of such prepayment;

          fourth, to prepay outstanding reimbursement obligations then due and payable with respect to Letters of Credit and to further permanently reduce the Revolving Commitments by the amount of such prepayment;

          fifth, to cash collateralize Letters of Credit and to further permanently reduce the Revolving Commitments by the amount of such cash collateralization; and

          sixth, to further permanently reduce the Revolving Commitments to the full extent thereof.

          (c) Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans. Considering each Class of Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Company pursuant to Section 2.18(c).

     2.16. GENERAL PROVISIONS REGARDING PAYMENTS.

          (a) All payments by Company of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 noon (New York time) on the date due at the Administrative Agent's Principal Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day.

          (b) All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Revolving Loans that are Base Rate Loans or Swing Line Loans (except to the extent accompanied by a reduction in Revolving Commitments)) shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest before application to principal.

          (c) Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender's applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Administrative Agent.

          (d) Notwithstanding the foregoing provisions hereof, if pursuant to this Agreement any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

          (e) Subject to the provisos set forth in the definition of "Interest Period", whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the fees hereunder.

          (f) Company hereby authorizes Administrative Agent to charge Company's accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

          (g) Administrative Agent shall deem any payment by or on behalf of Company hereunder that is not made in same day funds prior to 12:00 noon (New York time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Company and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.10 from the date such amount was due and payable until the date such amount is paid in full.

          (h) If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or pro-ceeds received by Agents hereunder in respect of any of the Obligations, shall be applied in accordance with Section 2.24.

     2.17. RATABLE SHARING. Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the "AGGREGATE AMOUNTS DUE" to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker's lien, set-off or counterclaim with respect to any and all monies owing by Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

     2.18. MAKING OR MAINTAINING EURODOLLAR RATE LOANS.

          (a) Inability To Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by Company with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Company.

          (b) Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an "AFFECTED LENDER" and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Company and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Affected Lender's obligation to maintain its outstanding Eurodollar Rate Loans (the "AFFECTED LOANS") shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Funding Notice or a Conversion/Continuation Notice, Company shall have the option, subject to the provisions of Section 2.18(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.18(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms hereof.

          (c) Compensation for Breakage or Non-Commencement of Interest Periods. Company shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits, including, without limitation, the Applicable Margin) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment or any conversion of any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan (including, without limitation, pursuant to Section 2.13(c) hereof); or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Company.

          (d) Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

          (e) Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.18 and under
Section 2.19(a) shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a LIBOR deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such LIBOR deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, how-ever, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.18 and under Section 2.19(a).

     2.19. INCREASED COSTS; CAPITAL ADEQUACY.

          (a) Compensation for Increased Costs and Taxes. Subject to the provisions of Section 2.20 (which shall be controlling with respect to the matters covered thereby and to the extent a Lender is not entitled to payment under the terms of Section 2.20, it shall not be entitled to such payment pursuant to this Section 2.19(a)), in the event that any Lender (which term shall include Issuing Bank for purposes of this Section 2.19(a)) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-Governmental Authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, Federal Deposit Insurance Corporation insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); or
(iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto by an amount considered by the Lender to be material; then, in any such case, Company shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this
Section 2.19(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

          (b) Capital Adequacy Adjustment. In the event that any Lender (which term shall include Issuing Bank for purposes of this Section 2.19(b)) shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender's Loans or Revolving Commitments or Letters of Credit, or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy) by an amount considered by the Lender to be material, then from time to time, within five Business Days after receipt by Company from such Lender of the statement referred to in the next sentence, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this
Section 2.19(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

          (c) Notification. Notwithstanding the foregoing, the Company shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Company of the change giving rise to such increased costs or reductions and of such Lender's or the Issuing Bank's intention to claim compensation therefor (except that, if the change giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

     2.20. TAXES; WITHHOLDING, ETC.

          (a) Payments To Be Free and Clear. All sums payable by any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Credit Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

          (b) Withholding of Taxes. If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Credit Party to Administrative Agent or any Lender (which term shall include Issuing Bank for purposes of this Section 2.20(b)) under any of the Credit Documents: (i) Company shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it; (ii) Company shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty
(30) days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty (30) days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Company shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided, no such additional amount shall be required to be paid to any Lender under clause (iii) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signa-ture pages hereof on the Closing Date) or after the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender.

          (c) Evidence of Exemption from U.S. Withholding Tax. Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a "NON-US LENDER") shall deliver to Administrative Agent for transmission to Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Administrative Agent in the reasonable exercise of its discretion, (i) two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender is not a "bank" or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver either Internal Revenue Service Form W-8BEN or W-8ECI pursuant to clause (i) above, a Certificate Re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8 (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.20(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to Company two new original copies of Internal Revenue Service Form W-8BEN or W-8ECI, or a Certificate Re Non-Bank Status and two original copies of Internal Revenue Service Form W-8, as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence. Company shall not be required to pay any additional amount to any Non-US Lender under Section 2.20(b)(iii) if such Lender shall have failed (1) to deliver the forms, certificates or other evidence referred to in the second sentence of this
Section 2.20(c), or (2) to notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided, if such Lender shall have satisfied the requirements of the first sentence of this Section 2.20(c) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.20(c) shall relieve Company of its obligation to pay any additional amounts pursuant to Section 2.20(b)(iii) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.

     2.21. OBLIGATION TO MITIGATE. Each Lender (which term shall include Issuing Bank for purposes of this Section 2.21) agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans or Letters of Credit, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under
Section 2.18, 2.19 or 2.20, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.18, 2.19 or 2.20 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitments, Loans or Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Revolving Commitments, Loans or Letters of Credit or the interests of such Lender; provided that such Lender will not be obligated to utilize such other office pursuant to this Section 2.21 unless Company agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described in clause (a) above. A certificate as to the amount of any such expenses payable by Company pursuant to this Section 2.21 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Company (with a copy to Administrative Agent) shall be conclusive absent manifest error.

     2.22. DEFAULTING LENDERS. Anything contained herein to the contrary notwithstanding, in the event that any Lender, at the direction or request of any regulatory agency or authority, defaults (a "DEFAULTING LENDER") in its obligation to fund (a "FUNDING DEFAULT") any Revolving Loan or its portion of any unreimbursed payment under Section 2.3(b)(iv), 2.3(b)(v) or 2.4(e) (in each case, a "DEFAULTED LOAN"), then (a) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a "Lender" for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Credit Documents; (b) to the extent permitted by applicable law, until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, (i) any voluntary prepayment of the Revolving Loans shall, if Company so directs at the time of making such voluntary prepayment, be applied to the Revolving Loans of other Lenders as if such Defaulting Lender had no Revolving Loans outstanding and the Revolving Exposure of such Defaulting Lender were zero, and (ii) any mandatory prepayment of the Revolving Loans shall, if Company so directs at the time of making such mandatory prepayment, be applied to the Revolving Loans of other Lenders (but not to the Revolving Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender, it being understood and agreed that Company shall be entitled to retain any portion of any mandatory prepayment of the Revolving Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (ii); (c) such Defaulting Lender's Revolving Commitment and outstanding Revolving Loans and such Defaulting Lender's Pro Rata Share of the Letter of Credit Usage shall be excluded for purposes of calculating the Revolving Commitment fee payable to Lenders in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Revolving Commitment fee pursuant to
Section 2.11 with respect to such Defaulting Lender's Revolving Commitment in respect of any Default Period with respect to such Defaulting Lender; and (d) the Total Utilization of Revolving Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender. No Revolving Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.22, performance by Company of its obligations hereunder and the other Credit Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section

2.22. The rights and remedies against a Defaulting Lender under this Section
2.22 are in addition to other rights and remedies which Company may have against such Defaulting Lender with respect to any Funding Default and which Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.

     2.23. REMOVAL OR REPLACEMENT OF A LENDER. Anything contained herein to the contrary notwithstanding, in the event that (a) (i) any Lender (an "INCREASED-COST LENDER") shall give notice to Company that such Lender is an Affected Lender or that such Lender is entitled to receive payments under
Section 2.18, 2.19 or 2.20, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Company's request for such withdrawal; or (b)
(i) any Lender shall become a Defaulting Lender, (ii) the Default Period for such Defaulting Lender shall remain in effect, and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after Company's request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a "NON-CONSENTING LENDER") whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the "TERMINATED LENDER"), Company may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Commitments, if any, in full to one or more Eligible Assignees (each a "REPLACEMENT LENDER") in accordance with the provisions of Section 10.6 and Terminated Lender shall pay any fees payable thereunder in connection with such assignment; provided (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.11; (2) on the date of such assignment, Company shall pay any amounts payable to such Terminated Lender pursuant to Section 2.14(h), 2.18(c), 2.19 or 2.20 or otherwise as if it were a voluntary prepayment; and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender; provided that Company may not make such election with respect to any Terminated Lender that is also an Issuing Bank unless, prior to the effectiveness of such election, Company shall have caused each outstanding Letter of Credit issued thereby to be cancelled. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender's Revolving Commitments, if any, such Terminated Lender shall no longer constitute a "Lender" for purposes hereof; provided that any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

     2.24. APPLICATION OF PROCEEDS. Subject to the terms of the Intercreditor Agreement the proceeds received by Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by Collateral Agent pursuant to this Agreement, promptly by Collateral Agent as follows:

          (a) First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including reasonable costs, fees, and expenses of the Agents and their agents and counsel, and all expenses, liabilities and advances made or in-curred by the Agents in connection therewith and all amounts for which the Agents are entitled to indemnification pursuant to the provisions of any Credit Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

          (b) Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including reasonable costs, fees and expenses of the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due; owing or unpaid until paid in full;

          (c) Third, without duplication of amounts applied pursuant to clauses
     (a) and (b) above, to the payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal and reimbursement obligations in respect of Letters of Credit) and any fees, premiums and scheduled periodic payments due under Hedge Agreements or Treasury Services Agreements constituting Secured Obligations and any interest and any premium accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

          (d) Fourth, to the payment in full in cash, pro rata, of principal amount of the Obligations (including reimbursement obligations in respect of Letters of Credit) and any breakage, termination or other payments under Hedge Agreements or Treasury Services Agreements constituting Secured Obligations and any interest and any premium accrued thereon; and

          (e) Fifth, the balance, if any, to the person lawfully entitled thereto (including the applicable Credit Party or its successors or assigns) or as a court of competent jurisdiction may direct.

          In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of this Section 2.24, the Credit Parties shall remain liable, jointly and severally, for any deficiency. Each Credit Party acknowledges the relative rights, priorities and agreements of the Secured Parties under this Agreement and the other Credit Documents and the secured parties under the Second Lien Credit Agreement and the other Second Lien Credit Documents, as set forth in the Intercreditor Agreement and this Agreement, including as set forth in this Section 2.24.

SECTION 3. CONDITIONS PRECEDENT

     3.1. CLOSING DATE. The obligation of any Lender to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with
Section 10.5, of the following conditions on or before the Closing Date:

          (a) Credit Documents. The Arrangers shall have received sufficient copies of each Credit Document originally executed and delivered by each applicable Credit Party for each Lender.

          (b) Organizational Documents; Incumbency. The Arrangers shall have received (i) sufficient copies of each Organizational Document executed and delivered by each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, for each Lender, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party's jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date; and (v) such other documents as the Arrangers may reasonably request.

          (c) Organizational and Capital Structure; Management. The organizational structure and capital structure of Holdings and its Subsidiaries shall be as set forth on Schedule 4.1.

          (d) Patriot Act. At least five Business Days prior to the Closing Date, the Lenders shall have received all documentation and other information required by regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including without limitation, the Patriot Act.

          (e) Governmental Authorizations and Consents. All Governmental Authorizations that are required by the Merger Agreement as a condition to closing shall have been obtained by each Credit Party, or with the approval of the Arrangers, waived. All consents of other Persons required by the Merger Agreement to be obtained as a condition to closing shall have been obtained or, with the approval of the Arrangers, waived. The financing for the Acquisition and the Merger shall not violate any material contract or agreement to which Holdings, Target or any of their respective subsidiaries is a party, except as would not reasonably be expected to have a Material Adverse Effect.

          (f) [Reserved].

          (g) Personal Property Collateral. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral, Collateral Agent shall have received:

               (i) evidence satisfactory to the Collateral Agent of the compliance by each Credit Party of their obligations under the Pledge and Security Agreement and the other Collateral Documents (including, without limitation, their obligations to execute and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);

               (ii) a completed Perfection Certificate dated the Closing Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby, including (A) the results of a recent search, by a Person satisfactory to Collateral Agent, of all effective UCC financing statements, judgment, tax and bankruptcy liens (or equivalent filings) made with respect to any personal or mixed property of any Credit Party in the jurisdictions specified in the Perfection Certificate, together with copies of all such filings disclosed by such search, and (B) UCC termination statements (or similar documents) duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements or equivalent filing in respect of Permitted Liens);

               (iii) opinions of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) with respect to the creation and perfection of the security interests in favor of Collateral Agent in any Collateral with an aggregate value in excess of $500,000 and such other matters governed by the laws of each jurisdiction in which any Credit Party or any personal property Collateral is located as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent; and

               (iv) a certificate from Company's insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect and that Collateral Agent, for the benefit of Lenders has been named as additional insured and loss payee thereunder to the extent required under Section 5.5.

          (h) Funding Notice, Issuance Notice Etc. The Arrangers shall have received a Funding Notice relating to the initial Credit Extension to be made on the Closing Date, an indemnity letter (in respect of any Eurodollar Borrowings) and an Issuance Notice relating to the issuance of Letters of Credit on the Closing Date.

          (i) Financial Statements. Lenders shall have received from Company (i) the Historical Financial Statements, (ii) monthly management financial reports of the Company and the Target (including "flash reports") for each fiscal month after the last fiscal quarter covered by unaudited quarterly financial statements provided to the Lenders, which financial reports shall be delivered as soon as reasonably possible and consistent with past practice, but in no event later than 35 days after the end of each such month, and (iii) all financial statements for all other recent, probable or pending acquisitions (including pro forma financial statements) that would be required for a registration statements on Form S-1 filed by Company in connection with the Merger and which meet the requirements of Regulation S-X under the Exchange Act and which shall have been prepared in a manner consistent with past practice.

          (j) Equity Financing. Company shall have received the proceeds of the Equity Financing. The terms of the Equity Financing and agreements relating thereto shall be satisfactory in all respects to the Arrangers.

          (k) Second Lien Term Loans. Company shall have received $58,500,000 from borrowings under the Second Lien Credit Agreement.

          (l) Consummation of the Merger.

          (i) As of the Closing Date, the representations and warranties under and covenants under the Merger Agreement shall be true and correct and complied with.

          (ii) The Arrangers shall have received evidence reasonably satisfactory to the Agents that all conditions to the Merger shall have been satisfied or the fulfillment of any such conditions shall have been waived with the consent of the Arrangers (such consent not to be unreasonably withheld or delayed) such that the Merger is effective immediately upon filing of a Certificate of Merger in Delaware.

          (m) Existing Indebtedness and Related Liens.

          (i) On the Closing Date, Company and its Subsidiaries shall have (x) repaid in full all Indebtedness of Company, Target and their respective Subsidiaries other than the Indebtedness set forth on Schedule 6.1 and the Second Lien Term Loans, (y) terminated any commitments to lend or make other extensions of credit thereunder and (z) delivered to Administrative Agent all documents or instruments necessary to release all Liens securing such repaid Indebtedness or other obligations of Company, Target and their respective Subsidiaries thereunder.

          (ii) There shall not exist (pro forma for the Merger and the financing thereof) any default or event of default under the Senior Subordinated Note Indenture or any other material Indebtedness of Holdings or any of its Subsidiaries or Target.

          (n) Maximum Leverage Ratio. The Arrangers shall have received satisfactory evidence that as of the Closing Date and after giving effect to the Merger and the borrowings made on the Closing Date, the Leverage Ratio determined on a Pro Forma Basis for the latest twelve-month period ended more than 45 days prior to the Closing Date (for which unaudited financial statements are then available) is not greater than 5.95:1.00.

          (o) Opinions of Counsel to Credit Parties. Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of (i) Ropes & Gray LLP, in the form of Exhibit D-1, and (ii) opinions of local counsel for Credit Parties, in the form of Exhibit D-2, and in each case as to such other matters as the Arrangers may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Arrangers (and each Credit Party hereby instructs such counsel to deliver such opinions to the Agents and Lenders).

          (p) Fees. Company shall have paid to Agents, the fees payable on the Closing Date referred to in Section 2.11(d).

          (q) Solvency. On the Closing Date, Arrangers shall have received (i) a Solvency Certificate from Company dated the Closing Date and addressed to Agents and Lenders, and in form, scope and substance satisfactory to the Arrangers, and (ii) to the extent received by Holdings or any of its Subsidiaries in connection with the Acquisition, a copy of any opinion of a third party issued in connection with the Merger that after giving effect to the Merger and the related transactions contemplated hereby, Holdings and its Subsidiaries when taken as a whole on a consolidated basis, and the Company and its Subsidiaries when taken as a whole are Solvent.

          (r) Closing Date Certificate. Company shall have delivered to Arrangers an originally executed Closing Date Certificate, together with all attachments thereto.

          (s) Credit Rating. The credit facilities provided for under this Agreement shall have been assigned a credit rating by S&P and Moody's.

          (t) No Litigation. There shall be no statute, regulation, injunction, restraining order or decree of any nature of any court or governmental authority or body of competent jurisdiction that is in effect that restrains or prohibits the consummation of the Merger or the financing thereof.

          (u) No Target Material Adverse Effect. Since July 2, 2005, no event, change, effect, development or occurrence has occurred that has had or could reasonably be expected to have a Target Material Adverse Effect (as determined by the Arrangers).

          (v) Completion of Proceedings. All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Arrangers and their counsel shall be satisfactory in form and substance to Arrangers and such counsel, and Arrangers and such counsel shall have received all such counterpart originals or certified copies of such documents as Arrangers may reasonably request.

Each Lender, by delivering its signature page to this Agreement and funding a Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by the Arrangers, Requisite Lenders or Lenders, as applicable on the Closing Date.

     3.2. CONDITIONS TO EACH CREDIT EXTENSION.

          (a) Conditions Precedent. The obligation of each Lender to make any Loan, or Issuing Bank to issue any Letter of Credit, on any Credit Date, including the Closing Date, are subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:

          (i) Administrative Agent shall have received a fully executed and delivered Funding Notice or Issuance Notice, as the case may be;

          (ii) after making the Credit Extensions requested on such Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect;

          (iii) as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that on the Closing Date only, (x) the representation and warranty in
     Section 4.9 shall not apply and (y) the representations and warranties in Sections 4.7, 4.10, 4.11, 4.12, 4.13 (other than the first sentence of clause (b)), 4.14, 4.15, 4.16, 4.19 and 4.20 shall exclude Target;

          (iv) as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default; and

          (v) on or before the date of issuance of any Letter of Credit, Administrative Agent shall have received all other information required by the applicable Issuance Notice, and such other documents or information as Issuing Bank may reasonably require in connection with the issuance of such Letter of Credit.

Any Agent or Requisite Lenders shall be entitled, but not obligated to, request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Agent or Requisite Lender such request is warranted under the circumstances.

          (b) Notices. Any Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent. In lieu of delivering a Notice, Company may give Administrative Agent telephonic notice by the required time of any proposed borrowing, conversion/continuation or issuance of a Letter of Credit, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the applicable date of borrowing, continuation/conversion or issuance. Neither Administrative Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Company or for otherwise acting in good faith.

SECTION 4. REPRESENTATIONS AND WARRANTIES

          In order to induce Lenders and Issuing Bank to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Lender and Issuing Bank, on the Closing Date and on each Credit Date, that the following statements are true and correct:

     4.1. ORGANIZATION; REQUISITE POWER AND AUTHORITY; QUALIFICATION. Each of Holdings and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case, except where the failure to be so qualified or in good standing or a lack of such power and authority has not had, and could not be reasonably expected to have, a Material Adverse Effect.

     4.2. CAPITAL STOCK AND OWNERSHIP. The Capital Stock of each of Holdings and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Holdings or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of Holdings or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Holdings or any of its Subsidiaries of any additional membership interests or other Capital Stock of Holdings or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of Holdings or any of its Subsidiaries. Schedule 4.2 correctly sets forth the ownership interest of Holdings and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date.

     4.3. DUE AUTHORIZATION. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

     4.4. NO CONFLICT. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries, any of the Organizational Documents of Holdings or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of gov-ernment binding on Holdings or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings or any of its Subsidiaries except for any breach or default which could not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than (x) the Liens securing the Secured Obligations pursuant to the Credit Documents and (y) the Liens created under the Second Lien Credit Documents securing the Obligations under the Second Lien Credit Agreement); or
(d) require any approval of stockholders, members or partners or, subject to the Intercreditor Agreement, any approval or consent of any Person under any Contractual Obligation of Holdings or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders and such consents the failure of which to receive could not reasonably be expected to have a Material Adverse Effect.

     4.5. GOVERNMENTAL CONSENTS. Except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date, the execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except where the failure of which to receive could not reasonably be expected to cause a Material Adverse Effect.

     4.6. BINDING OBLIGATION. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

     4.7. HISTORICAL FINANCIAL STATEMENTS. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments and in the case of interim statements the absence of footnotes. As of the Closing Date, neither Holdings nor any of its Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings and any of its Subsidiaries taken as a whole.

     4.8. PROJECTIONS. On and as of the Closing Date, the Projections of Company and its Subsidiaries for the period Fiscal Year 2005 through and including Fiscal Year 2010 (the "PROJECTIONS") are based on good faith estimates and assumptions made by the management of Holdings; provided that the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided, further, as of the Closing Date, management of Holdings believed that the Projections were reasonable and attainable.

     4.9. NO MATERIAL ADVERSE CHANGE. Since December 31, 2004, no event, change, effect, development or occurrence has occurred that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.


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

     4.10. NO RESTRICTED JUNIOR PAYMENTS. Since December 31, 2004, neither Holdings nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted pursuant to Section 6.5.

     4.11. ADVERSE PROCEEDINGS, ETC. There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to result in a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any Government Authority, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

     4.12. PAYMENT OF TAXES. Except as otherwise permitted under Section 5.3, all material tax returns and reports of Holdings and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Holdings and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. Holdings knows of no proposed material tax assessment against Holdings or any of its Subsidiaries which is not being actively contested by Holdings or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

     4.13. PROPERTIES.

          (a) Title. Each of Holdings and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property),
(ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 or in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.9. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

          (b) Real Estate. As of the Closing Date, Schedule 4.13 contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. As of the Closing Date, each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and neither Holdings nor Company has knowledge of any material default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles.

     4.14. ENVIRONMENTAL MATTERS. Neither Holdings nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries has received any letter or request


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

for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9604) or any comparable state law. There are and, to each of Holdings' and its Subsidiaries' knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries nor, to any Credit Party's knowledge, any predecessor of Holdings or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of Holdings' nor any of its Subsidiaries' operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent except in material compliance with Environmental Laws. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws will not, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect. No event or condition has occurred or is occurring with respect to Holdings or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

     4.15. NO DEFAULTS. Neither Holdings nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, would not have a Material Adverse Effect.

     4.16. MATERIAL CONTRACTS. Schedule 4.16 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and except as described thereon, all such Material Contracts are in full force and effect and no defaults currently exist thereunder, other than any such defaults or failure to be in force and effect which could not reasonably be expected to result in a Material Adverse Effect.

     4.17. GOVERNMENTAL REGULATION. Neither Holdings nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither Holdings nor any of its Subsidiaries is a "registered investment company" or a company "controlled" by a "registered investment company" or a "principal underwriter" of a "registered investment company" as such terms are defined in the Investment Company Act of 1940.

     4.18. MARGIN STOCK. Neither Holdings nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to such Credit Party will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of said Board of Governors.

     4.19. EMPLOYEE MATTERS. Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries, or to the best knowledge of Holdings, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Holdings or any of its Subsidiaries or to the best knowledge of Holdings, threatened


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

against any of them, (b) no strike or work stoppage in existence or threatened involving Holdings or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, and (c) to the best knowledge of Holdings, no union representation question existing with respect to the employees of Holdings or any of its Subsidiaries and, to the best knowledge of Holdings, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

     4.20. EMPLOYEE BENEFIT PLANS. Holdings and each of its Subsidiaries are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all of their obligations under each Employee Benefit Plan, other than any noncompliance that is not reasonably expected to have a Material Adverse Effect. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and to the knowledge of Holdings, nothing has occurred subsequent to the issuance of such determination letter which would reasonably be expected to cause such Employee Benefit Plan to lose its qualified status. No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Holdings, any of its Subsidiaries or any of their ERISA Affiliates except as would not reasonably be expected to cause a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur which would reasonably be expected to result in liability of Holdings and its Subsidiaries in excess of $5,000,000 during the term hereof. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates. Holdings, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan. Holdings and its Subsidiaries are in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of a jurisdiction other than the United States and (ii) with the terms of any such plan, except, in each case, for such noncompliance that could not reasonably be expected to have a Material Adverse Effect.

     4.21. CERTAIN FEES. No broker's or finder's fee or commission will be payable with respect hereto or any of the transactions contemplated hereby.

     4.22. SOLVENCY. Each Credit Party is and, upon the incurrence of any Obligation by such Credit Party on any date on which this representation and warranty is made, will be, Solvent.

     4.23. COMPLIANCE WITH STATUTES, ETC. Each of Holdings and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Holdings or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

     4.24. DISCLOSURE. No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to Lenders by or on be-


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half of Holdings or any of its Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to Holdings, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Holdings to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to Holdings (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

     4.25. PATRIOT ACT. To the extent applicable, each Credit Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the "PATRIOT ACT"). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

     4.26. SECOND LIEN CREDIT DOCUMENTS. Company has delivered to Agents complete and correct copies of the Second Lien Credit Documents. Each of the representations and warranties given by any Credit Party in any Second Lien Credit Document is true and correct in all material respects as of the Closing Date (or as of any earlier date to which such representation and warranty specifically relates).

SECTION 5. AFFIRMATIVE COVENANTS

          Each Credit Party covenants and agrees that so long as any Commitment is in effect and until payment in full of all Obligations and cancellation or expiration of all Letters of Credit, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

     5.1. FINANCIAL STATEMENTS AND OTHER REPORTS. Company will deliver to Administrative Agent for delivery to each Lender (which may be delivered via Electronic Transmission or posting on any E-System):

          (a) Monthly Reports. As soon as available, and in any event within thirty-five (35) days after the end of each fiscal month ending after the Closing Date (or within forty-five (45) days after the end of each month
     (x) which ends a Fiscal Quarter or (y) for the first six months after the Closing Date), the consolidated balance sheet of Company and its Subsidiaries as at the end of such month and the related consolidated statements of income, stockholders' equity and cash flows of Company and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, to the extent prepared


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     on a monthly basis, all in reasonable detail, together with a Financial
     Officer Certification with respect thereto;

          (b) Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated and consolidating balance sheets of Company and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders' equity and cash flows of Company and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

          (c) Annual Financial Statements. As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, (i) the consolidated and consolidating balance sheets of Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders' equity and cash flows of Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect such consolidated financial statements a report thereon of Ernst & Young LLP or other independent certified public accountants of recognized national standing selected by Company, and reasonably satisfactory to Administrative Agent (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with accounting principles generally accepted in the United States and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) together with a written statement by the independent certified public accountants giving the report thereon (a) stating that their audit examination has included a review of the terms of this Agreement and the other Credit Documents as they relate to accounting matters, (b) stating whether, in connection with their audit examination, any condition or event that constitutes an Event of Default or Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default or Default that would not be disclosed in the course of their audit examination, and (c) stating that based on their audit examination nothing has come to their attention that causes them to believe either or both that the information contained in the certificates delivered therewith pursuant to this Section 5.1(c) above is not correct or that the matters set forth in the Compliance Certificates delivered therewith pursuant to Section 5.1(d) for the applicable Fiscal Year are not stated in accordance with the terms of this Agreement;

          (d) Compliance Certificate. Together with each delivery of financial statements of Company and its Subsidiaries pursuant to Sections 5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate demonstrating in reasonable detail (1) compliance during and at the end of the applicable accounting periods with the restrictions contained in Section 6, in each case to the extent compliance with such restrictions is required to be tested at the end of the applicable


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

     accounting period and (2) with respect to any Net Asset Sale Proceeds received by Company or any of its Subsidiaries during the second Fiscal Quarter immediately preceding the Fiscal Quarter in which the applicable accounting period ends, whether or not all or any portion of such Net Asset Sale Proceeds have been re-invested or committed to be re-invested pursuant to Section 2.14(a);

          (e) Statements of Reconciliation After Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements for the period ended December 31, 2004, the consolidated financial statements of Company and its Subsidiaries delivered pursuant to
     Section 5.1(b) or 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more a statements of reconciliation in form and substance satisfactory to Administrative Agent;

          (f) Notice of Default. Promptly upon any officer of Holdings or Company obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Company with respect thereto; (ii) that any Person has given any notice to Company or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

          (g) Notice of Litigation. Promptly upon any officer of Holdings or Company obtaining knowledge of (i) the institution of, or non-frivolous threat of, any Adverse Proceeding not previously disclosed in writing by Company to Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either (i) or (ii) if adversely determined, could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Company to enable Lenders and their counsel to evaluate such matters;

          (h) ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Company, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;


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

          (i) Financial Plan. As soon as practicable and in any event no later than forty-five (45) days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year and each Fiscal Year (or portion thereof) through the final maturity date of the Loans (a "FINANCIAL PLAN"), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for each such Fiscal Year, together with pro forma Compliance Certificates for each such Fiscal Year and an explanation of the assumptions on which such forecasts are based, (ii) forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for each month of the first such Fiscal Year, and (iii) forecasts demonstrating projected compliance with the requirements of
     Section 6.8 through the final maturity date of the Loans;

          (j) Insurance Report. Together with the financial statements required by Section 5.1(c) for each Fiscal Year, a report in form and substance satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such report by Company and its Subsidiaries and all material insurance coverage planned to be maintained by Company and its Subsidiaries in the immediately succeeding Fiscal Year;

          (k) Notice of Change in Board of Directors. With reasonable promptness, written notice of any change in the board of directors (or similar governing body) of Holdings;

          (l) Notice Regarding Material Contracts. Promptly, and in any event within ten (10) Business Days (i) after any Material Contract of Company or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Company or such Subsidiary, as the case may be, or
     (ii) any new Material Contract is entered into, a written statement describing such event, with copies of such material amendments or new contracts, to be delivered only to Administrative Agent (to the extent such delivery is permitted by the terms of any such Material Contract, provided, no such prohibition on delivery shall be effective if it were bargained for by Company or its applicable Subsidiary with the intent of avoiding compliance with this Section 5.1(l)), and an explanation of any actions being taken with respect thereto to be delivered to Administrative Agent and Lenders;

          (m) [Reserved];

          (n) Information Regarding Collateral. Company will furnish to the Collateral Agent prompt written notice of any change (i) in any Credit Party's corporate name, (ii) in any Credit Party's identity or corporate structure, (iii) in any Credit Party's jurisdiction of organization (to the extent permitted by the Pledge and Security Agreement) or (iv) in any Credit Party's Federal Taxpayer Identification Number or organizational identification number. Company agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents. Company also agrees promptly to notify the Collateral Agent if any material portion of the Collateral is damaged or destroyed;

          (o) Annual Collateral Verification. Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(c), Company shall deliver to the Collateral Agent a Perfection Certificate Supplement either confirming that there has been no change in such information since the date of the Perfection Certificate delivered


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

     on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes; and

          (p) Other Information. (A) Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Company to its security holders acting in such capacity or by any Subsidiary of Company to its security holders other than Company or another Subsidiary of Company, (ii) all regular and periodic reports and all registration statements (other than on Form S-8 or similar form) and prospectuses, if any, filed by Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, (iii) all press releases and other statements made available generally by Company or any of its Subsidiaries to the public concerning material developments in the business of Company or any of its Subsidiaries, and (B) such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender.

     5.2. EXISTENCE. Except as otherwise permitted under Section 6.9, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, no Credit Party or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person's board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.

     5.3. PAYMENT OF TAXES AND CLAIMS. Each Credit Party will, and will cause each of its Subsidiaries to, pay all material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Holdings or any of its Subsidiaries).

     5.4. MAINTENANCE OF PROPERTIES. Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Company and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof except where the failure to maintain such properties could not reasonably be expected in any individual case or in the aggregate to have a Material Adverse Effect.

     5.5. INSURANCE. Holdings will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Holdings and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, Company will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall (i) name Collateral Agent, on behalf of Lenders as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Collateral Agent, that names Collateral Agent, on behalf of Lenders as the loss payee thereunder for any covered loss in excess of $1,500,000 and provides for at least thirty (30) days' prior written notice to Collateral Agent of any modification or cancellation of such policy.

     5.6. INSPECTIONS. Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Company may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided, however, that each Lender shall at all times coordinate with the Administrative Agent regarding the frequency and timing of such visits and inspections so as to reasonably minimize the burden imposed on the Credit Parties.

     5.7. LENDERS MEETINGS. Company will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Company's corporate offices (or at such other location as may be agreed to by Company and Administrative Agent) at such time as may be agreed to by Company and Administrative Agent.

     5.8. COMPLIANCE WITH LAWS. Each Credit Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     5.9. ENVIRONMENTAL.

          (a) Environmental Disclosure. Company will deliver to Administrative Agent and Lenders:

          (i) as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Company or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Facility or with respect to any Environmental Claims that might reasonably be expected to have a Material Adverse Effect;

          (ii) promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported by Company or any of its Subsidiaries to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws,

     (2) any remedial action taken by Company or any of its Subsidiaries or any other Persons of which Company has knowledge in response to (A) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, and (3) Company's discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that reasonably could be expected to cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

          (iii) as soon as practicable following the sending or receipt thereof by Company or any of its Subsidiaries, a copy of any and all written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (2) any Release required to be reported by Company or any of its Subsidiaries to any federal, state or local governmental or regulatory agency, and (3) any request made to Company or any of its Subsidiaries for information from any governmental agency that suggests such agency is investigating whether Company or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity which is reasonably expected to have a Material Adverse Effect;

          (iv) prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by Company or any of its Subsidiaries that could reasonably be expected to (A) expose Company or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) result in Company or any of its Subsidiaries failing to maintain in full force and effect all material Governmental Authorizations required under any Environmental Law for their respective operations and (2) any proposed action to be taken by Company or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Company or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Law; and

          (v) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 5.9(a).

          (b) Hazardous Materials Activities, Etc. Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     5.10. SUBSIDIARIES. Subject to the terms of the Intercreditor Agreement, in the event that any Person becomes a Domestic Subsidiary (other than an Immaterial Subsidiary) of Company or any Domestic Subsidiary of Company ceases to be an Immaterial Subsidiary, Company shall (a) cause such Domestic Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements and certificates with respect to such Collateral as are similar to those de-scribed in Sections 3.1(b), 3.1(g), 3.1(n) and 5.11(b) and deliver reports and other information (including Phase I Reports to the extent available), in form, scope and substance satisfactory to Collateral Agent, that Collateral Agent shall reasonably request; provided that any such Collateral shall exclude such assets in respect of which Administrative Agent and Arrangers shall have reasonably determined that the cost of obtaining a First Priority security interest therein exceeds the benefits to Lenders afforded thereby. In the event that any Person becomes a Foreign Subsidiary of Company, and the ownership interests of such Foreign Subsidiary are owned by Company or by any Domestic Subsidiary thereof, Company shall, or shall cause such Domestic Subsidiary to, deliver, all such documents, instruments, agreements, and certificates with respect to Collateral as are similar to those described in Section 3.1(b), and Company shall take, or shall cause such Domestic Subsidiary to take, all of the actions referred to in Section 3.1(g)(i) necessary to grant and to perfect a First Priority Lien in favor of Collateral Agent, for the benefit of Secured Parties, under the Pledge and Security Agreement in sixty-six percent (66%) of such ownership interests (or such lesser amount if Company owns less than 66%). With respect to each such Subsidiary, Company shall send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Company, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Company; provided that (x) such written notice shall be deemed to supplement Schedules 4.1 and 4.2 for all purposes hereof and (y) all actions and deliverables pursuant to this Section 5.10 shall be completed on or prior to the 30th day after any such Person becomes a Domestic Subsidiary, a Foreign Subsidiary or ceases to be an Immaterial Subsidiary.

     5.11. ADDITIONAL MATERIAL REAL ESTATE ASSETS. (a) Subject to the terms of the Intercreditor Agreement, in the event that any Credit Party acquires a Material Real Estate Asset or a Real Estate Asset owned or leased on the Closing Date becomes a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Credit Party, as soon as practicable but in no event later than thirty (30) days after acquiring such Material Real Estate Asset, shall take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates with respect to such Collateral as are similar to those described in Sections 3.1(g) and 3.1(n) and as set forth in clause (b) below, and deliver reports and other information (including Phase I Reports to the extent available), in form, scope and substance satisfactory to the Collateral Agent, with respect to each such Material Real Estate Asset that Collateral Agent shall reasonably request, to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Material Real Estate Assets; provided that
(i) any such Collateral shall exclude such assets in respect of which the Administrative Agent and Arrangers shall have reasonably determined that the cost of obtaining a First Priority security interest therein exceeds the benefits to Lenders afforded thereby and (ii) with respect to any Material Real Estate Asset that is leased, Company shall be required to use its commercially reasonable efforts to comply with the provisions of this Section 5.11. In addition to the foregoing, Company shall, at the request of Requisite Lenders, deliver, from time to time, to Administrative Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Lien.

          (b) In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in a Material Real Estate Asset described in clause (a) above, Collateral Agent shall have received from Company and each applicable Guarantor:

               (i) fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Material Real Estate Asset;

               (ii) an opinion of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) in each state in which such Material Real Estate Asset is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent;

               (iii) (A) ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to Collateral Agent with respect to such Material Real Estate Asset (each, a "TITLE POLICY"), in an agreed amount, together with a title report issued by a title company with respect thereto, dated not more than thirty (30) days prior to the date of deliver and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Collateral Agent and (B) evidence satisfactory to Collateral Agent that such Credit Party has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each such Material Real Estate Asset in the appropriate real estate records;

               (iv) evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, in form and substance reasonably satisfactory to Collateral Agent; and

               (v) ALTA surveys of all such Material Real Estate Asset, certified to Collateral Agent and dated not more than thirty (30) days prior to the date of delivery.

     5.12. FURTHER ASSURANCES. Subject to the terms of the Intercreditor Agreement, at any time or from time to time upon the reasonable request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of Company, and its Subsidiaries and all of the outstanding Capital Stock of Company and its Subsidiaries (subject to limitations contained in the Credit Documents with respect to Foreign Subsidiaries and certain other specified assets).

     5.13. INTEREST RATE PROTECTION. Within sixty (60) days following the Closing Date, Company shall obtain protection against fluctuations in interest rates pursuant to one or more Interest Rate Agreements and otherwise in form and substance reasonably satisfactory to Administrative Agent, in order to ensure that not less than 50% of the aggregate principal amount of Consolidated Total Debt outstanding as of Closing Date is either (i) subject to such Interest Rate Agreements or (ii) fixed rate Indebtedness, in each case for a period of not less than three years.

     5.14. POST-CLOSING COVENANT. Company shall take all such actions to deliver and/or execute the certificates or documents set forth on Schedule 5.14 within the time frames specified on Schedule 5.14.


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

SECTION 6. NEGATIVE COVENANTS

          Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations and cancellation or expiration of all Letters of Credit, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

     6.1. INDEBTEDNESS. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

          (a) the Obligations;

          (b) (i) Indebtedness of any Guarantor Subsidiary to Company or to any other Guarantor Subsidiary, or of Company to any Guarantor Subsidiary; provided (A) all such Indebtedness shall be evidenced by promissory notes and all such notes shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement, (B) all such Indebtedness shall be unsecured and subordinated in right of payment to the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that in any such case is reasonably satisfactory to Administrative Agent and (C) any payment by any such wholly-owned Guarantor Subsidiary under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Guarantor Subsidiary to Company or to any of its Guarantor Subsidiaries for whose benefit such payment is made and (ii) any Indebtedness owed by a Foreign Subsidiary to a Credit Party; provided that (A) all such Indebtedness shall be evidenced by promissory notes and all such notes shall be subject to a First Priority Lien pursuant the Pledge and Security Agreement and (B) the aggregate amount of Indebtedness of, and Investments in, Foreign Subsidiaries pursuant to this Section 6.1(b)(ii), Section 6.1(j), Section 6.1(q)(ii) and Section 6.7(g) shall not exceed $20,000,000;

          (c) the Senior Subordinated Notes;

          (d) Indebtedness incurred by Company or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, contingent earnout obligations incurred in connection with Asset Sales or other sales or purchases of assets, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of Company or any such Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of Company or any of its Subsidiaries;

          (e) Indebtedness which may be deemed to exist pursuant to any guaranties or performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

          (f) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with Deposit Accounts;

          (g) guaranties of the obligations of suppliers, customers, franchisees and licensees by Company and its Subsidiaries in the ordinary course of business and consistent with past practice;

          (h) guaranties by Company of Indebtedness or other obligations of a Guarantor Subsidiary or guaranties by a Subsidiary of Company of Indebtedness or other obligations of Com-pany or a Guarantor Subsidiary with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1 or obligations not prohibited by this Agreement;

          (i) Indebtedness described in Schedule 6.1(i);

          (j) Company's Foreign Subsidiaries may become and remain liable with respect to Indebtedness; provided that the aggregate amount of Indebtedness of, and Investments in, Foreign Subsidiaries pursuant to Section 6.1(b)(ii), this Section 6.1(j), Section 6.1(q)(ii) and Section 6.7(g) shall not exceed $20,000,000;

          (k) Indebtedness of Company and its Subsidiaries with respect to the Chester Distribution Center Permanent Financing;

          (l) Indebtedness with respect to the Old Chester Transaction;

          (m) Indebtedness with respect to Capital Leases and purchase money Indebtedness, in each case incurred within 180 days of the acquisition or completion of construction or installation of the assets acquired in connection with the incurrence of such Indebtedness in an aggregate amount not to exceed at any time $15,000,000 (including any Indebtedness acquired in connection with a Permitted Acquisition); provided any such Indebtedness
     (i) shall be secured only to the asset acquired in connection with the incurrence of such Indebtedness and (ii) shall constitute not less than 50% of the aggregate consideration paid with respect to such asset;

          (n) Indebtedness of a Person that becomes a Subsidiary after the Closing Date; provided that (i) such Indebtedness existed at the time such Person became a Subsidiary and was not created in anticipation thereof and
     (ii) the aggregate amount of such Indebtedness shall not exceed $15,000,000 at any time outstanding;

          (o) Indebtedness of Holdings owed to stockholders to repurchase stock or options from such stockholders; provided that (i) such Indebtedness shall be subordinated in right of payment to the Obligations on terms and conditions satisfactory to the Administrative Agent and the Arrangers, (ii) matures after the Term Loan Maturity Date, (iii) requires no scheduled payment of principal or cash interest payments prior to its maturity and
     (iv) the aggregate amount of such Indebtedness shall not exceed $5,000,000 in any Fiscal Year and $20,000,000 in the aggregate from the Closing Date to the date of determination;

          (p) Company and its Subsidiaries may become and remain liable for any Indebtedness replacing or refinancing any Indebtedness permitted under clauses (i), (j), (k), (l), (m), (n) and (v) of this Section 6.1; provided that (i) the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness being refinanced or replaced, (ii) such Indebtedness has a final maturity on or later than the final maturity of the Indebtedness being refinanced or replaced and a weighted average life to maturity equal to or greater than the weighted average life to maturity of the Indebtedness being refinanced or replaced, (iii) the interest rate (or, where applicable, interest rate margin) and fees applicable to such Indebtedness are not higher than those applicable to the Indebtedness being refinanced or replaced, (iv) the covenants, defaults and prepayment provisions, taken as a whole, are not more burdensome or restrictive on Company and its Subsidiaries than those applicable to the Indebtedness being refinanced or replaced, (v) such Indebtedness is secured only by Liens permitted under Section 6.2 for the Indebtedness being refinanced or replaced, (vi) such Indebtedness is incurred by Company or the Subsidiary that is the obligor on the Indebtedness being refinanced or replaced and (vii) if the Indebtedness being refinanced or replaced is subordinated to the Obligations, such Indebtedness is subordinated to the Obligations on terms not less favorable to the Lenders than those applicable to the Indebtedness being refinanced or replaced;

          (q) (i) Company and its Domestic Subsidiaries may become and remain liable with respect to Indebtedness in respect of other commercial letters of credit in an aggregate amount not to exceed at any time $4,500,000 and Indebtedness in respect of other standby letters of credit in an aggregate amount not to exceed at any time $3,000,000; and (ii) Foreign Subsidiaries may become and remain liable with respect to Indebtedness in respect of other commercial letters of credit obtained in the ordinary course of business; provided that the aggregate amount of Indebtedness of, and Investments in, Foreign Subsidiaries pursuant to Section 6.1(b)(ii),
     Section 6.1(j), this Section 6.1(q)(ii) and Section 6.7(g) shall not exceed $20,000,000;

          (r) guaranties by Company of Indebtedness of a Foreign Subsidiary that is permitted to be incurred pursuant to Section 6.1(j);

          (s) Indebtedness under any hedge agreements entered into for the purpose of hedging risks associated with Holdings' and its Subsidiaries' operations and not for speculative purposes;

          (t) contingent obligations in respect of corporate leases assigned, sold or otherwise transferred to a franchisee (i) set forth on Schedule 6.1(t); and (ii) incurred or created after the date hereof in connection with the sale of specified retail stores; provided that in the case of clause (ii) above, (x) to the extent the aggregate amount of all contingent obligations incurred thereunder exceeds $20,000,000, the amount of such excess shall be included as Consolidated Total Debt for purposes of the Leverage Ratio; and (y) all such contingent obligations shall be unsecured and shall not permit a cross-default to this Agreement;

          (u) Indebtedness incurred under the Second Lien Credit Agreement and the Second Lien Credit Documents; provided that, in the case of any replacement or refinancing after the date hereof, (i) the collateral agent under the Second Lien Credit Agreement shall enter into the Intercreditor Agreement with the Collateral Agent, (ii) the aggregate principal amount of the replacement or refinancing Indebtedness shall equal the aggregate principal amount of the Indebtedness being replaced or refinanced, and the yield on the replaced or refinanced Indebtedness shall not be greater than the yield on the Indebtedness being replaced or refinanced and (iii) the Second Lien Credit Documents shall not include any provisions, terms or conditions that would not be permitted, under Section 8.3 of the Intercreditor Agreement, in any amendment of the Second Lien Credit Documents; and

          (v) other Indebtedness of Company and its Subsidiaries in an aggregate amount not to exceed at any time $20,000,000.

     6.2. LIENS. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except:

          (a) Liens granted pursuant to the Collateral Documents to secure the Secured Obligations;

          (b) Liens for Taxes not then due or if due obligations with respect to such Taxes that are not at such time required to be paid pursuant to
     Section 5.3 or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

          (c) statutory Liens of landlords, banks (and rights of set-off), carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of fifteen days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

          (d) Liens incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

          (e) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries;

          (f) any (i) interest or title of a lessor or sublessor under any lease of real estate permitted hereunder, (ii) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to or
     (iii) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause
     (ii), so long as the holder of such restriction or encumbrance agrees to recognize the rights of such lessee or sublessee under such lease;

          (g) Liens solely on any cash earnest money deposits made by Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

          (h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

          (i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

          (j) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

          (k) (i) licenses of patents, trademarks and other intellectual property rights granted by Company or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of Company or such Subsidiary and (ii) leases or subleases granted by Holdings or any of its Subsidiaries to third parties in respect of surplus property which is not fundamental to the operation of the business in the ordinary course of business; provided that such leases and subleases are on arm's-length commercial terms and are otherwise satisfactory to the Administrative Agent;

          (l) Liens described in Schedule 6.2 or on a title report delivered pursuant to Section 3.1(g)(iv);

          (m) Liens on the Chester Distribution Center Collateral securing the Chester Distribution Center Permanent Financing; provided that (i) such Liens attach only to the Chester Distribution Center Collateral and (ii) such Liens shall be on a second priority basis to any Liens granted to the Collateral Agent on the Chester Distribution Center Collateral;

          (n) (i) Liens securing Indebtedness permitted pursuant to Sections 6.1(k), (l) and (m); provided that any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness; and (ii) Liens securing Indebtedness permitted pursuant to Section 6.1(p) (solely with respect to the permitted refinancing of Indebtedness permitted pursuant to Sections 6.1(k), (l) and (m)); provided that any such Lien not extend to any asset not covered by the Lien securing the Indebtedness that is refinanced;

          (o) (i) Indebtedness incurred pursuant to Section 6.1(n) may be secured by Liens on assets acquired or financed through the incurrence of such Indebtedness or on the assets of the newly acquired Subsidiary; provided that such Indebtedness was not created in contemplation of the acquisition of such Subsidiary by Company or one of its Subsidiaries; and
     (ii) Liens securing Indebtedness incurred pursuant to Section 6.1(p) (solely with respect to the permitted refinancing of Indebtedness permitted pursuant to Section 6.1(n)); provided that such Lien shall not extend to any asset not covered by the Lien securing the Indebtedness that is refinanced;

          (p) Liens that are contractual rights of setoff relating to the establishment of depositary relations with banks not given in connection with the issuance of Indebtedness;

          (q) Liens on foreign assets securing Indebtedness permitted pursuant to Section 6.1(j);

          (r) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Company and its Subsidiaries;

          (s) Liens in favor of CIT with respect to those accounts transferred by Company or any of its Subsidiaries pursuant to Section 6.9(i);

          (t) Liens securing the Indebtedness incurred pursuant to Section 6.1(u) and subject to the Intercreditor Agreement; and

          (u) other Liens on assets securing Indebtedness in an aggregate amount not to exceed $5,000,000 at any time outstanding.

     6.3. EQUITABLE LIEN. If any Credit Party or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Permitted

Liens, it shall make or cause to be made effective provisions whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not otherwise permitted hereby.

     6.4. NO FURTHER NEGATIVE PLEDGES. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale; (b) restrictions contained in agreements with respect to Indebtedness incurred by Foreign Subsidiaries in accordance with this Agreement (provided that such restrictions are limited to the property or assets of such Foreign Subsidiary and its Subsidiaries); (c) restrictions contained in the Senior Subordinated Notes Indenture; (d) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be); (e) Liens permitted to be incurred under
Section 6.2 and restrictions in the agreements relating thereto that limit the right of Company or any of its Subsidiaries to dispose of or transfer the assets subject to such Liens; (f) provisions limiting the disposition or distribution of assets or property in joint venture agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements; (g) any encumbrance or restriction in connection with an acquisition of property, so long as such encumbrance or restriction relates solely to the property so acquired and was not created in connection with or in anticipation of such acquisition; and (h) restrictions imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person, no Credit Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

     6.5. RESTRICTED JUNIOR PAYMENTS. No Credit Party shall, nor shall it permit any of its Subsidiaries or Affiliates through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment, except that (a) Company may make regularly scheduled payments of interest in respect of any Subordinated Indebtedness in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions contained in, the indenture or other agreement pursuant to which such Subordinated Indebtedness was issued as such indenture or other agreement may be amended from time to time to the extent permitted under Section 6.14; (b) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, Company may make Restricted Junior Payments (i) in an aggregate amount not to exceed $500,000 in any Fiscal Year, to the extent necessary to permit Holdings to pay general administrative costs and expenses and (ii) to the extent necessary to permit Holdings to discharge the consolidated tax liabilities of Holdings and its Subsidiaries, in each case so long as Holdings applies the amount of any such Restricted Junior Payment for such purpose; (c) so long as no Default or Event of Default shall have occurred and be continuing or be caused thereby, Holdings may repurchase stock and options from any stockholder (x) in exchange for notes issued pursuant to
Section 6.1(o), (y) in exchange for Capital Stock of Holdings or (z) in exchange for Cash and Cash Equivalents (and Company may make Restricted Junior Payments to Holdings) in an amount not to exceed $5,000,000 in any Fiscal Year and $20,000,000 in the aggregate from the Closing Date to the date of determination;
(d) the Company may make payments in respect of Management Fees; and (e) Company may make regularly scheduled payments of interest on the Second Lien Term Loans and refinance or replace the Second Lien Term Loans in accordance with the proviso of Section 6.1(u).

     6.6. RESTRICTIONS ON SUBSIDIARY DISTRIBUTIONS. Except as provided herein, in the Senior Subordinated Note Indenture or (with respect to encumbrances or restrictions on the ability of any Foreign Subsidiary of Holdings only) in any documentation evidencing the local lines of credit of Foreign Subsidiaries expressly permitted by Sections 6.1(j), (q)(ii) and (v), no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Company to (a) pay dividends or make any other distributions on any of such Subsidiary's Capital Stock owned by Company or any other Subsidiary of Company, (b) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (c) make loans or advances to Company or any other Subsidiary of Company, or (d) transfer any of its property or assets to Company or any other Subsidiary of Company other than restrictions (i) in agreements evidencing Indebtedness permitted by
Section 6.1(k), (l), (m), (n) or (p) (solely with respect to the permitted refinancing of Indebtedness permitted pursuant to Section 6.1(k), (l), (m), or
(n)) that impose restrictions on the property so acquired; (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business; (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement; (iv) in any instrument governing Indebtedness or Capital Stock of a Person acquired by Company or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition),which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by Section 6.1 to be incurred; (v) in any agreement for the sale or other disposition of a Subsidiary that restricts distributions by that Subsidiary pending the sale or other disposition; and (vi) in provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis.

     6.7. INVESTMENTS. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person except:

          (a) Cash Equivalents;

          (b) equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in wholly-owned Subsidiaries of Company organized under the laws of the United States of America, any state thereof or the District of Columbia;

          (c) Investments in (i) any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and
     (ii) deposits, prepayments and other credits to suppliers, in each case received or made in the ordinary course of business consistent with the past practices of Company and its Subsidiaries;

          (d) intercompany loans to the extent permitted under Section 6.1(b)(i) and intercompany guaranties to the extent permitted under Sections 6.1(h) and (r);

          (e) Investments in any Person organized under the laws of the United States of America, any state thereof or the District of Columbia of which at least 80% of the capital stock and voting stock thereof will be owned by the Company or any Guarantor Subsidiary after giving effect to such Investment; provided that the amount of all such Investments does not exceed $15,000,000 in the aggregate for all such Investments since the Closing Date;

          (f) Investments made in connection with Permitted Acquisitions permitted pursuant to Section 6.9;

          (g) Company and its wholly-owned Domestic Subsidiaries may make additional Investments in their respective Foreign Subsidiaries; provided that the aggregate amount of Indebtedness of, and Investments in, Foreign Subsidiaries pursuant to Section 6.1(b)(ii), Section 6.1(j) and (q)(ii) and this Section 6.7(g) shall not exceed $20,000,000;

          (h) Investments described in Schedule 6.7 and Investments to the extent permitted under Section 6.1(t)(ii);

          (i) Investments received in lieu of Cash in connection with Asset Sales expressly permitted by Section 6.9; and

          (j) other Investments in any Person organized under the laws of the United States of America, any state thereof or the District of Columbia in an aggregate amount not to exceed at any time $15,000,000.

          Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.5.

     6.8. FINANCIAL COVENANTS.

          (a) Interest Coverage Ratio. Company shall not permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter ending on or about the dates set forth below, beginning with the Fiscal Quarter ending June 30, 2006 to be less than the correlative ratio indicated:

         FISCAL QUARTER            INTEREST COVERAGE RATIO
         --------------            -----------------------
June 30, 2006                             1.70:1.00
September 30, 2006                        1.70:1.00
December 31, 2006                         1.80:1.00
March 31, 2007                            1.85:1.00
June 30, 2007                             1.95:1.00
September 30, 2007                        2.05:1.00
December 31, 2007                         2.15:1.00
March 31, 2008                            2.15:1.00
June 30, 2008                             2.15:1.00
September 30, 2008                        2.15:1.00
December 31, 2008                         2.50:1.00

         FISCAL QUARTER            INTEREST COVERAGE RATIO
         --------------            -----------------------
March 31, 2009                            2.50:1.00
June 30, 2009                             2.50:1.00
September 30, 2009                        2.50:1.00
December 31, 2009                         2.75:1.00
March 31, 2010                            2.75:1.00
June 30, 2010                             2.75:1.00
September 30, 2010                        2.75:1.00
December 31, 2010 and each
Fiscal Quarter ending thereafter          3.00:1.00

          (b) Leverage Ratio. Company shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter ending on or about the dates set forth below, beginning with the Fiscal Quarter ending June 30, 2006 to exceed the correlative ratio indicated:

         FISCAL QUARTER            LEVERAGE RATIO
         --------------            --------------
June 30, 2006                         7.00:1.00
September 30, 2006                    7.00:1.00
December 31, 2006                     6.40:1.00
March 31, 2007                        6.40:1.00
June 30, 2007                         6.20:1.00
September 30, 2007                    6.00:1.00
December 31, 2007                     5.25:1.00
March 31, 2008                        5.25:1.00
June 30, 2008                         5.25:1.00
September 30, 2008                    5.25:1.00
December 31, 2008                     4.50:1.00
March 31, 2009                        4.50:1.00
June 30, 2009                         4.50:1.00
September 30, 2009                    4.50:1.00
December 31, 2009                     4.00:1.00
March 31, 2010                        4.00:1.00
June 30, 2010                         4.00:1.00
September 30, 2010                    4.00:1.00
December 31, 2010                     3.50:1.00
March 31, 2011                        3.50:1.00
June 30, 2011                         3.50:1.00
September 30, 2011                    3.50:1.00
December 31, 2011 and each
Fiscal Quarter ending thereafter      3.00:1.00

          (c) Maximum Consolidated Capital Expenditures. Company shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures in any Fiscal Year ending on or about the dates set forth below (commencing with the Fiscal Year ending on or about December 31, 2006) set forth below, to exceed the amount set forth opposite each period below:

FISCAL YEAR ENDING ON OR ABOUT:      AMOUNT
-------------------------------      ------
December 31, 2006                 $55,000,000
December 31, 2007                 $35,000,000
December 31, 2008 and each        $35,000,000
Fiscal Year thereafter

; provided that such amount for any Fiscal Year shall be increased by an amount equal to the excess, if any (but in no event more than $10,000,000), of such amount for the previous Fiscal Year (as adjusted in accordance with this proviso) over the actual amount of Consolidated Capital Expenditures for such previous Fiscal Year.

          (d) Certain Calculations. With respect to any period during which a Subject Transaction (as defined in the definition of Pro Forma Basis) has occurred, the financial covenants set forth in this Section 6.8 shall be calculated with respect to such period on a Pro Forma Basis after giving effect to such Subject Transaction.

     6.9. FUNDAMENTAL CHANGES; DISPOSITION OF ASSETS; ACQUISITIONS. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sublease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials, supplies and equipment in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

          (a) any Subsidiary of Holdings may be merged with or into Company or any Guarantor Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any Guarantor Subsidiary; provided, in the case of such a merger, Company or such Guarantor Subsidiary, as applicable, shall be the continuing or surviving Person and the Lien on and security interest in such Collateral granted or to be granted in favor of Collateral Agent under the Collateral Documents shall be maintained or created in accordance with Section 5.11 or 5.12, as applicable;

          (b) any Foreign Subsidiary of Company may be merged with or into any other Foreign Subsidiary of Company, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions to Company or any wholly-owned Subsidiary; provided, in the case of such a merger, a wholly-owned Subsidiary shall be the continuing or surviving Person; provided, further, in the case of a merger of a Foreign Subsidiary with or into a Domestic Subsidiary, a Domestic Subsidiary shall be the continuing or surviving Person;

          (c) sales or other dispositions of assets that do not constitute Asset Sales;

          (d) Asset Sales, the proceeds of which (valued at the principal amount thereof in the case of non-Cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non-Cash proceeds), when aggregated with the proceeds of all other As-set Sales made within the same Fiscal Year, are less than $15,000,000; provided (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of Company (or similar governing body)),
     (2) no less than 75% thereof shall be paid in Cash or Cash Equivalents and
     (3) the Net Asset Sale Proceeds thereof shall be applied as required by
     Section 2.14(a);

          (e) disposals of obsolete, worn out or property and any assets acquired in connection with the acquisition of another Person or a division or line of business of such Person which Company reasonably determines are surplus assets;

          (f) Permitted Acquisitions; provided that such Permitted Acquisitions shall be financed in whole or in part with (i) Cash, Cash Equivalents and Indebtedness in an amount not to exceed $25,000,000 in the aggregate in any Fiscal Year, (ii) Qualified Capital Stock of Holdings (or in the case of a Foreign Subsidiary that acquires all or any part of another foreign entity, the Capital Stock of such Foreign Subsidiary) issued or transferred to the seller and/or (iii) proceeds of additional cash Sponsor Equity Contributions to Holdings; provided that (x) immediately following any Permitted Acquisition, Company shall have unutilized Revolving Commitments of no less than $15,000,000 and (y) to the extent that the amount in clause
     (i) exceeds $15,000,000, the Leverage Ratio on a Pro Forma Basis after giving effect to such acquisition shall be at least 0.25 "turns" less than the Leverage Ratio was required to be under Section 6.8(b) as of the last day of the four-Fiscal Quarter period ended as of the most recently concluded Fiscal Quarter prior to the date of determination;

          (g) other acquisitions or expenditures that constitute Investments that are permitted to be made pursuant to Section 6.7;

          (h) Consolidated Capital Expenditures made in accordance with Section 6.8(c); and

          (i) non-recourse transfers by Company and its Subsidiaries of specified accounts pursuant to the CIT Factoring Agreement; provided that
     (i) all such transfers are in the ordinary course of business and consistent with past practice and (ii) such transfers shall not result in the incurrence of any Indebtedness to CIT.

     6.10. DISPOSAL OF SUBSIDIARY INTERESTS. Except for any sale of all of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.9 and except for issuances of Capital Stock by Foreign Subsidiaries to make Permitted Acquisitions pursuant to Section 6.9(f) and except for Liens created under the Second Lien Credit Documents and subject to the Intercreditor Agreement, no Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except (i) to qualify directors if required by applicable law; or (ii) to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.

     6.11. SALES AND LEASE-BACKS. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Company or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than Company or any of its Subsidiaries) in connection with such lease; provided that notwithstanding anything in the foregoing to the contrary, the Credit Parties may enter into the Old Chester Transaction.

     6.12. TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 10% or more of any class of Capital Stock of Holdings or any of its Subsidiaries or with any Affiliate of Company or of any such holder on terms that are less favorable to Company or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; provided that the foregoing restriction shall not apply to (a) any transaction between or among (x) Company and/or one or more Guarantor Subsidiaries or (y) one or more Foreign Subsidiaries; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Holdings and its Subsidiaries; (c) compensation arrangements for officers and other employees of Holdings and its Subsidiaries entered into in the ordinary course of business; (d) transactions permitted in Sections 6.1(o) and 6.5(b), (c) and (d); (e) the transaction described on Schedule 6.12; and (f) commercial transactions between or among Company and/or one or more Subsidiaries in the ordinary course of business and consistent with past practices.

     6.13. CONDUCT OF BUSINESS. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by any Credit Party on the Closing Date and similar or related businesses and (ii) such other lines of business as may be consented to by Requisite Lenders.

     6.14. AMENDMENTS OR WAIVERS OF CERTAIN RELATED AGREEMENTS. Except as set forth in Section 6.15, no Credit Party shall, nor shall it permit any of its Subsidiaries to, agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its material rights under (i) any Related Agreement; and (ii) the CIT Factoring Agreement, in each case in a manner that is materially adverse to the Lenders, in each case after the Closing Date without in each case obtaining the prior written consent of Requisite Lenders to such amendment, restatement, supplement or other modification or waiver.

     6.15. AMENDMENTS OF OR WAIVERS WITH RESPECT TO CERTAIN INDEBTEDNESS. No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of (i) any Subordinated Indebtedness, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Subordinated Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof or change the subordination provisions of such Subordinated Indebtedness (or of any guaranty thereof), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Subordinated Indebtedness (or a trustee or other representative on their behalf) which would be adverse to any Credit Party or Lenders or (ii) the Second Lien Credit Document other than in accordance with the Intercreditor Agreement.

     6.16. FISCAL YEAR. No Credit Party shall, nor shall it permit any of its Subsidiaries to, change its Fiscal Year-end to a date other than December 31 or the Saturday closest to December 31.

     6.17. PERMITTED ACTIVITIES OF HOLDINGS. Holdings shall not (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the Indebtedness and obligations under the Related Agreements, the Second Lien Credit Documents and as may be permitted under
Section 6.1; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than the Liens created under the Collateral Documents or, subject to the Intercreditor


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Agreement, the Second Lien Credit Documents to which it is a party or permitted to it pursuant to Section 6.2; (c) engage in any business or activity or own any assets other than (i) holding 100% of the Capital Stock of Company, (ii) performing its obligations and activities incidental thereto under the Credit Documents and the Second Lien Credit Documents, and to the extent not inconsistent therewith, the Related Agreements and (iii) making Restricted Junior Payments and Investments to the extent permitted to it by this Agreement;
(d) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person; (e) sell or otherwise dispose of any Capital Stock of any of its Subsidiaries; (f) create or acquire any Subsidiary or make or own any Investment in any Person other than Company; or
(g) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

SECTION 7. GUARANTY

     7.1. GUARANTY OF THE OBLIGATIONS. Subject to the provisions of Section 7.2 and the Intercreditor Agreement, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of Secured Parties the due and punctual payment in full of all Secured Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under
Section 362(a) of the Bankruptcy Code, 11 U.S.C. Section 362(a)) (collectively, the "GUARANTEED OBLIGATIONS").

     7.2. CONTRIBUTION BY GUARANTORS. All Guarantors desire to allocate among themselves (collectively, the "CONTRIBUTING GUARANTORS"), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a "FUNDING GUARANTOR") under this Guaranty that exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in the amount of such other Contributing Guarantor's Fair Share Shortfall as of such date, with the result that all such contributions will cause each Contributing Guarantor's Aggregate Payments to equal its Fair Share as of such date. "FAIR SHARE" means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. "FAIR SHARE SHORTFALL" means, with respect to a Contributing Guarantor as of any date of determination, the excess, if any, of the Fair Share of such Contributing Guarantor over the Aggregate Payments of such Contributing Guarantor. "FAIR SHARE CONTRIBUTION AMOUNT" means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the "Fair Share Contribution Amount" with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. "AGGREGATE PAYMENTS" means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this
Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing


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the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

     7.3. PAYMENT BY GUARANTORS. Subject to Section 7.2 and the Intercreditor Agreement, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Secured Party may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. Section 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Secured Parties, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Company's becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Company for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Secured Parties as aforesaid.

     7.4. LIABILITY OF GUARANTORS ABSOLUTE. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and to the extent permitted by applicable law shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

          (a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

          (b) the obligations of each Guarantor hereunder are independent of the obligations of Company and the obligations of any other guarantor (including any other Guarantor) of the obligations of Company, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Company or any of such other guarantors and whether or not Company is joined in any such action or actions;

          (c) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor's liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor's covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor's liability hereunder in respect of the Guaranteed Obligations;

          (d) any Secured Party, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor's liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions


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     for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or of the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations, provided that no Credit Document to which such Guarantor is a party may be amended without its written consent; (v) enforce and apply any security now or hereafter held by or for the benefit of such Secured Party in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Secured Party may have against any such security, in each case as such Secured Party in its discretion may determine consistent herewith or the applicable Hedge Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Company or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents or the Hedge Agreements; and

          (e) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and to the extent permitted by applicable law shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or the Hedge Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Hedge Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or of such Credit Document, such Hedge Agreement or any agreement relating to such other guaranty or security;
     (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect;
     (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Hedge Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Secured Party might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Secured Party's consent to the change, reorganization or termination of the corporate structure or existence of Company or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Company may allege or assert against any Secured Party in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and


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     usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

     7.5. WAIVERS BY GUARANTORS. Each Guarantor hereby waives, for the benefit of Secured Parties to the extent permitted by applicable law, (a) any right to require any Secured Party, as a condition of payment or performance by such Guarantor, to (i) proceed against Company, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Company, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Secured Party in favor of Company or any other Person, or (iv) pursue any other remedy in the power of any Secured Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Company or any other Guarantor, including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Company or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Secured Party's errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor's obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor's liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or under the Hedge Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Company and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

     7.6. GUARANTORS' RIGHTS OF SUBROGATION, CONTRIBUTION, ETC. Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled or collateralized with cash, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Company or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Company with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Secured Party now has or may hereafter have against Company, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Secured Party. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled or collateralized with cash, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification


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withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Company or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Secured Party may have against Company, to all right, title and interest any Secured Party may have in any such collateral or security, and to any right any Secured Party may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Secured Parties and shall forthwith be paid over to Administrative Agent for the benefit of Secured Parties to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

     7.7. SUBORDINATION OF OTHER OBLIGATIONS. Any Indebtedness of Company or any Guarantor now or hereafter held by any Guarantor (the "OBLIGEE GUARANTOR") is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Secured Parties and shall forthwith be paid over to Administrative Agent for the benefit of Secured Parties to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

     7.8. CONTINUING GUARANTY. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled or collateralized with cash. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

     7.9. AUTHORITY OF GUARANTORS OR COMPANY. It is not necessary for any Secured Party to inquire into the capacity or powers of any Guarantor or Company or the officers, directors or any agents acting or purporting to act on behalf of any of them.

     7.10. FINANCIAL CONDITION OF COMPANY. Any Credit Extension may be made to Company or continued from time to time, and any Hedge Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Company at the time of any such grant or continuation or at the time such Hedge Agreement is entered into, as the case may be. No Secured Party shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor's assessment, of the financial condition of Company. Each Guarantor has adequate means to obtain information from Company on a continuing basis concerning the financial condition of Company and its ability to perform its obligations under the Credit Documents and the Hedge Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Company and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Secured Party to disclose any matter, fact or thing relating to the business, operations or conditions of Company now known or hereafter known by any Secured Party.

     7.11. BANKRUPTCY, ETC.

          (a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite


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Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Company or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Company or any other Guarantor or by any defense which Company or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

          (b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Secured Parties that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Company of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

          (c) In the event that all or any portion of the Guaranteed Obligations is paid by Company, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Secured Party as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

     7.12. DISCHARGE OF GUARANTY UPON SALE OF GUARANTOR. If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Secured Party or any other Person effective as of the time of such Asset Sale; provided that the guaranty of such Guarantor under the Second Lien Credit Documents is also discharged.

SECTION 8. EVENTS OF DEFAULT

     8.1. EVENTS OF DEFAULT. If any one or more of the following conditions or events shall occur:

          (a) Failure To Make Payments When Due. Failure by Company to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; (ii) when due any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit; or (iii) any interest on any Loan or any fee or any other amount due hereunder within five (5) days after the date due; or

          (b) Default in Other Agreements. (i) Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) with an aggregate principal amount of $7,500,000 or more, in each case beyond the grace


                                      -96-

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     period, if any, provided therefor; or (ii) breach or default by any Credit
     Party with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders) to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

          (c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.6,
     Section 5.2 or Section 6; or

          (d) Breach of Representations, Etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

          (e) Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an executive officer of such Credit Party becoming aware of such default or
     (ii) receipt by Company of notice from Administrative Agent or any Lender of such default; or

          (f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Holdings or any of its Subsidiaries (other than an Immaterial Subsidiary) in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Holdings or any of its Subsidiaries (other than an Immaterial Subsidiary) under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings or any of its Subsidiaries other than its Immaterial Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings or any of its Subsidiaries other than its Immaterial Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings or any of its Subsidiaries other than its Immaterial Subsidiaries, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

          (g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) Holdings or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holdings or any of its Subsidiaries shall make any assignment for the benefit of creditors; or
     (ii) Holdings or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Holdings or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

          (h) Judgments and Attachments. Any one or more money judgments, writs or warrants of attachment or similar process involving in the aggregate at any time an amount in excess of $7,500,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Company or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five days prior to the date of any proposed sale thereunder); or

          (i) Dissolution. Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or

          (j) Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate result in or would reasonably be expected to result in liability of Holdings or any of its Subsidiaries in excess of $5,000,000 during the term hereof; or (ii) there shall occur the imposition of a Lien or security interest under Section 412(n) of the Internal Revenue Code or under ERISA; or

          (k) Change of Control. A Change of Control shall occur; or

          (l) Guaranties, Collateral Documents and Other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof or any other termination of such Collateral Document in accordance with the terms thereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Company by Administrative Agent, (A) the Revolving Commitments, if any, of each Lender having such Revolving Commitments and the obligation of Issuing Bank to issue any Letter of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued


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

interest on the Loans, (II) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (III) all other Secured Obligations; provided that the foregoing shall not affect in any way the obligations of Lenders under Section 2.3(b)(iv) or Section 2.4(e); (C) the Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents; and (D) Administrative Agent shall direct Company to pay (and Company hereby agrees upon receipt of such notice or upon the occurrence of any Event of Default specified in Section 8.1(f) and (g) to pay) to Administrative Agent such additional amounts of cash, to be held as security for Company's reimbursement Secured Obligations in respect of Letters of Credit then outstanding, equal to the Letter of Credit Usage at such time.

SECTION 9. AGENTS

     9.1. APPOINTMENT OF AGENTS. GSCP is hereby appointed Syndication Agent hereunder, and each Lender hereby authorizes Syndication Agent to act as its agent in accordance with the terms hereof and the other Credit Documents. GECC is hereby appointed Administrative Agent hereunder, and each Lender hereby authorizes Administrative Agent to act as such in accordance with the terms hereof and the other Credit Documents. GECC is hereby appointed Collateral Agent hereunder, and each Lender hereby authorizes Collateral Agent to act as such in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely for the benefit of the Lenders and the Issuing Banks with duties that are entirely administrative in nature, notwithstanding the use of the defined term "Administrative Agent", the terms "agent", "administrative agent" and "collateral agent" and similar and related terms in any Credit Document, which terms are used for title purposes only, and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any of its Subsidiaries. Syndication Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. As of the Closing Date, neither GSCP, in its capacity as a Syndication Agent, Joint Lead Arranger and Joint Bookrunner, nor BAS, in its capacity as Joint Lead Arranger and Joint Bookrunner, nor Bank of America, N.A. in its capacity as Documentation Agent, shall have any obligations but shall be entitled to all benefits of this Section 9.

     9.2. POWERS AND DUTIES. Each Lender irrevocably authorizes each Agent to take such action on such Lender's behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, express or implied, is intended to or shall be so construed as to impose upon any Agent any function, duty, responsibility, obligation or other liability in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.


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

     9.3. GENERAL IMMUNITY.

          (a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party to any Agent, any Lender or any person providing the Settlement Service to any Agent or Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

          (b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused primarily by such Agent's gross negligence or willful misconduct (as determined in a final, non-appealable judgment by a court of competent jurisdiction). Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, including any Settlement Confirmation, any electronic transmission (including any information or document transmitted electronically by any means), any telephone message or any other communication issued by any Settlement Service, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it and shall not be responsible for any action of any sub-agent selected by it without gross negligence or willful misconduct; and (ii) no person shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5), each of which shall be deemed an authorization from all Lenders to such Agent and shall be binding on all Lenders.

     9.4. AGENTS ENTITLED TO ACT AS LENDER. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, each Agent and its Affiliates shall have the same rights and powers hereunder as any other Lender and may exercise the same as if they were not performing the duties and functions delegated to them hereunder, and the term "Lender" shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection herewith and otherwise without having to account for the same to Lenders.

     9.5. LENDERS' REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGMENT.

          (a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders. In addition (and without limiting the foregoing), (i) no Agent shall be responsible for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Credit Document, (ii) no Agent makes any warranty or representation, and no Agent shall be responsible, to any Secured Party for any statement, document, information, representation or warranty made or furnished by or on behalf of any sub-agent or affiliate, in or in connection with any Credit Document or any transaction contemplated therein, whether or not transmitted by such Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by any Agent in connection with the Credit Documents and (iii) no Agent shall have any duty to ascertain or to inquire as to the performance or observance of any provision of any Credit Document, whether any condition set forth in any Credit Document is satisfied or waived, as to the financial condition of any Credit Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from Company, any Lender or any Issuing Bank describing such Default or Event of Default clearly labeled "notice of default".

          (b) Each Lender, by delivering its signature page to this Agreement and funding its Term Loan, and/or a Revolving Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date. Notwithstanding anything herein to the contrary, each Lender also acknowledges that the lien and security interest granted to Collateral Agent pursuant to the Pledge and Security Agreement and each Mortgage and the exercise of any right or remedy by Collateral Agent thereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and the Pledge and Security Agreement or a Mortgage, the terms of the Intercreditor Agreement shall govern and control.

     9.6. RIGHT TO INDEMNITY. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including advisors' fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in connection with any Credit Document or with any of its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents or the preparation thereof or any amendment, modi-fication or termination thereof; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements primarily resulting from such Agent's gross negligence or willful misconduct (as determined in a final, non-appealable judgment by a court of competent jurisdiction). If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender's Pro Rata Share thereof; and provided, further, that this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

     9.7. SUCCESSOR ADMINISTRATIVE AGENT AND SWING LINE LENDER. Administrative Agent may resign at any time by giving thirty (30) days' prior written notice thereof to Lenders and Company, and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Company and Administrative Agent and signed by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days' notice to Company, to appoint a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring or removed Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder. Any resignation or removal of Administrative Agent pursuant to this Section shall also constitute the resignation or removal of GECC or its successor as Swing Line Lender, and any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder. In such event (a) Company shall prepay any outstanding Swing Line Loans made by the retiring or removed Administrative Agent in its capacity as Swing Line Lender, (b) upon such prepayment, the retiring or removed Administrative Agent and Swing Line Lender shall surrender any Swing Line Note held by it to Company for cancellation, and (c) Company shall issue, if so requested by successor Administrative Agent and Swing Line Loan Lender, a new Swing Line Note to the successor Administrative Agent and Swing Line Lender, in the principal amount of the Swing Line Loan Sublimit then in effect and with other appropriate insertions.

     9.8. COLLATERAL DOCUMENTS AND GUARANTY.

          (a) Agents Under Collateral Documents and Guaranty. Each Lender hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Lenders, (i) to be the agent for and representative of Lenders with respect to the Guaranty, the Collateral and the Collateral Documents, (ii) to act as collateral agent for Secured Parties for purposes of perfection of all Liens created by the Collateral Documents and for other purposes stated therein (including manag-ing, supervising and dealing with the Collateral), (iii) to enter into the Collateral Documents and each Lender agrees to be bound by the terms of the Collateral Documents, (iv) to file and prove claims and other documents necessary or desirable to allow the claims of Secured Parties with respect to any Guaranteed Obligation in any proceeding described in Sections 8.1(f) and (g) and any other similar proceedings, and (v) to execute any amendment, consent or waiver under the Credit Documents to the extent the consents of the Lenders required by Section 10.5 have been received. Subject to Section 10.5, without further written consent or authorization from Lenders, Administrative Agent or Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or in connection with a sale or other disposition (including by merger or consolidation) of such Guarantor to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have consented.

          (b) Right To Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, Company, Administrative Agent, Collateral Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale.

SECTION 10. MISCELLANEOUS

     10.1. NOTICES. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Credit Party, Syndication Agent, Collateral Agent, Administrative Agent, Swing Line Lender, Issuing Bank or Documentation Agent shall be sent to such Person's address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that no notice to any Agent shall be effective until received by such Agent. Each such notice may also be (i) posted to Intralinks(R) (to the extent such system is available and set up by or at the direction of Administrative Agent prior to posting) in a reasonably appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com, faxing it to 866-545-6600 with an appropriate bar-coded coversheet or using such other means of posting to Intralinks(R) as may be available and reasonably acceptable to Administrative Agent prior to such posting or (ii) posted to any other E-System set up by or at the direction of Administrative Agent in an appropriate location; provided, no notice to any Agent shall be effective until received by such Agent. Each such posting shall be effective on the later of the date of such posting in an appropriate location and the date access to such posting is given to the recipient thereof in accordance with the standard procedures posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System. Transmission by electronic mail (including E-Fax, even if transmitted to the fax number set forth above) shall not be sufficient or effective to transmit any notice required or expressly authorized to be delivered hereunder unless such transmission is an available means to post to any E-System.

     10.2. EXPENSES. Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly (a) all the actual and reasonable costs and expenses of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for Company and the other Credit Parties; (c) the reasonable fees, expenses and disbursements of counsel to Agents (in each case including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (d) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Collateral Agent, for the benefit of Lenders pursuant hereto, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the actual costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers retained by any Agent with the prior consent of Company (not to be unreasonably withheld); (f) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual and reasonable costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (h) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys' fees (including allocated costs of internal counsel) and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a "work-out" or pursuant to any insolvency or bankruptcy cases or proceedings.

     10.3. INDEMNITY.

          (a) In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees' selection of counsel), indemnify, pay and hold harmless each Agent and Lender and the officers, partners, directors, trustees, employees, agents and Affiliates of each Agent and each Lender (each, an "INDEMNITEE"), from and against any and all Indemnified Liabilities; provided that no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

          (b) To the extent permitted by applicable law, neither Company nor any of its Subsidiaries or Affiliates shall assert, and hereby waives, any claim against any Lender or any of their Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of or in any way related to this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Company hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

     10.4. SET-OFF. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, subject to the terms of the Intercreditor Agreement, upon the occurrence of any Event of Default each Lender is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder, the Letters of Credit and participations therein and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, the Letters of Credit and participations therein or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured. Each Credit Party hereby further grants to Administrative Agent and each Lender a security interest in all Deposit Accounts maintained with Administrative Agent or such Lender as security for the Obligations.

     10.5. AMENDMENTS AND WAIVERS.

          (a) Requisite Lenders' Consent. Subject to Sections 10.5(b), 10.5(c) and the terms of the Intercreditor Agreement, no amendment, modification, termination or waiver of any provision of the Credit Documents (except any Credit Document entered into solely between any Credit Party and any Issuing Bank in connection with Letters of Credit issued hereunder), or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of Requisite Lenders.

          (b) Affected Lenders' Consent. Without the written consent of each Lender (other than a Defaulting Lender) that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

          (i) extend the scheduled final maturity of any Loan or Note;

          (ii) waive, reduce or postpone any scheduled repayment (but not prepayment);

          (iii) extend the stated expiration date of any Letter of Credit beyond the Revolving Commitment Termination Date;

          (iv) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to
     Section 2.10), any premium payable under Section 2.14(h) or any fee payable under Section 2.11(a);

          (v) extend the time for payment of any such interest or fees;

          (vi) reduce the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;

          (vii) amend, modify, terminate or waive any provision of this Section 10.5;

          (viii) amend the definition of "Requisite Lenders" or "Pro Rata Share"; provided, with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of "Requisite Lenders" or "Pro Rata Share" on substantially the same basis as the Term Loan Commitments, the Term Loans, the Revolving Commitments and the Revolving Loans are included on the Closing Date;

          (ix) release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents; or

          (x) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document.

          (c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

          (i) increase any Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided that no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Commitment of any Lender;

          (ii) amend, modify, terminate or waive any provision hereof relating to the Swing Line Sublimit or the Swing Line Loans without the consent of Swing Line Lender;

          (iii) amend the definition of "Requisite Class Lenders" without the consent of Requisite Class Lenders of each Class; provided, with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of such "Requisite Class Lenders" on substantially the same basis as the Term Loan Commitments, the Term Loans, the Revolving Commitments and the Revolving Loans are included on the Closing Date;

          (iv) alter the required application of any repayments or prepayments as between Classes pursuant to Section 2.15 without the consent of Requisite Class Lenders of each Class which is being allocated a lesser repayment or prepayment as a result thereof; provided that Requisite Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered;

          (v) amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.4(e) without the written consent of Administrative Agent and of Issuing Bank or amend any other provision of any Credit

     Document as the same applies to the rights or obligations of any Issuing Bank without the consent of such Issuing Bank;

          (vi) extend the length of any Interest Period or provide for nine month or twelve month Interest Periods without the consent of each Lender affected thereby; or

          (vii) amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision of any Credit Document as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

          (d) Execution of Amendments, Etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party; provided that the Intercreditor Agreement may be amended, modified or waived by an agreement or agreements in writing consented to by the Collateral Agent, the Administrative Agent, the Requisite Lenders hereunder and the requisite lenders under the Second Lien Credit Agreement (without the consent of any Credit Party, so long as such amendment, waiver or modification does not impose any additional duties or obligations on the Credit Parties or alter or impair any right of any Credit Party under the Credit Documents).

          (e) Notwithstanding anything to the contrary contained herein, this Agreement may be amended with the written consent of Administrative Agent, Company and Lenders providing the relevant Replacement Term Loans to permit the refinancing of all outstanding Term Loans (the "REFINANCED TERM LOAN") with a replacement term loan tranche hereunder (the "REPLACEMENT TERM LOANS"), provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loan, (b) the interest rate for such Replacement Term Loans shall not be higher than the interest rate for such Refinanced Term Loan, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loan at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to or less favorable to Lenders providing such Replacement Term Loans than those applicable to such Refinanced Term Loan, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

     10.6. SUCCESSORS AND ASSIGNS; PARTICIPATIONS.

          (a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party's rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders. Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b) Register. Company, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until a Settlement Confirmation or an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by Administrative Agent and recorded in the Register, as applicable, following receipt of (x) a written or electronic confirmation of an assignment issued by a Settlement Service pursuant to Section 10.6(d) (a "SETTLEMENT CONFIRMATION") or (y) an Assignment Agreement effecting the assignment or transfer thereof, in each case, as provided in Section 10.6(e). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

          (c) Right To Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Commitment or Loans owing to it or other Obligation (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Commitments):

          (i) to any Person meeting the criteria of clause (i) of the definition of the term "Eligible Assignee" upon the giving of notice to Company and Administrative Agent; and

          (ii) to any Person meeting the criteria of clause (ii) of the definition of the term "Eligible Assignee" and consented to by each of Company and Administrative Agent, provided that (x) no consent of Company shall be required at any time a Default or Event of Default shall have occurred and then be continuing or during the syndication of the Loans and Commitments hereunder and (y) no such consent shall be unreasonably withheld or delayed (it being understood and agreed that in respect of Company consent rights on Term Loan assignments only, failure by Company to respond within three Business Days of such request shall be deemed to be consent); provided, further, each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than (A) $5,000,000 (or such lesser amount as may be agreed to by Company and Administrative Agent or as shall constitute the aggregate amount of the Revolving Commitments and Revolving Loans of the assigning Lender) with respect to the assignment of the Revolving Commitments and Revolving Loans and (B) $1,000,000 (or such lesser amount as may be agreed to by Company and Administrative Agent or as shall constitute the aggregate amount of the Term Loan of the assigning Lender) with respect to the assignment of Term Loans.

          (d) Mechanics. Assignments of Term Loans by Lenders may be made via an electronic settlement system acceptable to Administrative Agent as designated in writing from time to time to Lenders by Administrative Agent (the "SETTLEMENT SERVICE"). Each such assignment shall be effected by the assigning Lender and proposed assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be consistent with the other provisions of this
Section 10.6. Each assignor Lender and proposed assignee shall comply with the requirements of the Settlement Service in connection with effecting any transfer of Term Loans pursuant to the Settlement Service. Administrative Agent's consent shall be deemed to have been granted pursuant to Section 10.6(c)(ii) with respect to any transfer effected through the Settlement Service; provided that Company's consent shall be governed by Section 10.6(c)(ii). Subject to the other requirements of this Section 10.6, assignments and assumptions of Term Loans may also be effected by manual execution and delivery to Administrative Agent of an Assignment Agreement, with the prior written consent of Administrative Agent and Company. The assign-ing Lender and the assignee thereof shall execute and deliver to Administrative Agent an Assignment Agreement two (2) Business Days prior to the effective date thereof, together with such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 2.20(c). Notwithstanding anything herein, in any Assignment Agreement, or any transfer pursuant to the Settlement Service to the contrary and (i) unless notice to the contrary is delivered to the Lenders from Administrative Agent or (ii) so long as no Default or Event of Default has occurred and is continuing, payment to the assignor by the assignee in respect of the settlement of an assignment of any Term Loan shall include such compensation to the assignor as may be agreed upon by the assignor and the assignee with respect to all unpaid interest which has accrued on such Term Loan to but excluding the effective date of the Assignment Agreement or any transfer pursuant to the Settlement Service.

          (e) Notice of Assignment. Upon its receipt of a duly executed and completed Assignment Agreement (and any forms, certificates or other evidence required by this Agreement in connection therewith), Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to Company and shall maintain a copy of such Assignment Agreement.

          (f) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).

          (g) Effect of Assignment. Subject to the terms and conditions of this
Section 10.6, as of the "Effective Date" specified in the applicable Assignment Agreement (which shall be no sooner than two (2) Business Days after delivery to Administrative Agent of the Assignment Agreement and related documents required by subsection (d) above), (i) the assignee thereunder shall have the rights and obligations of a "Lender" hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a "Lender" for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender's rights and obligations hereunder, such Lender shall cease to be a party hereto; provided that anything contained in any of the Credit Documents to the contrary notwithstanding, (x) Issuing Bank shall continue to have all rights and obligations thereof with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder and (y) such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder and shall continue to be entitled to the benefits of Section 2.20 with respect to facts and circumstances occurring prior to the effective date of such Assignment Agreement); (iii) the Commitments shall be modified to reflect the Commitment of such assignee and any Revolving Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Company shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Revolving Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

          (h) Participations. Each Lender shall have the right at any time to sell one or more participations to any Person (other than Company, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Loans or in any other Obligation. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Commitment Termination Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant's participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant's participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or
(iii) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating. The Company agrees that each participant shall be entitled to the benefits of Sections 2.18(c),
2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided that
(i) a participant shall not be entitled to receive any greater payment under
Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Company's prior written consent and (ii) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.20 unless Company and such participant agrees, for the benefit of Company, to comply with Section 2.20(e) as though it were a Lender. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such participant agrees to be subject to Section 2.17 as though it were a Lender.

          (i) Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 10.6, any Lender may assign and/or pledge all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender, including, without limitation, to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided that no Lender, as between Company and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; and provided, further, that in no event shall the applicable Federal Reserve Bank or trustee be considered to be a "Lender" or be entitled to require the assigning Lender to take or omit to take any action hereunder.

     10.7. INDEPENDENCE OF COVENANTS. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

     10.8. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements

Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.18(c), 2.19, 2.20, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.17, 9.3(b) and 9.6 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof.

     10.9. NO WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Hedge Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

     10.10. MARSHALLING; PAYMENTS SET ASIDE. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

     10.11. SEVERABILITY. In case any provision in or obligation hereunder or any Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

     10.12. OBLIGATIONS SEVERAL; INDEPENDENT NATURE OF LENDERS' RIGHTS. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

     10.13. HEADINGS. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

     10.14. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND

ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

     10.15. CONSENT TO JURISDICTION. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

     10.16. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/COMPANY RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION
10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

     10.17. CONFIDENTIALITY. Each Lender shall hold all non-public information regarding Company and its business and obtained by such Lender pursuant to the requirements hereof in accordance with such Lender's customary procedures for handling confidential information of such nature, it being understood and agreed by Company that, in any event, a Lender may make (i) disclosures of such information to Affiliates of such Lender and to their agents and advisors (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Loans or any participations therein (so long as such Persons agree in advance in writing to keep such information confidential) or by any direct or indirect contractual counterparties (or the professional advisors thereto) in Hedge Agreements (provided that such counterparties and advisors are advised of and agree to be bound by the provisions of this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Agents or any Lender, and (iv) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided that unless specifically prohibited by applicable law or court order, each Lender shall make reasonable efforts to notify Company of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information.

     10.18. USURY SAVINGS CLAUSE. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law, shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Company shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Company to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender's option be applied to the outstanding amount of the Loans made hereunder or be refunded to Company.

     10.19. COUNTERPARTS. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

     10.20. EFFECTIVENESS. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

     10.21. PATRIOT ACT. Each Lender hereby notifies Company that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Company, which information includes the name and address of Company and other information that will allow such Lender to identify Company in accordance with the Patriot Act.

     10.22. ELECTRONIC TRANSMISSIONS.

          (a) Authorization. Subject to the provisions of Section 10.1, Company, each Agent, Lender and Issuing Bank and each of their affiliates and sub-agents and each of their respective employees, agents, officers and directors is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Credit Document and the transactions contemplated therein. Each Credit Party and each Agent, Lender and Issuing Bank hereby acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse, and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

          (b) Signatures. Without limiting the generality of the foregoing, (i)
(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a "signature" and (C) each such posting shall be deemed sufficient to satisfy any requirement for a "writing", in each case including pursuant to any Credit Document, any applicable provision of any Uniform Commercial Code, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with, such posting an E-Signature, upon which each Secured Party and Credit Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereof agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party's or beneficiary's right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

          (c) Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to this Agreement, separate terms and conditions posted or referenced in such E-System and related Contractual Obligations executed by Secured Parties and Credit Parties in connection with the use of such E-System.

          (d) LIMITATION OF LIABILITY. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED "AS IS" AND "AS AVAILABLE". NO AGENT OR ANY OF ITS SUB-AGENTS OR AFFILIATES AND NONE OF THEIR RESPECTIVE EMPLOYEES, AGENTS, DIRECTORS OR OFFICERS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND EACH DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY ANY AGENT OR ANY OF ITS AFFILIATES OR SUB-AGENTS OR ANY OF ITS EMPLOYEES, AGENTS, DIRECTORS OR OFFICERS IN CONNECTION WITH ANY E-SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS

OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. Each Credit Party and each Secured Party agrees that the Agents have no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

     10.23. DISCLOSURE. Each Credit Party agrees that it shall not, and none of its Affiliates shall, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of the Securities of any Credit Party) using the name, logo or otherwise referring to GECC or any of its Affiliates, the Credit Documents or any transaction contemplated therein to which the Secured Parties are party without at least 2 Business Days' prior notice to GECC and without the prior consent of GECC except to the extent required to do so under applicable Requirements of Law and then, only after consulting with GECC prior thereto.

                  [Remainder of page intentionally left blank]

                              AMSCAN HOLDINGS, INC.
                           FIRST LIEN CREDIT AGREEMENT
                                 SIGNATURE PAGE

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

                                        AAH HOLDINGS CORPORATION


                                        By: /s/ Michael A. Correale
                                            ------------------------------------
                                        Name: Michael A. Correale
                                              ----------------------------------
                                        Title: Chief Financial Officer
                                               ---------------------------------


                                        AMSCAN HOLDINGS, INC.


                                        By: /s/ Michael A. Correale
                                            ------------------------------------
                                        Name: Michael A. Correale
                                              ----------------------------------
                                        Title: Vice President and Treasurer
                                               ---------------------------------


                                        AMSCAN INC.
                                        AM-SOURCE, LLC
                                        ANAGRAM EDEN PRAIRIE PROPERTY HOLDINGS
                                        LLC
                                        ANAGRAM INTERNATIONAL LLC
                                        ANAGRAM INTERNATIONAL HOLDINGS, INC.
                                        ANAGRAM INTERNATIONAL, INC.
                                        JCS PACKAGING, INC.
                                        M&D INDUSTRIES, INC.
                                        PARTY CITY CORPORATION
                                        SSY REALTY CORP.
                                        TRISAR, INC.


                                        By: /s/ Michael A. Correale
                                            ------------------------------------
                                        Name: Michael A. Correale
                                              ----------------------------------
                                        Title: Assistant Treasurer
                                               ---------------------------------

                                        GOLDMAN SACHS CREDIT PARTNERS L.P.,
                                        as Joint Lead Arranger, Joint
                                        Bookrunner, Syndication Agent and a
                                        Lender


                                        By: /s/ William W. Archer
                                            ------------------------------------
                                        Name: William W. Archer
                                              ----------------------------------
                                        Title: Managing Director
                                               ---------------------------------

                              AMSCAN HOLDINGS, INC.
                           FIRST LIEN CREDIT AGREEMENT
                                 SIGNATURE PAGE

                                        GENERAL ELECTRIC CAPITAL CORPORATION,
                                        as Administrative Agent, Collateral
                                        Agent, an Issuing Bank and a Lender


                                        By: /s/ Michelle Handy
                                            ------------------------------------
                                        Name: Michelle Handy
                                              ----------------------------------
                                        Title: Duly Authorized Signatory
                                               ---------------------------------

                              AMSCAN HOLDINGS, INC.
                           FIRST LIEN CREDIT AGREEMENT
                                 SIGNATURE PAGE

                                        BANC OF AMERICA SECURITIES LLC,
                                        as Joint Lead Arranger and Joint
                                        Bookrunner


                                        By: /s/ C. Kelly Wall
                                            ------------------------------------
                                        Name: C. Kelly Wall
                                              ----------------------------------
                                        Title: Vice President
                                               ---------------------------------

                              AMSCAN HOLDINGS, INC.
                           FIRST LIEN CREDIT AGREEMENT
                                 SIGNATURE PAGE

                                        BANK OF AMERICA, N.A.,
                                        as Documentation Agent, a Lender and an
                                        Issuing Bank


                                        By: /s/ C. Kelly Wall
                                            ------------------------------------
                                        Name: C. Kelly Wall
                                              ----------------------------------
                                        Title: Vice President
                                               ---------------------------------

                              AMSCAN HOLDINGS, INC.
                           FIRST LIEN CREDIT AGREEMENT
                                 SIGNATURE PAGE

                                                                    APPENDIX A-1
                                                TO CREDIT AND GUARANTY AGREEMENT

                              TERM LOAN COMMITMENTS

             LENDER                  TERM LOAN COMMITMENT   PRO RATA SHARE
----------------------------------   --------------------   --------------
Goldman Sachs Credit Partners L.P.      $325,000,000.00         100.000%
                                        ---------------         -------
   TOTAL                                $325,000,000.00         100.000%
                                        ===============         =======


                                 APPENDIX A-1-1

                                                                    APPENDIX A-2
                                                TO CREDIT AND GUARANTY AGREEMENT

                              REVOLVING COMMITMENTS

             LENDER                    REVOLVING COMMITMENT   PRO RATA SHARE
------------------------------------   --------------------   --------------
Goldman Sachs Credit Partners L.P.        $36,125,000.00           42.500%
Bank of America, N.A.                     $31,875,000.00           37.500%
General Electric Capital Corporation      $17,000,000.00           20.000%
                                          --------------          -------
   TOTAL                                  $85,000,000.00          100.000%
                                          ==============          =======


                                 APPENDIX A-2-1

                                                                      APPENDIX B
                                                TO CREDIT AND GUARANTY AGREEMENT

                                NOTICE ADDRESSES

AMSCAN HOLDINGS, INC.

     80 Grasslands Road
     Elmsford, New York 10523
     Attention: Jim Harrison
     Telecopier: 914-345-2056

AMSCAN INC.
AM-SOURCE, LLC
ANAGRAM EDEN PRAIRIE PROPERTY HOLDINGS LLC
ANAGRAM INTERNATIONAL HOLDINGS, INC.
ANAGRAM INTERNATIONAL, INC.
ANAGRAM INTERNATIONAL LLC
JCS PACKAGING, INC.
M&D INDUSTRIES, INC.
PARTY CITY CORPORATION
SSY REALTY CORP.
TRISAR, INC.

     80 Grasslands Road
     Elmsford, New York 10523
     Attention: Jim Harrison
     Telecopier: 914-345-2056

in each case, with a copy of material notices to:

     Ropes & Gray LLP
     One International Place
     Boston, MA 02110-2624
     Attention: Philip Smith, Esq.
     Telecopier: 617-951-7050


                                  APPENDIX B-1

GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Joint Lead Arranger, Joint Bookrunner,
Syndication Agent and a Lender

Principal Office:

     Goldman Sachs Credit Partners L.P.
     85 Broad Street
     New York, New York 10004
     Attention: Elizabeth Fischer
     Telecopier: (212) 902-3000

with a copy of material notices to:

     Cahill Gordon & Reindel LLP
     80 Pine Street
     New York, NY 10005
     Attention: William M. Hartnett, Esq.
     Telecopier: 212-269-5420


                                  APPENDIX B-2

GENERAL ELECTRIC CAPITAL CORPORATION,
as Administrative Agent, Collateral Agent,
Swing Line Lender, Issuing Bank and a Lender

Administrative Agent's Principal Office:

     299 Park Avenue
     New York, NY 10171
     Attention: Amscan Team Leader
     Telecopier: 212-983-8767

Swing Line Lender's Principal Office:

     299 Park Avenue
     New York, NY 10171
     Attention: Amscan Team Leader
     Telecopier: 212-983-8767

Issuing Bank's Principal Office:

     299 Park Avenue
     New York, NY 10171
     Attention: Amscan Team Leader
     Telecopier: 212-983-8767

in each case, with a copy to:

     GE Capital Corporation
     125 Summer Street, Suite 1230
     Boston, MA 02115
     Attention: Alan Garson
     Telecopier: 866-686-8791


                                  APPENDIX B-3

BANC OF AMERICA SECURITIES LLC,
as Joint Lead Arranger and Joint Bookrunner

     9 West 57th Street
     New York, New York 10019
     Attention: Kelly Wall
     Telecopier: (212) 847-5037

BANK OF AMERICA, N.A.,
as Documentation Agent, Lender and Issuing Bank

     100 North Tryon Street
     NC1-007-17-15
     Charlotte, North Carolina 28255-0001
     Attention: Suzanne Chomiczewski
     Telecopier: (704) 409-0081


                                  APPENDIX B-4